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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Goldman Sachs

THE GOLDMAN SACHS GROUP, INC. Proxy Statement 2024 Annual Meeting of Shareholders

THE GOLDMAN SACHS GROUP, INC.—NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

The Goldman Sachs Group, Inc.

200 West Street, New York, New York 10282

Notice of 2024 Annual Meeting of Shareholders

Items of Business

∎  Item 1. Election to our Board of Directors of the 11 director nominees named in the attached Proxy Statement as further described herein

∎  Item 2. An advisory vote to approve executive compensation (Say on Pay)

∎  Item 3. Ratification of the appointment of PwC as our independent registered public accounting firm for 2024

∎  Items 4-12. Consideration of certain shareholder proposals, if properly presented by each shareholder proponent

∎  Transaction of such other business as may properly come before our 2024 Annual Meeting of Shareholders

Time	8:30 a.m., Salt Lake City time
Date	Wednesday, April 24, 2024
Place	Goldman Sachs office
located at:

222 South Main Street
14th Floor
Salt Lake City, Utah 84101

For more information, see Frequently Asked Questions

Record Date

∎  The close of business on the record date — February 26, 2024 — is when it was determined which of our shareholders are entitled to vote at our 2024 Annual Meeting of Shareholders, or any adjournments or postponements thereof

Your vote is important to us. Please exercise your shareholder right to vote.

By Order of the Board of Directors,

Jamie Greenberg

Assistant Secretary

March 15, 2024

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on April 24, 2024. Our Proxy Statement, 2023 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials. By March 15, 2024, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2023 Annual Report to Shareholders and how to vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about March 19, 2024. For more information, see Frequently Asked Questions.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs

Letter from our Chairman and CEO	ii

Letter from our Lead Director	iii

Certain Relationships and Related Transactions	97

Beneficial Ownership	100

Additional Information	103

Frequently Asked Questions	105

This Proxy Statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include, without limitation, statements about our businesses, such as trends in or growth opportunities for such businesses, expense savings initiatives, interest expense savings, funding strategies and durability of earnings as well as the effectiveness of our management of our human capital, including our aspirational diversity goals, and may relate to, among other things, our future plans and results, including the narrowing of our consumer business and our target ROE, ROTE, efficiency ratio and CET1 ratio, and how they can be achieved, and goals relating to our sustainability initiatives, among other things. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results, financial condition and incremental revenues and savings, funding strategies or increased durability in earnings, among other things, indicated in these forward-looking statements. Statements about Goldman Sachs’ businesses, savings and other initiatives are subject to the risk that our businesses may be unable to generate additional incremental revenues or reduce expenses consistent with current expectations. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Goldman Sachs’ Annual Report on Form 10-K for the year ended December 31, 2023.

References to our website or other links to our publications or other information are provided for the convenience of our shareholders. None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	i

LETTER FROM OUR CHAIRMAN AND CEO

Letter from our Chairman and CEO

March 15, 2024

Fellow Shareholders,

I am pleased to invite you to attend the 2024 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc., which will be held on Wednesday, April 24, 2024 at 8:30 a.m., local time, at our office in Salt Lake City, Utah. Enclosed you will find a notice setting forth the items we expect to address during the meeting, letters from our retiring and incoming Lead Directors, our Proxy Statement, a form of proxy and a copy of our 2023 Annual Report to Shareholders. Your vote is important to us. Even if you do not plan to attend the meeting, we hope your votes will be represented.

Despite a challenging environment, 2023 was a year of execution for Goldman Sachs. In addition to narrowing our strategic focus, we strengthened our core businesses. As you can read about in more detail in the 2023 letter to shareholders in our Annual Report, because of the decisions we made, I believe the firm is well positioned for 2024.

As the 2024 Annual Meeting approaches, I wanted to take a moment to express our sincerest gratitude and acknowledge the extraordinary service Adebayo Ogunlesi has provided to our Board since joining as a director in 2012. Over the course of a decade, Bayo has exemplified excellence in his role as our Lead Director. His commitment, integrity, intelligence and dedication to his fellow Board members has left an indelible mark on all of us, and above all, Bayo has shown unwavering commitment to stewarding the interests of our shareholders. Bayo’s insightful advice has guided our decision-making processes and fostered an environment of growth and progress. He has also challenged us, pushing us to strive for a better level of achievement collectively and to not lose sight of lessons learned.

I also want to take a moment to thank Jessica Uhl, who will be retiring from the Board at the Annual Meeting. Jessica has had a great impact during her tenure, with an unwavering focus on financial and nonfinancial risk management and controls. She has also provided valued guidance and informed counsel across a wide breadth of topics. I want to congratulate her in particular on her new role as President of GE Vernova.

On behalf of the entire Board and our shareholders, we extend our gratitude to both Bayo and Jessica for the exceptional contributions they have each made to our Board and our firm. We wish them both every happiness, fulfillment and success in the future.

Lastly, I want to congratulate David Viniar on his appointment by our independent directors as our new Lead Director and I look forward to our continued work together.

We look forward to engaging with our shareholders at our Annual Meeting. I would like to personally thank you for your continued support of Goldman Sachs as we continue to invest together in the future of this firm.

David Solomon

Chairman and Chief Executive Officer

Our Purpose We aspire to be the world’s most exceptional financial institution, united by our shared values of partnership, client service, integrity and excellence.	Our Core Values Our purpose comes to life through our four Core Values:

Partnership	Client Service	Integrity	Excellence

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	ii

LETTER FROM OUR LEAD DIRECTOR

Letter from our Lead Director

March 15, 2024

Our Shareholders,

With our 2024 Annual Meeting approaching, I write to you what will be my last letter as your Lead Director, reflecting upon last year and sharing with you some of the highlights of the work of our Board and Committees.

Our Board

As announced in January 2024, I will be retiring from the Board at the 2024 Annual Meeting. First and foremost, I want to say that it has been my distinct honor and privilege to have served alongside the distinguished group of directors on our Board since 2012 and to have served this venerable firm and its shareholders as your Lead Director for the past decade. I am particularly grateful for the many opportunities I have had to engage with you, our shareholders. My retirement is a bittersweet event for me personally. I have full confidence in our Board and in the firm’s forward strategy and am excited about the future of the firm. Please know that I will be cheering enthusiastically from the sidelines and expect to be a client of the firm.

I am pleased to pass the torch to David Viniar, who will assume the roles of Lead Director and Chair of the Governance Committee on April 24. David, who joined the Board in January 2013, has exhibited steadfast dedication to the Board and its oversight obligations — including, where necessary, the duty to challenge management — and has unparalleled knowledge about our business and industry that I know will serve him, our Board and our firm well as he takes on these new roles.

As you will see detailed in the Proxy Statement, there have been some other changes to the Board over the past year, including the July 2023 appointment of Thomas Montag to our Board. Tom brings to the Board extensive financial services experience and deep risk acumen, and we have already benefited from his wise counsel across a wide range of topics. As previously announced, Tom will assume the role of Chair of our Risk Committee, succeeding David Viniar, and the Board looks forward to his informed perspective as he takes on this new leadership role. In addition, as previously reported to you, in April 2023, Kimberley Harris became the Chair of our Compensation Committee. Kim has done an incredible job over the past year in this role, drawing upon her cross-disciplinary perspective and public policy and regulatory expertise garnered from her range of experiences acting as a trusted advisor to senior leaders in both the public and private sectors.

I also want to recognize Jessica Uhl, who will not be standing for re-election at the upcoming Annual Meeting. Jessica has been a dedicated director over the last several years, with an astute focus on risk management and controls and informed financial acumen. On behalf of our entire Board, I want to thank Jessica for her dedicated service and counsel, and wish her every continued success, including in her new role as President of GE Vernova.

These changes are reflective of our Board’s broad and diverse mix of skills and experiences and a result of our ongoing reviews of Board composition, which include regular reviews of director skill sets, individual director evaluations, robust re-nomination assessments and board leadership succession planning considerations. These processes help to ensure that we have the right membership, strong independent leadership and sound governance, so that we can effectively carry out our responsibilities as stewards of your interests as shareholders, and respond swiftly to changing circumstances.

Reflections on 2023

2023 was once again an active year for our Board and our firm, characterized by swift execution on the firm’s narrowed strategic focus. As was discussed during the strategic update provided in January 2024, management’s decisive actions, led by David Solomon, John Waldron and Denis Coleman, have provided the firm with a stronger platform for 2024 and beyond.

Our Board engaged actively with senior management on these strategic changes and we support the firm’s clear and simplified forward strategy. Our obligation to advise and guide the senior management team on the development, ongoing refinement and execution of the firm’s strategy and growth initiatives will never be off our agenda, and we will continue to hold management accountable for providing you with ongoing transparency about our strategic path.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	iii

LETTER FROM OUR LEAD DIRECTOR

To this end, during 2023, over the course of 78 Board and Committee meetings, and significant engagement beyond the boardroom (including over 200 engagements by the 2023 Committee Chairs and myself), directors met with David, John and Denis — as well as with the broader management and control teams and employees across the firm — on the key drivers and risks relating to the execution of the narrowed strategic focus and other important priorities on firmwide, regional and business levels.

Our strategic objectives underscore the firm’s relentless commitment to serving our clients with excellence and further strengthening our leading client franchise. I know our Board will not lose sight of our obligation to — and will hold management accountable for — continuing to drive long-term value for you, our shareholders. Doing so requires prudent management of capital, liquidity, and financial and nonfinancial risks, and ongoing investment in our risk and control capabilities, each of which have been and will continue to be areas of focus for our Board and its Committees.

Continued investment in our culture and Core Values and dedication to our people are also prerequisites to our continued success. We remain steadfast in our focus on core considerations, such as attracting and retaining the best talent, the development of the firm’s “next generation” of leaders, the strength, depth and diversity of our leadership bench, further progress toward achieving our sustainable finance targets, and reinvesting in and strengthening our culture, such as through our cultural stewardship and connection programs.

On behalf of the entire Board, I am grateful for your investment and your ongoing support. During 2023, I had the privilege of engaging with shareholders representing over 25% of our shares outstanding; this engagement is a critical input which informs our work. Our Board looks forward to continued engagement with you in the year to come.

Adebayo Ogunlesi

Retiring Independent Lead Director

Dear Shareholders,

It has been my great privilege to have prepared over the last few months to assume the role of your Lead Director. Bayo leaves big shoes to fill, having set the gold standard for what it means to be a Lead Director. His contributions are truly too numerous to detail, and I am grateful to have benefited from his wisdom during the transition period.

Our Board has enumerated a robust set of responsibilities that come with the title of Lead Director. It is my honor to step into this role and I am committed to upholding — and, as needed, enhancing — the various best practices of independent leadership, including an annual Lead Director letter, robust stakeholder engagement and holding management accountable for driving long-term value for you, our shareholders.

I am looking forward to working with my esteemed Board colleagues in this new capacity, and engaging with you over the coming year.

David Viniar

Incoming Independent Lead Director

iv	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

EXECUTIVE SUMMARY—2024 ANNUAL MEETING INFORMATION

Executive Summary

This summary highlights information from our Proxy Statement for the 2024 Annual Meeting. You should read the entire Proxy Statement carefully before voting. Please refer to our glossary in Frequently Asked Questions on page 105 for definitions of some of the terms and acronyms we use.

2024 Annual Meeting Information

Date, Time and Place	8:30 a.m., Salt Lake City time Wednesday, April 24, 2024	Goldman Sachs office located at: 222 South Main Street, 14th Floor Salt Lake City, Utah 84101

Record Date	February 26, 2024

Admission	Photo identification and proof of ownership as of the record date are required to attend our Annual Meeting.

Webcast	Our Annual Meeting will also be available through an audio webcast, which will be accessible to the public at www.gs.com/proxymaterials.

For additional information about our Annual Meeting, see Frequently Asked Questions.

Matters to be Voted on at our 2024 Annual Meeting

Board Recommendation

Item 1. Election of Directors	FOR each director

Other Management Proposals

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR

Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2024	FOR

Shareholder Proposals

Item 4. Shareholder Proposal Regarding a Policy for an Independent Chair Requests that the Board adopt a policy to require that the chair of the Board be an independent director	AGAINST

Item 5. Shareholder Proposal Regarding a Transparency in Lobbying Report Requests annual report disclosing various policies, procedures and expenditures relating to lobbying	AGAINST

Item 6. Shareholder Proposal Regarding Outcome Report on Efforts Regarding Protected Classes of Employees

Requests annual report on the effectiveness and outcomes of efforts to prevent harassment and discrimination

AGAINST

Item 7. Shareholder Proposal Regarding Environmental Justice Impact Assessment Requests an assessment and report on environmental justice impacts of energy and power sector financing and underwriting	AGAINST

Item 8. Shareholder Proposal Regarding Disclosure of Clean Energy Supply Financing Ratio Requests annual disclosure of “Clean Energy Supply Financing Ratio”	AGAINST

Item 9. Shareholder Proposal Regarding a GSAM Proxy Voting Review Requests a review of Goldman Sachs Asset Management’s 2023 voting record and policies regarding diversity and climate change	AGAINST

Item 10. Shareholder Proposal Regarding a Report on Financial Statement Assumptions Regarding Climate Change

Requests an audited report assessing how the findings of the Energy Policy Research Foundation impact financial statement assumptions on climate change matters

AGAINST

Item 11. Shareholder Proposal Regarding Pay Equity Reporting Requests annual report on unadjusted and adjusted pay gaps across race and gender	AGAINST

Item 12. Shareholder Proposal Regarding Director Election Resignation Bylaw Requests Board adoption of a director election resignation bylaw	AGAINST

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	1

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

Strategy and Performance Highlights

We aspire to be the world’s most exceptional financial institution, united by our shared values of partnership, client service, integrity and excellence.

Goldman Sachs is a preeminent global investment bank and a leader across asset and wealth management; our firm’s strategic objectives underscore our relentless commitment to serve our clients with excellence and to further strengthen our client franchise. 2023 was a year of strategic execution for our firm. We swiftly executed on several important actions that narrowed our forward strategy. In addition, we further strengthened our core businesses. Our achievements in 2023, coupled with our clear and simplified strategy, give us a much stronger platform for 2024.

Our Strategic Objectives

Our Culture and Leading Client Franchise are the Foundation of our Focused Strategy

Harness One Goldman Sachs to Serve our Clients with Excellence	Run World-Class, Differentiated, Durable Businesses	Invest to Operate at Scale

Two World-Class and Interconnected Franchises

Global Banking & Markets	Asset & Wealth Management
#1 Global Investment Bank(a)	Leading Global Active Asset Manager(b)
#1 Equities franchise(a)	Top 5 Alternative Asset Manager(b)
#3 Fixed Income, Currency and Commodities (FICC) franchise(a)	Premier Ultra High Net Worth franchise Scaled and integrated platform
Trusted Advisor of Choice

(a)	Based on cumulative publicly disclosed Investment Banking, FICC and Equities revenues from 2020-2023. Applicable peers are MS, JPM, BAC, C, BARC, DB, UBS and CS (through FY22).

(b)

Rankings as of 4Q23. Peer data compiled from publicly available company filings, earnings releases and supplements, and websites, as well as eVestment databases and Morningstar Direct. GS total Alternatives investments of $485 billion as of 4Q23 includes $295 billion of Alternative assets under supervision (AUS) and $190 billion of non-fee-earning Alternatives assets.

2	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

Solid Progress on Execution Priorities in 2023

Global Banking & Markets		Asset & Wealth Management
Strengthened client franchise ∎ #1 M&A, #1 Equity Capital Markets, #2 High-Yield Debt(a) ∎ Top 3 with 117 of the Top 150 FICC & Equities clients in 1H23 vs. 77 in 2019(b)	Increased financing revenues in FICC and Equities ∎ Record financing revenues of $7.8 billion in 2023 ∎ Compound annual growth rate of 15% from 2019-2023

  Grew more durable revenues

∎  Record Management and
 other fees of $9.5 billion in
 2023, up 8% year-over-year
 (YoY); Alternatives
 management and other fees
 of $2.1 billion in 2023,
 up 15% YoY

∎  Record Private banking and
 lending revenues of $2.6
 billion in 2023, up 5% YoY

  Reduced historical principal

  investments(c) and

  surpassed fundraising target

∎  Historical principal
investment reduction of
$13 billion during the year to
$16 billion(c)

∎  Surpassed Alternatives
fundraising target of
$225 billion

(a)	Dealogic – January 1, 2023 through December 31, 2023. Equity capital markets refers to Equity & Equity-related Offerings.

(b)	Top 150 client list and rankings compiled by GS through Client Ranking I Scorecard I Feedback and I or Coalition Greenwich 1H23 and FY19 Institutional Client Analytics ranking.

(c)

Historical principal investments include consolidated investment entities and other legacy investments the firm intends to exit over the medium term (medium term refers to a three to five year time horizon from year-end 2022).

  Strong Execution on Narrowed Strategic Focus

Sale of substantially all of the Marcus loan portfolio	Sale of Personal Financial Management business	Announced sale of GreenSky	Agreement with General Motors regarding a process to transition card program

2023 Financial Performance

Net Revenues $46.3 billion		EPS $22.87 (+$8.04 Ex. Selected Items and FDIC Special Assessment Fee)(a)
ROE 7.5% (+2.6 percentage points Ex. Selected Items and FDIC Special Assessment Fee)(a)	ROTE(b) 8.1%	Pre-Tax Earnings $10.7 billion (+$3.4 billion Ex. Selected Items and FDIC Special Assessment Fee)(a)	BVPS Growth 3.3% YoY
Standardized CET1 Capital Ratio 14.4%	Efficiency Ratio 74.6%	1-Year TSR 15.9%	Dividend $2.75 10% YoY increase in the quarterly dividend

(a)

Represents the impact from selected items that the firm has sold or is selling related to the firm’s narrowing of its ambitions in consumer-related activities and related to Asset & Wealth Management, including its transition to a less capital-intensive business, as well as the firm’s recognition of the FDIC special assessment fee. For additional information about these items, please see Annex A: Calculation of Non-GAAP Measures and Other Information.

(b)	For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Annex A: Calculation of Non-GAAP Measures and Other Information.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	3

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

Executing on a Focused Set of Strategic Priorities

In narrowing our strategic focus, our leadership team spent a significant amount of time in 2023 realigning the firm’s priorities with our strategic vision, our values and our strengths. Our execution focus areas for 2024 are aligned with our strategic objectives, and will help drive us towards our key desired outcomes.

Harness One Goldman Sachs to Serve our Clients with Excellence	Run World-Class, Differentiated, Durable Businesses	Invest to Operate at Scale

Enhance Client Experience	Grow More Durable Revenue Streams	Achieve Agility, Scale, Efficiency and Engineering Excellence
Grow Wallet Share	Invest in People & Culture	Optimize Resource Allocation
Drive Investment Performance		Maintain and Strengthen Focus on Risk Management

Trusted Advisor to our Clients	Employer of Choice	Mid-teens Returns Through-the-Cycle	Strong Total Shareholder Return

Strategic objectives Harness One Goldman Sachs to Serve our Clients with Excellence Run World-Class, Differentiated, Durable Businesses Invest to Operate at Scale 2024 Execution Focus Areas Enhance Client Experience Grow More Durable Revenue Streams Achieve Agility, Scale, Efficiency and Engineering Excellence Grow Wallet Share Invest in People & Culture Optimize Resource Allocation Drive Investment Performance Maintain and Strengthen Focus on Risk Management Driving Towards Key Outcomes Trusted Advisor to our Clients Employerof Choice Mid-teens Returns Through-the-Cycle Strong Total Shareholder Return

4	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

EXECUTIVE SUMMARY—COMPENSATION HIGHLIGHTS

Compensation Highlights (see Compensation Matters, beginning on page 35)

Our Compensation Committee’s 2023 annual compensation decisions for our NEOs are described below. It is important that you review our CD&A and compensation-related tables in this Proxy Statement for a complete understanding of our compensation program and 2023 annual compensation decisions.

Our compensation program reflects our pay-for-performance culture and incentivizes long-term shareholder alignment without undue emphasis on shorter-term results.

2023 Annual Compensation*
Our NEOs	Total Annual Compensation**	Year-End PSUs / % of Annual Variable Compensation***
			Equity amount at grant; PSUs subject to ongoing performance metrics (absolute & relative ROE)
David Solomon, Chairman and CEO	31.0	20.3 / 70%
John Waldron, President and COO	30.0	16.9 / 60%
Denis Coleman, CFO	20.0	10.9 / 60%
Kathryn Ruemmler, CLO and General Counsel	16.0	8.7 / 60%
Philip Berlinski, Global Treasurer	13.0	6.9 / 60%

*	Reflects dollar amounts, in millions, unless noted.

**	Salary plus annual variable compensation consisting of cash and year-end equity-based awards (100% PSUs for all NEOs).

***	For more information on our PSUs, see Compensation Matters—Compensation Discussion and Analysis—Equity-Based Annual Variable Compensation: PSUs.

2023 NEO Compensation Reflects:

∎  Decisive leadership in recognizing the need to clarify and simplify our forward strategy

∎  Swift execution on a series of actions that narrowed our strategic focus and strengthened our platform for 2024 and beyond

∎  Continued progress on strategic priorities in our core franchises: Global Banking & Markets and Asset & Wealth Management

∎  Ongoing emphasis on delivering long-term value for shareholders

∎  Steadfast focus on client centricity and One Goldman Sachs as foundational to our firm

∎  Dedicated commitment to our culture, Core Values and advancing our people strategy

∎  Demonstrated investment to promote the strength of our risk management and control environment

2023 Annual Meeting Feedback

Stakeholder Feedback and ~94% Say on Pay Vote Reflects Continued Support for:	Pay-for-performance philosophy
100% of year-end equity-based pay in PSUs for all NEOs
PSUs that tie compensation for senior leaders to ongoing performance conditions
Robust risk-balancing features in compensation program
Program alignment across senior leadership

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	5

EXECUTIVE SUMMARY—CORPORATE GOVERNANCE HIGHLIGHTS

Corporate Governance Highlights (see Corporate Governance beginning on page 8)

Key Facts About our Board

We strive to maintain a well-rounded Board that balances financial industry expertise with independence, and the institutional knowledge of longer-tenured directors coupled with the fresh perspectives brought by newer directors. Our directors bring to our Board a diversity of skills and experiences developed across a broad range of industries, both in established and growth markets and in each of the public, private and not-for-profit sectors.

Key Board Statistics

	Director Nominees	Independence of Nominees	2023 Meetings

Board	11	10 of 11	29(a)

Audit	4	All	14

Compensation	5	All	10

Governance	10	All	7

Public Responsibilities	4	All	5

Risk	5	All	13

(a)	Includes meetings of the Board’s 1Malaysia Development Berhad (1MDB) Remediation Special Committee and other special Board committees formed from time to time.

  Frequent Engagement Throughout 2023

78 Total Board and Committee Meetings	15 Director Sessions without Management Present	Over 200 Engagements by 2023 Lead Director and Committee Chairs with Others Outside of Formal Board Meetings

  Diversity of Nominees Enhances Board Performance

~27% New Nominees in the Last 5 Years	~7 Years Median Tenure	~64 Median Age	~45% Nominees who are Diverse by Race, Gender or Sexual Orientation	~9% Nominees who are Non-U.S. or Dual Citizens

  Key Pillars of Lead Director Role

Sets and approves agenda for Board meetings and leads executive sessions	Focuses on Board effectiveness and composition and conducts evaluations	Acts as primary Board contact for shareholder engagement and engages with regulators	Serves as liaison between independent directors and Chair/ management

For more information on our Board’s leadership structure, see page 21.

6	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

EXECUTIVE SUMMARY—CORPORATE GOVERNANCE HIGHLIGHTS

Director Nominees

Name/Age	Director Since	Qualifications/Key Experience	EEO-1 Data(a)

David Solomon, 62 Chairman & CEO	October 2018	∎ Experienced leader across range of our businesses ∎ Deep business, operational and industry expertise ∎ A primary face of our firm	White (M)

David Viniar, 68* Independent Lead Director** Chair, Governance**	January 2013	∎ Strong financial industry leader ∎ Deep financial acumen and risk and regulatory expertise ∎ Leadership and governance experience	White (M)

Michele Burns, 66*	October 2011	∎ Compensation, governance and risk experience ∎ Human capital management and strategic consulting experience ∎ Expertise in accounting and the review and preparation of financial statements	White (F)

Mark Flaherty, 64*	December 2014	∎ Leadership experience in investment management industry ∎ Informed perspective on institutional investors’ approach to company performance and corporate governance ∎ Risk expertise	White (M)

Kimberley Harris, 53* Chair, Compensation	May 2021	∎ Cross-disciplinary legal experience ∎ Government and regulatory affairs expertise ∎ Informed perspective on public policy and reputational risk management	Multiracial: Black, White (F)

Kevin Johnson, 63*	October 2022	∎ Technology and consumer leader with multi-disciplinary background ∎ International business and growth markets experience ∎ Leadership and governance expertise	White (M)

Ellen Kullman, 68* Chair, Public Responsibilities	December 2016	∎ Key leadership and strategic experience, with engineering background ∎ Corporate governance and compensation expertise ∎ Focus on reputational risk and sustainability/ESG matters	White (F)

Lakshmi Mittal, 73*	June 2008	∎ Leadership, business development and operations experience ∎ International business and growth markets expertise ∎ Corporate governance and international governance perspective	Asian (M)

Thomas Montag, 67* Chair, Risk**	July 2023	∎ Financial services industry expertise ∎ Deep and informed risk management acumen ∎ Leadership and sustainability experience	White (M)

Peter Oppenheimer, 61* Chair, Audit	March 2014

∎  Capital and risk management expertise

∎  Experienced in financial management and the review and
 preparation of financial statements

∎  Seasoned perspective on oversight of technology and
 technology risks

White (M)

Jan Tighe, 61*	December 2018	∎ Expert in technology risk, including cybersecurity ∎ Strategic planning and operations expertise ∎ Leadership and governance experience	White (F)

*	Independent
**	Effective April 24, 2024
(a)	Equal Employment Opportunity (EE0-1) categories, as self-identified.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	7

CORPORATE GOVERNANCE—CORPORATE GOVERNANCE BEST PRACTICES

Corporate Governance

Corporate Governance Best Practices

∎	Independent Lead Director with expansive duties, including setting Board agendas, and who is appointed by our independent directors

∎	Regular executive sessions of independent directors

∎	CEO evaluation process conducted by our Lead Director with our Governance Committee

∎	Independent director focus on executive succession planning

∎	Comprehensive process for Board refreshment, including a focus on succession for Board leadership positions

∎	Annual Board and Committee evaluations, which incorporate feedback on individual director performance

∎	Candid, one-on-one discussions between our Lead Director and each director supplementing formal evaluations

∎	Active, year-round engagement process, whereby we, including our Lead Director, meet and speak with our shareholders and other key stakeholders

∎	Board and Committee oversight of sustainability, including material environmental and social impacts, and other ESG-related matters

∎	Directors may contact any employee of our firm directly, and our Board and its Committees may engage independent advisors at their sole discretion
∎	Formal “overboarding” limit on the number of public company board memberships for our directors (a maximum of four public company directorships, including Goldman Sachs)

∎	Annual elections of all directors (i.e., no staggered board)

∎	Proactively adopted proxy access right for shareholders; shareholders may also recommend director candidates for consideration by our Governance Committee

∎	Majority voting with resignation bylaw for directors in uncontested elections

∎	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting of shareholders

∎	No supermajority vote requirements in our charter or By-Laws

∎	Executive share retention and ownership requirements (as applicable), which require significant long-term share holdings by our NEOs

∎	Director share ownership requirement of 5,000 shares or RSUs, with a transition period for new directors

∎	All RSUs granted as director compensation must be held for a director’s entire tenure on our Board. Directors are not permitted to hedge or pledge these RSUs

Board Effectiveness		Active Engagement

Working Dynamics	Board Composition	Year-Round Engagement	2023 Firm & Board Engagement

∎ Candid discussions ∎ Open access to management & information ∎ Focus on long-term value, reputation and risk management	∎ Broad range of skills & experiences ∎ Independence ∎ Diversity ∎ Regular refreshment & succession planning	∎ Broad range of stakeholders ∎ Proactive outreach ∎ Responsive to areas of focus	∎ IR meetings with >35% Common Stock on ESG matters ∎ Lead Director meetings with >25% Common Stock

Board Structure	Governance Practices	Range of Topics	Feedback Provided

∎ Strong Lead Director role ∎ 5 standing Committees ∎ All independent directors on Governance Committee	∎ Candid self-evaluation ∎ Oversight of CEO/ management performance with Assessment Framework ∎ Executive succession planning	∎ Corporate governance ∎ Firm performance ∎ Strategic priorities/goals ∎ Risk management ∎ Culture & conduct ∎ Sustainability	∎ Stakeholder feedback informs Board/Committee discussions and decisions

8	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Proposal Snapshot—Item 1. Election of Directors

What is being voted on: Election of 11 director nominees to our Board.

Board recommendation: After a review of the individual qualifications and experience of each of our director nominees and their contributions to our Board (as applicable), our Board determined unanimously to recommend that shareholders vote FOR all of our director nominees.

Item 1. Election of Directors

Our Directors

Board Updates

New Director

Our Board was pleased to welcome Thomas Montag as an independent director on our Board as well as our Audit, Risk and Governance Committees on July 17, 2023. Mr. Montag, who brings significant experience in the financial services industry, was recommended to our Lead Director and to our Governance Committee by an executive employee and our independent director search firm.

Director Retirements

As previously announced, our current independent Lead Director and Chair of our Governance Committee, Adebayo Ogunlesi, will not stand for re-election and will be retiring from our Board at the 2024 Annual Meeting. We are grateful to Mr. Ogunlesi for his esteemed counsel and distinguished service on our Board, including his commitment to robust shareholder engagement and other extraordinary contributions as our Lead Director for nearly 10 years. In addition, we want to recognize Jessica Uhl, who will also be retiring from our Board at the Annual Meeting. We are thankful for Ms. Uhl’s informed judgment and critical insights and the many contributions she made to our Board and its Committees during her tenure.

Changes in Board Leadership

As part of our Board’s succession process, the independent directors appointed David Viniar (current Chair of our Risk Committee) as Lead Director and recommended that our Board appoint him as Chair of our Governance Committee and Thomas Montag as Chair of our Risk Committee, in each case effective April 24, 2024. In doing so, our independent directors took into account Mr. Viniar’s dedication to our firm and our Board and his knowledge about our firm and the industry, as well as Mr. Montag’s broad and deep risk acumen.

In addition, as previously announced, effective April 26, 2023, Kimberley Harris assumed the role of Chair of our Compensation Committee, bringing to bear her cross-disciplinary perspective and public policy and regulatory expertise to this key role.

Global Governance

During 2023, the Board also took a number of steps to further enhance the firm’s global governance structures, including to strengthen its oversight of and connectivity to certain key entities globally:

∎	Peter Oppenheimer assumed the role of chair of the board of Goldman Sachs Bank USA (GS Bank)

∎	Michele Burns joined the board of Goldman Sachs International

∎	Jan Tighe and Kevin Johnson joined the board of GS Bank

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	9

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

3 new director nominees in last 5 years ∎ Thomas Montag ∎ Kevin Johnson ∎ Kimberley Harris	Refreshed Board Leadership ∎ David Viniar as Lead Director and Governance Chair ∎ Thomas Montag as Risk Chair ∎ Kimberley Harris as Compensation Chair

Director Tenure

∎   Average and median tenure:  ~7 years

∎   Tenure range: <1 year to 15+ years

∎   A balanced tenure provides for
  the institutional knowledge of our
  longer-tenured directors as well as
  the fresh perspectives brought by
  our newer directors

Board of Directors’ Qualifications and Experience

Our director nominees have a diversity of experiences and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

Core Qualifications and Experiences: All Directors

Integrity & business judgment				Demonstrated management & leadership ability

Strategic thinking				Leadership & expertise in their respective fields

Risk management (financial & nonfinancial risks)				Extensive experience across public, private or not-for-profit sectors

Financial literacy				Reputational focus

Diversity of Skills and Experiences

Public company/ corporate governance	6 directors	Complex/regulated industries	All directors	Financial services industry	4 directors	Human capital management, including diversity/talent development	6 directors

Technology/ cyber threat/ information security	6 directors	Sustainability/ESG	7 directors	International experience/ established & growth markets	10 directors	Audit/tax/ accounting/ preparation of financial statements	3 directors

Further to those skills and experiences highlighted above, our director nominees possess a broad range of additional skills and experiences, including with respect to compliance, financial products, operations and large organization oversight, capital adequacy and deployment, design and evaluation of executive and firmwide compensation programs, succession planning, public policy, government and regulatory affairs, philanthropy (including involvement with educational, charitable and/or community organizations) and the military.

How our Board considers diversity in its nomination process

Our Governance Committee considers a number of demographics and other factors, including race, gender identity, ethnicity, sexual orientation, culture, nationality and work experiences (including military service), seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors our Governance Committee considers in evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director. Diversity is also considered as part of the annual Board evaluation.

10	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Our Nominees(a)

4 Women	1 Black	1 Indian Descent	1 Career Military Service	1 Non-U.S. or Dual Citizens

(a)	As self-identified and, where applicable, EEO-1 categories.

Comprehensive Re-Nomination Process

Our Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board in connection with annual re-nomination decisions.

In considering whether to recommend re-nomination of a director for election at our Annual Meeting, our Governance Committee conducts a detailed review, considering factors such as:

∎	The extent to which the director’s judgment, skills, qualifications and experience continue to contribute to the success of our Board and our firm;

∎	Feedback from the annual Board evaluation and related individual discussions between each director and our Lead Director;

∎	Attendance and participation at, and preparation for, Board and Committee meetings;

∎	Independence;

∎	The extent to which the director contributes to the diversity of our Board;

∎	Shareholder feedback, including the support received at our 2023 Annual Meeting of Shareholders; and

∎	Outside board and other affiliations, including overboarding considerations, time commitments and any actual or perceived conflicts of interest.

Each of our director nominees has been recommended for election by our Governance Committee and approved and nominated for election by our Board.

If elected by our shareholders, our director nominees, each of whom is currently a member of our Board, will serve for a one-year term expiring at our 2025 Annual Meeting of Shareholders. Each director will hold office until their successor has been elected and qualified, or until the director’s earlier resignation or removal.

All of our directors must be elected by a majority vote of our shareholders. Pursuant to our By-Laws:

∎	A director who fails to receive a majority of FOR votes will be required to tender their resignation to our Board.

∎	Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions.

Biographical information about our director nominees follows. This information is current as of March 1, 2024 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships among any of our director nominees and executive officers.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	11

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

David Solomon, 62 Chairman and CEO Director Since: October 2018 Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	Key Experience and Qualifications

∎  Experienced leader across range of our businesses: With nearly 25 years of leadership experience at our firm, he develops the firm’s strategy, embodies our Core Values and commitment to client service and leverages firm-specific and industry knowledge to lead the firm and its people, including helping to protect and enhance our firm’s culture and through his commitment to talent development and the diversity of our workforce

∎  Deep business, operational and industry expertise: Leverages deep familiarity with all aspects of the firm’s businesses, including from his experience as President and COO, to develop, articulate and lead the execution of the firm’s strategic vision, assess attendant risks and guide the firm’s growth, in each case providing his insights to our Board and keeping directors apprised of significant developments in our business and industry

∎  Actively engaged as a primary face of our firm: Committed to engaging with our clients and other external stakeholders, he draws upon his extensive interaction with our clients, investors and other stakeholders to communicate feedback and offer insight and perspective to our Board

Career Highlights

∎  Goldman Sachs

»  Chairman (January 2019 – Present) and Chief Executive Officer (October 2018 – Present)

»  President and Chief or Co-Chief Operating Officer (January 2017 – September 2018)

»  Co-Head of the Investment Banking Division (July 2006 – December 2016)

»  Various positions of increasing seniority, including Global Head of the Financing Group (September 1999 – July 2006)

Other Professional Experience and Community Involvement

∎  Chair, Board of Trustees, Hamilton College

∎  Member, Board of Directors, Robin Hood Foundation

∎  Member, Executive Committee, Partnership for New York City

∎  Member, Board of Trustees, NewYork-Presbyterian Hospital

Education

∎  Graduate of Hamilton College

David Viniar, 68

Independent Lead Director*

Director Since: January 2013

GS Committees*

∎  Governance (Chair)

∎  Ex-officio member:

»  Audit

»  Compensation

»  Public Responsibilities

»  Risk

Other U.S.-Listed Company Directorships

∎  Current: None

∎  Former (Past 5 Years): Square, Inc.

Key Experience and Qualifications

∎  Strong financial industry leader: With over 10 years of service on our Board, including as Chair of the Risk Committee, as well as service as the former lead independent director and chair of the audit and risk committee of Square, Inc. (a global technology company), he provides valuable perspective to our Board and is well positioned to lead our Board as Independent Lead Director

∎  Deep financial acumen and risk and regulatory expertise: Able to provide insights about our firm’s risks to our Board and committees and, where necessary, to challenge management with respect thereto

∎  Leadership and governance: Well-respected industry leader with experience with stakeholder engagement as well as experience serving as lead director of Square, Inc.

Career Highlights

∎  Goldman Sachs

»  Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

»  Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

»  Head of the Finance Division and Co-Head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

»  Co-Head of Operations, Finance and Resources (March 1999 – December 2001)

Other Professional Experience and Community Involvement

∎  Co-Vice Chairman, Board of Directors, Garden of Dreams Foundation

∎  Former Trustee, Union College

Education

∎  Graduate of Union College and Harvard Business School

*	Effective April 24, 2024

12	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Michele Burns, 66

Independent

Director Since: October 2011

GS Committees

∎  Compensation

∎  Governance

∎  Public Responsibilities

Other U.S.-Listed Company
Directorships

∎  Current: Anheuser-Busch
InBev; Etsy, Inc.

∎  Former (Past 5 Years):
Cisco Systems, Inc.

Subsidiary Boards

∎  Goldman Sachs International

Key Experience and Qualifications

∎  Compensation, governance and risk experience: Leverages current and former service on the boards of directors and board committees (including compensation committees) of other public companies and not-for-profit entities

∎  Human capital management and strategic consulting: Background gained as former CEO of Mercer LLC

∎  Accounting and the review and preparation of financial statements: Garnered expertise as former CFO of several global public companies

Career Highlights

∎   Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC), a center focused on retirement public policy issues (October 2011 – February 2014)

∎   Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – October 2011)

∎   Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

∎   Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, an energy company (May 2004 – January 2006)

∎   Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier (including various other positions, January 1999 – April 2004)

∎   Senior Partner and Leader, Southern Regional Federal Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

Other Professional Experience and Community Involvement

∎   Advisory Council Member, former Center Fellow and Strategic Advisor, Stanford University Center on Longevity

∎   Former Board Member and Treasurer, Elton John AIDS Foundation

Education

∎   Graduate of University of Georgia (including for Masters)

Mark Flaherty, 64 Independent Director Since: December 2014 GS Committees ∎ Audit ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	Key Experience and Qualifications

∎  Leadership in investment management industry: Leverages over 20 years of experience in the investment management industry, including at Wellington Management Company

∎  Perspective on institutional investors’ approach to company performance and corporate governance: Experience developed through his tenure at Wellington and Standish, Ayer and Wood

∎  Risk expertise: Draws upon years of experience in the financial industry to provide informed perspective to our Board and Committees

Career Highlights

∎  Wellington Management Company, an investment management company

»  Vice Chairman (2011 – 2012)

»  Director of Global Investment Services (2002 – 2012)

»  Partner, Senior Vice President (2001 – 2012)

∎  Standish, Ayer and Wood, an investment management company

»  Executive Committee Member (1997 – 1999)

»  Partner (1994 – 1999)

»  Director, Global Equity Trading (1991 – 1999)

∎  Director, Global Equity Trading, Aetna, a diversified healthcare benefit company (1987 – 1991)

Other Professional Experience and Community Involvement

∎  Member, Board of Directors, PGA TOUR

∎  Member, Board of Directors, Patrick Cantlay Foundation

∎  Former Member, Board of Trustees, Providence College

Education

∎  Graduate of Providence College

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	13

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Kimberley Harris, 53

Independent

Director Since: May 2021

GS Committees

∎  Compensation (Chair)

∎  Governance

∎  Public Responsibilities

Other U.S.-Listed Company
Directorships

∎  Current: None

∎  Former (Past 5 Years): None

Key Experience and Qualifications

∎  Cross-disciplinary legal experience: A leader in the legal field with a differentiated perspective and judgment garnered from working at a global law firm, the U.S. Department of Justice, the White House and as Executive Vice President of Comcast Corporation and General Counsel at NBCUniversal, where she is responsible for providing legal advice to senior management and overseeing legal function across all NBCUniversal divisions

∎  Government and regulatory affairs: Experience managing complex governmental and regulatory matters, including in the White House Counsel’s office, as well as overseeing global government affairs for NBCUniversal and international government and regulatory affairs for Comcast, supporting the company’s businesses worldwide

∎  Public policy and reputational risk management: Experience both in the public and private sectors advising senior leaders on complex issues of public policy and reputational sensitivity

Career Highlights

∎  Comcast Corporation, a global media and technology company

»  Executive Vice President, Comcast Corporation (2019 – Present)

»  Executive Vice President and General Counsel, NBCUniversal (2013 – Present)

∎  Davis Polk & Wardwell LLP, a global law firm

»  Partner (2012 – 2013, 2007 – 2009); Counsel (2006 – 2007); Associate (1997 – 2006)

∎  United States Government

»  White House Counsel’s Office, Principal Deputy Counsel and Deputy Assistant to the President (2011 – 2012); Associate Counsel and Special Assistant to the President (2010)

»  U.S. Department of Justice, Criminal Division, Senior Counsel to the Assistant Attorney General (2009 – 2010)

Other Professional Experience and Community Involvement

∎  Member, Board of Directors, Advocates for Children of New York City

∎  Co-Chair, Board of Directors, Brennan Center for Justice at New York University School of Law

∎  Member, Advisory Board, Yale Law School Center for the Study of Corporate Law

∎  Member, Board of Trustees, Mount Sinai Health System

Education

∎  Graduate of Harvard College and Yale Law School

Kevin Johnson, 63

Independent

Director Since: October 2022

GS Committees

∎  Compensation

∎  Governance

∎  Risk

Other U.S.-Listed Company
Directorships

∎  Current: None

∎  Former (Past 5 Years):
Starbucks Corporation

Subsidiary Boards

∎  GS Bank

Key Experience and Qualifications

∎  Technology and consumer leader with multidisciplinary background: Experience as an independent director and then President, COO and CEO of Starbucks, where he led a global consumer brand and leveraged his deep technological expertise from over 32 years in the tech industry, including senior leadership roles at both Microsoft and Juniper Networks

∎  International business and growth markets: Experience in driving growth across global markets, including in China

∎  Leadership and governance expertise: Draws upon years of past service as a public company CEO and public company director to provide informed perspective to our Board and committees, including with respect to stakeholder governance and building, managing, transforming and sustaining a highly visible and global brand

Career Highlights

∎  Starbucks Corporation, a global roaster, marketer and retailer of specialty coffee

»  Partner and Special Consultant (April 2022 – September 2022)

»  President and Chief Executive Officer (April 2017 – April 2022)

»  President and Chief Operating Officer (March 2015 – April 2017)

»  Independent Director (2009 – March 2015)

∎  Chief Executive Officer, Juniper Networks, Inc., a global company that designs, develops and sells products and services for high-performance networks (September 2008 – January 2014)

∎  Microsoft Corporation, a global technology company

»  President, Platforms and Services (2005 – September 2008)

»  Group Vice President, Worldwide Sales, Marketing and Services (2003 – 2005)

»  Various positions of increasing seniority, including Senior Vice President, Sales, Marketing and Services (September 1992 – 2003)

Other Professional Experience and Community Involvement

∎  Served Presidents George W. Bush and Barack Obama on the National Security Telecommunications Advisory Committee and chaired the Cybersecurity Taskforce

Education

∎  Graduate of New Mexico State University

14	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Ellen Kullman, 68

Independent

Director Since: December 2016

GS Committees

∎  Compensation

∎  Governance

∎  Public Responsibilities (Chair)

Other U.S.-Listed Company
Directorships

∎  Current: Amgen Inc.; Dell
Technologies Inc.

∎  Former (Past 5 Years):
United Technologies
Corporation

Key Experience and Qualifications

∎  Engineering background, with key leadership and strategic experience: In her role as Chair and CEO of DuPont, a highly regulated science and technology-based company with global operations, she led the company through a period of strategic transformation and growth. As CEO of Carbon, she led the company through its global expansion and navigated the COVID-19 pandemic

∎  Corporate governance and compensation expertise: Leverages service on the boards of directors and board committees (including in leadership roles) of other public companies and not-for-profit entities

∎  Focus on reputational risk and sustainability/ESG matters: Draws upon experiences gained from DuPont and other board roles, including in connection with her role as Chair of our Public Responsibilities Committee

Career Highlights

∎  Carbon 3D, Inc., a digital manufacturing platform

»  Chair (June 2022 – Present)

»  President and CEO (November 2019 – June 2022)

∎  E.I. du Pont de Nemours and Company, a provider of basic materials and innovative products and services for diverse industries

»  Chairman and Chief Executive Officer (2009 – 2015)

»  President (October 2008 – December 2008)

»  Executive Vice President, DuPont Coatings and Color Technologies, DuPont Electronic and Communication Technologies, DuPont Performance Materials, DuPont Safety and Protection, Marketing and Sales, Pharmaceuticals, Risk Management and Safety and Sustainability (2006 – 2008)

»  Various positions, including Group Vice President, DuPont Safety and Protection (1988 – 2006)

Other Professional Experience and Community Involvement

∎  Member, Board of Advisors, Tufts University School of Engineering

∎  Trustee, Northwestern University

∎  Member, National Academy of Engineering

∎  Member, The Business Council

∎  Co-Chair, Paradigm for Parity

Education

∎  Graduate of Tufts University and Kellogg School of Management, Northwestern University

Lakshmi Mittal, 73

Independent

Director Since: June 2008

GS Committees

∎  Compensation

∎  Governance

∎  Public Responsibilities

Other U.S.-Listed Company
Directorships

∎  Current: ArcelorMittal S.A.

∎  Former (Past 5 Years): None

Key Experience and Qualifications

∎  Leadership, business development and operations: Founder of Mittal Steel Company and Executive Chairman and former CEO of ArcelorMittal, the world’s leading integrated steel and mining company and a leader in its focus on sustainability efforts

∎  International business and growth markets: Leadership of a company with a presence in over 60 countries and an industrial footprint in 15 countries provides global business expertise and perspective on public responsibilities

∎  Corporate governance and international governance: Current and prior service on the boards of directors of other international public companies and not-for-profit entities assists with committee responsibilities

Career Highlights

∎  ArcelorMittal S.A., a steel and mining company

»  Executive Chairman (February 2021 – Present)

»  Chairman and Chief Executive Officer (May 2008 – February 2021)

»  President and Chief Executive Officer (November 2006 – May 2008)

∎  Chief Executive Officer, Mittal Steel Company N.V. (1976 – November 2006)

Other Professional Experience and Community Involvement

∎  Trustee, Cleveland Clinic

∎  Member, Governing Board, Indian School of Business

∎  Member, Executive Committee, World Steel Association

∎  Chairman, Governing Council, LNM Institute of Information Technology

∎  Member, Global Advisory Council, Harvard University

Education

∎  Graduate of St. Xavier’s College in India

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	15

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Thomas Montag, 67

Independent

Director Since: July 2023

GS Committees

∎  Audit

∎  Governance

∎  Risk (Chair)*

Other U.S.-Listed Company
Directorships

∎  Current: None

∎  Former (Past 5 Years): None

* Effective April 24, 2024

Key Experience and Qualifications

∎  Financial services industry expertise: Over 35 years of experience in the financial services industry, including most recently as COO and President of Global Banking and Markets at Bank of America, his previous tenure at the firm and his prior role on the board of BlackRock, Inc.

∎  Risk management acumen: Deep and informed perspective regarding the complex financial and nonfinancial risks global financial institutions face, including market, credit and operational risks

∎  Leadership and sustainability: Experience gained as an executive and director of both private and public companies. As CEO and director of Rubicon Carbon and as the former co-chair of the Sustainable Markets Committee at Bank of America, he provides additional perspective on sustainability risks

Career Highlights

∎  Rubicon Carbon, LLC, a market-based products and solutions platform in the carbon market

»  Chief Executive Officer (October 2022 – Present) and Director (December 2022 – Present)

∎  Bank of America Corporation, a financial services company

»  Chief Operating Officer (August 2014 – December 2021)

»  Co-Chief Operating Officer (September 2011 – August 2014)

»  President, Global Banking and Markets (September 2009 – December 2021)

»  Head of Markets (January 2009 – September 2009)

»  Executive Vice President, Head of Global Sales & Trading, Merrill Lynch (August 2008 – December 2008)

∎  Goldman Sachs

»  Global Securities Division leadership and member of the Management Committee, including as Co-COO of FICC and then Co-Head, Securities Division (April 2002 – December 2007)

»  Head, Equities Asia (September 2002 – December 2006)

»  Head, FICC Asia and Co-President, Goldman Sachs Japan (1999 – December 2006)

»  Various positions of increasing seniority, including in London as head of Global Derivatives
(1985 – 1999)

Other Professional Experience and Community Involvement

∎  Member, Board of Trustees, New York University Langone Medical Center

∎  Member, Board of Trustees, Northwestern University

∎  Member, Board of Directors, Hispanic Federation

∎  Member, Board of Directors, The Japan Society

∎  Member, Board of Directors, Deschutes Land Trust

Education

∎  Graduate of Stanford University and the Kellogg School of Management, Northwestern University

Peter Oppenheimer, 61

Independent

Director Since: March 2014

GS Committees

∎  Audit (Chair)

∎  Governance

∎  Risk

Other U.S.-Listed Company
Directorships

∎  Current: None

∎  Former (Past 5 Years): None

Subsidiary Boards

∎  GS Bank (Chair)

Key Experience and Qualifications

∎  Capital and risk management: Garnered experience as CFO and Controller at Apple and Divisional CFO at Automatic Data Processing, Inc.

∎  Financial management and the review and preparation of financial statements: Over 20 years as a CFO or Controller provides valuable experience and perspective as Audit Committee Chair

∎  Oversight of technology and technology risks: Leverages prior experience in overseeing information systems at Apple

Career Highlights

∎  Apple, Inc., a designer and manufacturer of electronic devices and related software and services

»  Senior Vice President (retired September 2014)

»  Senior Vice President and Chief Financial Officer (June 2004 – June 2014)

»  Senior Vice President and Corporate Controller (2002 – June 2004)

»  Vice President and Corporate Controller (2000 – 2002)

»  Vice President, Finance and Controller, Worldwide Sales (1997 – 2000)

»  Senior Director, Finance and Controller, Americas (1996 – 1997)

∎  Divisional Chief Financial Officer, Finance, MIS, Administration and Equipment Leasing Portfolio at Automatic Data Processing, Inc., a leading provider of human capital management and integrated computing solutions (1992 – 1996)

∎  Consultant, Information Technology Practice at Coopers & Lybrand, LLP (1988 – 1992)

Education

∎  Graduate of California Polytechnic State University and the Leavey School of Business, University of Santa Clara

16	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

INDEPENDENCE OF DIRECTORS

Jan Tighe, 61

Independent

Director Since: December 2018

GS Committees

∎  Audit

∎  Governance

∎  Risk

Other U.S.-Listed Company

Directorships

∎  Current: General Motors
Company; Huntsman Corporation

∎  Former (Past 5 Years):
The Progressive Corporation;
IronNet, Inc.

Subsidiary Boards

∎  GS Bank

Key Experience and Qualifications

∎  Technology risk expertise: More than 20 years of senior executive experience in cybersecurity and information technology that provides perspective to aid in oversight of the firm’s deployment of technology and management of technology risk

∎  Strategic planning and operations: Experience in strategic planning, risk assessment and execution of naval strategies across a variety of positions, including as a Fleet Commander and a university president

∎  Leadership and governance: Retired Vice Admiral who served in numerous leadership roles in the U.S. Navy and with the National Security Agency, who served on the U.S. Navy’s Corporate Board and who serves on the boards of directors and board committees of other public companies and not-for-profit entities

Career Highlights

∎  United States Navy, Vice Admiral and various positions of increasing authority and responsibility (1980 – 2018), including:

»  Deputy Chief of Naval Operations for Information Warfare and Director, Naval Intelligence
(2016 – 2018)

»  Fleet Commander or Deputy Commander, U.S. Fleet Cyber Command/U.S. Tenth Fleet (2013 – 2016)

»  University President, Naval Postgraduate School (2012 – 2013)

»  Director, Decision Superiority Division, Chief of Naval Operations’ Staff (2011 – 2012)

»  Deputy Director of Operations, U.S. Cyber Command (2010 – 2011)

Other Professional Experience and Community Involvement

∎  Member, Defense Science Board

∎  Trustee, The MITRE Corporation

∎  Member, Strategic Advisory Committee, Idaho National Labs – National and Homeland Security Directorate

∎  Board Member, United States Naval Academy Foundation

∎  Member and Global Security Expert, Strategic Advisory Group, Paladin Capital Group

∎  Directorship Certified and Governance Fellow, National Association of Corporate Directors

Education

∎  Graduate of U.S. Naval Academy and Naval Postgraduate School (including for Ph.D.)

Independence of Directors

10 of 11 director nominees are independent

Our Board determined, upon the recommendation of our Governance Committee, that each of our director nominees (other than Mr. Solomon) is “independent” within the meaning of NYSE rules and our Policy Regarding Director Independence (Director Independence Policy). Mr. Ogunlesi and Ms. Uhl, each of whom is retiring from our Board at the 2024 Annual Meeting, were also determined to be independent. Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee independence standards under SEC and NYSE rules and that our Compensation Committee members satisfy the relevant heightened standards under NYSE rules.

Process for Independence Assessment

A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Director Independence Policy that provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent.

To assess independence, our Governance Committee and our Board review detailed information regarding our independent directors or nominees, including employment and public company and not-for-profit directorships, as well as information regarding immediate family members and affiliated entities.

Through the course of this review, our Governance Committee and our Board consider relationships between the independent directors or nominees (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other, in accordance with our Director Independence Policy. This includes a review of revenues to the firm from, and payments or donations made by the firm to, relevant entities affiliated with our directors or nominees (or their immediate family members) as a result of ordinary course transactions or contributions to not-for-profit organizations.

For more information on the categories of transactions that our Governance Committee and our Board reviewed, considered and determined to be immaterial under our Director Independence Policy, see Annex B: Additional Details on Director Independence.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	17

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

OUR BOARD COMMITTEES

Structure of our Board and Governance Practices

Our Board Committees

Our Board has five standing Committees: Audit, Compensation, Governance, Public Responsibilities and Risk. The specific membership of each Committee allows us to take advantage of our directors’ diverse skill sets, enabling a deep focus on Committee matters.

Each of our standing Committees:

∎	Operates pursuant to a written charter (available on our website at www.gs.com/charters)

∎	Evaluates its performance annually

∎	Reviews its charter annually

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing Committees and our Board considers the potential effect of any matter on our reputation.

Audit
All Independent		Key Skills & Experiences Represented	Key Responsibilities

	Peter Oppenheimer* Mark Flaherty Thomas Montag Jan Tighe Jessica Uhl** Adebayo Ogunlesi** David Viniar** (ex-officio)	∎ Audit/tax/accounting ∎ Preparation or oversight of financial statements ∎ Compliance ∎ Technology

∎  Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualifications, independence and performance, internal audit function performance and internal controls over financial reporting

∎  Decide whether to appoint, retain or terminate our independent auditors

∎  Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors

∎  Appoint and oversee the work of our Director of Internal Audit and annually assess her performance

∎  Prepare the Audit Committee Report

Compensation
All Independent		Key Skills & Experiences Represented	Key Responsibilities

	Kimberley Harris Michele Burns Kevin Johnson Ellen Kullman Lakshmi Mittal Adebayo Ogunlesi** David Viniar** (ex-officio)	∎ Setting of executive compensation ∎ Evaluation of executive and firmwide compensation programs ∎ Human capital management, including diversity practices

∎  Determine and approve the compensation of our CEO and other executive officers

∎  Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans

∎  Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

»   recruiting, retention and career development and progression;

»   management succession (other than that within the purview of our Governance Committee); and

»   diversity and employment practices

∎  Prepare the Compensation Committee Report

*	Multiple members of our Audit Committee, including the Chair, have been determined to be “audit committee financial experts.”

**

Mr. Ogunlesi and Ms. Uhl are retiring at our 2024 Annual Meeting. Effective April 24, 2024, David Viniar will be our Lead Director and Chair of our Governance Committee and an ex-officio member of our Audit, Compensation, Public Responsibilities and Risk Committees.

18	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

OUR BOARD COMMITTEES

Governance
All Independent		Key Skills & Experiences Represented	Key Responsibilities

	Adebayo Ogunlesi* David Viniar* Michele Burns Mark Flaherty Kimberley Harris Kevin Johnson Ellen Kullman Lakshmi Mittal Thomas Montag Peter Oppenheimer Jan Tighe Jessica Uhl*	∎ Corporate governance ∎ Talent development and succession planning ∎ Current and prior public company board service

∎  Recommend individuals to our Board for nomination, election or appointment as members of our Board and its Committees

∎  Oversee the evaluation of the performance of our Board and our CEO

∎  Review and concur with the succession plans for our CEO and other members of senior management

∎  Shape our corporate governance, including developing, recommending to our Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us

∎  Review periodically the form and amount of non-employee director compensation and make recommendations to our Board

Public Responsibilities
All Independent		Key Skills & Experiences Represented	Key Responsibilities

	Ellen Kullman Michele Burns Kimberley Harris Lakshmi Mittal Adebayo Ogunlesi* David Viniar* (ex-officio)	∎ Reputational risk ∎ Sustainability/ESG ∎ Government and regulatory affairs ∎ Philanthropy

∎  Assist our Board in its oversight of our firm’s relationships with major external constituencies and our reputation

∎  Oversee the development, implementation and effectiveness of our policies and strategies relating to citizenship, corporate engagement and relevant significant public policy issues

∎  Review sustainability issues affecting our firm, including through the periodic review of the Sustainability Report

Risk
All Independent		Key Skills & Experiences Represented	Key Responsibilities

	David Viniar* Thomas Montag** Mark Flaherty Kevin Johnson Peter Oppenheimer Jan Tighe Jessica Uhl* Adebayo Ogunlesi* (ex-officio)	∎ Risk taking, mitigation and control in complex industries ∎ Technology, cybersecurity and information security ∎ Understanding of financial products ∎ Expertise in capital adequacy and deployment

∎  Assist our Board in its oversight of our firm’s overall risk-taking tolerance and management of financial and operational risks, such as market, credit and liquidity risk, including reviewing and discussing with management:

»   our firm’s capital plan, regulatory capital ratios, capital management policy and internal capital adequacy assessment process, and the effectiveness of our financial and operational risk management policies and controls;

»   our liquidity risk metrics, management, funding strategies and controls, and the contingency funding plan; and

»   our market, credit, operational (including information security and cybersecurity), climate and model risk management strategies, policies and controls

*

Mr. Ogunlesi and Ms. Uhl are retiring at our 2024 Annual Meeting. Effective April 24, 2024, David Viniar will be our Lead Director and Chair of our Governance Committee and an ex-officio member of our Audit, Compensation, Public Responsibilities and Risk Committees.

**	Mr. Montag will be the Chair of our Risk Committee effective April 24, 2024.

In October 2020, in connection with the announcement of the settlement of government and regulatory proceedings relating to 1MDB matters, our Board formed the 1MDB Remediation Special Committee to provide additional oversight and review of the remediation efforts arising out of the lessons of 1MDB. The 1MDB Remediation Special Committee was chaired by our Lead Director with each of our Committee Chairs as members. This Special Committee met twice in 2023 and reported to the Board on its activities. Following the completion of our obligations pursuant to the settlements, our Board determined, as part of its annual Board and Committee evaluation, to dissolve the 1MDB Remediation Special Committee, with oversight to continue as part of the Board’s and each Committee’s respective mandate. The Board may from time to time utilize additional special purpose committees; any such committees will report periodically to the Board on its activities.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	19

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD AND COMMITTEE EVALUATIONS

Board and Committee Evaluations

Board and Committee evaluations play a critical role in helping to ensure the effective functioning of our Board. It is important to take stock of Board, Committee and director performance and to solicit and act upon feedback received from each member of our Board. To this end, under the leadership of our Lead Director, our Governance Committee evaluates the performance of our Board annually, and each of our Board’s Committees also conducts an annual self-evaluation.

2023 Evaluations: A Multi-Step Process REVIEW OF EVALUATION PROCESS Our Lead Director and Governance Committee periodically review the evaluation process so that actionable feedback is solicited on the operation of our Board and its Committees, as well as on director performance QUESTIONNAIRE Provides director feedback on an unattributed basis; feedback from questionnaire informs one-on-one and closed session discussions ONE-ON-ONE DISCUSSIONS On a biennial basis (including for 2023), the Secretary to the Board interviews each director to obtain feedback on director performance, the results of which are provided to our Lead Director. Our Lead Director separately has one-on-one discussions with each director, each of which provides an opportunity for candid discussion regarding individual feedback and an additional forum to solicit further feedback CLOSED SESSION DISCUSSION Joint closed session discussion of Board and Committee evaluations led by our Lead Director and independent Committee Chairs provides for a synergistic review of Board and Committee performance EVALUATION SUMMARY Summary of Board and Committee evaluation results provided to the full Board FEEDBACK INCORPORATED Policies and practices updated as appropriate as a result of annual and ongoing feedback ONGOING FEEDBACK Directors provide ongoing, real-time feedback outside of the evaluation process Examples of feedback from evaluations and otherwise include: additional presentations on various topics (e.g., strategic initiatives, risk deep dives, talent strategy, investor feedback), evolution of director skill sets, refinements to meeting materials (e.g., enhanced executive summaries) and presentation format, refinement of board and committee meeting cadence, strengthened oversight of key global entities, and additional opportunities for exposure to next generation leaders of the firm Topics Considered During the Board and Committee Evaluations Include: DIRECTOR PERFORMANCE Individual director performance Lead Director (in that role) Chairman of the Board (in that role) Each Committee Chair (in that role) BOARD AND COMMITTEE OPERATIONS Board and Committee membership, including director skills, background, expertise and diversity Committee structure, including whether the Committee structure enhances Board and Committee performance and efficacy of the use of special committees Access to firm personnel Executive succession planning process Conduct of meetings, including frequency of, time allocated for and encouragement of candid dialogue, and effectiveness of closed sessions Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions Shareholder feedback BOARD PERFORMANCE Key areas of focus for the Board Oversight of reputation Strategic oversight, including risks related thereto Consideration of shareholder value Capital planning COMMITTEE PERFORMANCE Performance of Committee duties under Committee charter Oversight of reputation Consideration of shareholder value Effectiveness of outside advisors Suggested topics for further discussion

20	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD LEADERSHIP STRUCTURE

Board Leadership Structure

Strong Independent Lead Director—Combined Chair-CEO: Why our Structure is Effective

We review our Board leadership structure annually. Conducting regular assessments, rather than having a fixed policy, allows our Board to deliberate the merits of our Board’s leadership structure to ensure that the most efficient and appropriate leadership structure is in place for our firm’s needs, which may evolve over time. We are committed to independent leadership on our Board. If at any time the Chair is not an independent director, our independent directors will appoint an independent Lead Director.

Key Components of Review

Chair-CEO & Lead Director Responsibilities	Policies & Practices to Ensure Strong Independent Board Oversight	Shareholder Feedback & Voting Results Regarding Board Leadership	Firm Performance	Trends & Developments Regarding Leadership Structure

In December 2023, our Governance Committee conducted its annual review of our Board’s leadership structure. The review considered a variety of factors, including our governance practices and shareholder feedback on our Board and its leadership structure. In addition, our Governance Committee considered feedback on our Chairman of the Board received in connection with the Board evaluation.

As a result of this review, our Governance Committee determined that continuing to have Mr. Solomon serve as both Chairman and CEO—working together with a strong independent Lead Director—is the most effective leadership structure for our Board and our firm at this time.

Ultimately, we believe that our current leadership structure, together with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.

We will continue to conduct Board leadership assessments annually. If at any time our Governance Committee determines it would be appropriate to appoint an independent Chair, it will not hesitate to do so.

Benefits of a Combined Role

∎

A combined Chair-CEO structure provides our firm with a senior leader who serves as a primary liaison between our Board and management and as a primary public face of our firm. This structure demonstrates clear accountability to shareholders, clients and others.

∎	Our CEO has extensive knowledge of all aspects of our current business, operations and risks, which he brings to Board discussions as Chairman.

»	A combined Chair-CEO serves as a knowledgeable resource for independent directors both at and between Board meetings.

»

Combining the roles at our firm has been effective in promulgating strong and effective leadership of the firm, particularly in times of economic challenge and regulatory change affecting our industry; the same is important during this phase of our strategic journey, including executing on our strategic transition and positioning the firm for the future.

Key Pillars of Lead Director Role

Sets and approves agenda for Board meetings and leads executive sessions	Focuses on Board effectiveness, composition and conducts evaluations	Acts as primary Board contact for shareholder engagement and engages with regulators	Serves as liaison between independent directors and Chair/ management

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	21

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD LEADERSHIP STRUCTURE

Powers and Duties of our Independent Lead Director

∎  Provides independent leadership

∎  Sets agenda for Board meetings, working with our Chair (including adding items to and approving the agenda) and approving the form and type of related materials, as well as reviewing and concurring in the agendas for each Committee meeting

∎  Approves the schedule for Board and Committee meetings

∎  Presides at executive sessions of the independent directors

∎  Calls meetings of the Board, including meetings of the independent directors

∎  Presides at each Board meeting at which the Chair is not present

∎  Engages with the independent directors and non- employee directors at and between Board and Committee meetings, including:

» to identify matters for discussion, including for discussion at executive sessions of the independent directors

» to facilitate communication with the Chair (as set forth below)

» one-on-one engagement regarding the performance and functioning of the collective Board, individual director performance and other matters as appropriate

∎  Serves as an advisor to the Chair, including by:

» engaging with the Chair between Board meetings

» facilitating communication between the independent directors and the Chair, including by presenting the Chair’s views, concerns and issues to the independent directors, as well as assisting with informing or engaging non-employee directors, as appropriate

» raising to the Chair views, concerns and issues of the independent directors, including decisions reached, and suggestions made, at executive sessions, in each case as appropriate

∎  Oversees the Board’s governance processes, including Board evaluations, succession planning and other governance-related matters

∎  Leads the annual CEO evaluation

∎  Meets directly with management and non-management employees of the firm

∎  Consults and directly communicates with shareholders and other key constituents, as appropriate

Strong Governance Practices Support Independent Board Oversight	Stakeholder Feedback & Engagement

∎  Experienced independent directors, the majority of whom have executive-level experience

∎  Independent and engaged Chairs of all Committees

∎  Regular executive sessions of independent directors chaired by Lead Director, supplemented by additional sessions of directors without management present

∎  All directors may suggest inclusion of additional subjects on agendas and call an executive session

∎  Annual Board and Committee evaluations include feedback on individual director performance

∎  Independent director participation in, and oversight of, key governance processes, such as CEO performance, executive compensation and succession planning

∎  All directors are free to contact any employee of our firm directly

∎  Our Chairman and CEO and our Lead Director meet and speak regularly about our Board and our firm

∎  We have generally received positive stakeholder feedback on the nature of our Lead Director role and our annual leadership structure review

» In considering the strength of our Board leadership structure, many investors cite our Lead Director’s expansive list of enumerated duties, extensive engagement with shareholders and the insight into our Board provided by our Lead Director’s letter in our proxy statement

∎  Our retiring Lead Director, Adebayo Ogunlesi, engaged actively during his tenure with the firm’s shareholders and other key stakeholders, including our regulators, to discuss a variety of topics, including our Board leadership structure and his responsibilities as Lead Director, Board effectiveness, compensation, the Board’s independent oversight of strategy and firm culture, and Board and management succession planning. David Viniar, our incoming Lead Director, intends to continue this robust approach to shareholder engagement going forward

» In 2023, Mr. Ogunlesi met with investors representing over 25% of our shares outstanding. He regularly conducted engagement over his tenure as Lead Director, generally meeting with individuals representing key investors and proxy advisory firms

22	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

YEAR-ROUND REVIEW OF BOARD COMPOSITION & BOARD LEADERSHIP SUCCESSION PLANNING

Year-Round Review of Board Composition & Board Leadership Succession Planning

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates candidly and collaboratively

In identifying and recommending director candidates, our Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:

∎  Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

∎  Diversity of viewpoints, backgrounds, work and other experiences and other demographics;

∎  Business or other relevant experience; and

∎  The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong and effective Board that is collegial and responsive to the needs of our firm.

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board and individual director evaluations. Each director and director candidate is evaluated by our Governance Committee based on their individual merits, taking into account our firm’s needs and the composition of our Board.

Independent Directors Shareholders Independent Search Firms Our People Candidate Pool In-Depth Review Consider Skills/Matrix Screen Quali fications Review Independence and Potential Conflicts Meet with Directors Consider Diversity Recommend Selected Candidates for Appointment to our Board [4] New Director Nominees in Last Five Years Median Nominee Tenure of ~[6] YearsIndependent Directors Shareholders Independent Search Firms Our People Candidate Pool In-Depth Review Consider Skills/Matrix Screen Quali fications Review Independence and Potential Conflicts Meet with Directors Consider Diversity Recommend Selected Candidates for Appointment to our Board 3 of our Director Nominees New in Last Five Years Median Nominee Tenure of ~7 Years

The Committee continues to focus on what skills are beneficial for service in key Board positions, such as Lead Director and Committee Chairs, and regularly evaluates potential successors for those positions (both on an emergency and longer-term basis).

To assist in its evaluation of directors and director candidates, the Committee may from time to time utilize as a discussion tool a matrix or focus list of certain skills and experiences that would be beneficial to have represented on our Board and on our Committees at any particular point in time and those that may be viewed as critical for service in a leadership role.

These ongoing processes position the Board to be able to act swiftly on succession-related matters, as the independent directors recently did in appointing Mr. Viniar as the Lead Director to succeed Mr. Ogunlesi.

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	23

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

DIRECTOR EDUCATION

Director Education

Director education about our firm and our industry is an ongoing process that begins when a director joins our Board.

Upon joining our Board, new directors are provided with a comprehensive orientation about our firm, including our business, strategy and governance. For example, new directors (including Mr. Montag) typically meet with senior leaders covering each of our revenue-producing segments and regions, as well as with senior leaders from key control, finance and operating functions. New directors also participate in orientation sessions covering the responsibilities and key areas of focus of the Board and its Committees. Orientation programs typically include more than 25 hours of programming and are tailored accordingly for each director, including based on Committee assignments.

Additional training is also provided when a director assumes a leadership role, such as becoming Lead Director or a Committee Chair.

Board and Committee presentations, roundtables, regular communications and firm and other industry events help keep directors appropriately apprised of key developments in our businesses and in our industry, including material changes in regulation, so that they can carry out their oversight responsibilities effectively.

Commitment of our Board

Commitment of our Directors—2023 Meetings

Our Board and its Committees met frequently in 2023.

	2023 Meetings
Board	29(a)
Audit	14	78 Total Board and Committee Meetings in 2023
Compensation	10
Governance	7
Public Responsibilities	5
Risk	13
Executive Sessions of Independent Directors without Management(b)	7
Additional Executive Sessions of Independent Directors without Management(c)	8

(a)  Includes meetings of the Board’s 1MDB Remediation Special Committee and other special Board committees formed from time to time.

(b)  Chaired by our Lead Director.

(c)  Led by our other independent Committee Chairs.

Each of our current directors attended over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the Committees on which they served as a regular member during 2023. Overall attendance at Board and Committee meetings during 2023 was approximately 96% for our directors as a group.

We encourage our directors to attend our annual meetings. All of our directors then in office attended the 2023 Annual Meeting.

24	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

COMMITMENT OF OUR BOARD

Commitment of our Directors—Beyond the Boardroom

Engagement beyond the boardroom provides our directors with additional insights into our businesses, risk management and industry, as well as valuable perspectives on the performance of our firm, our CEO and other members of senior management.

The commitment of our directors extends well beyond preparation for, and attendance at, regular and special meetings.

Ongoing Collaboration

Frequent interactions with each other, senior management and key employees around the globe on topics including strategy, performance, risk management, culture and talent development

Stakeholder Engagement Regular engagement with key stakeholders, including regulators and our shareholders. Participation in firm and industry conferences and other events on behalf of the Board

Regularly Informed

Receive and review postings on significant developments and weekly informational packages that include updates on recent developments, press coverage and current events that relate to our business, our people and our industry

Service on Subsidiary Boards Provides connectivity and enhances oversight of our entities worldwide

Our Lead Director and Committee Chairs provide additional independent leadership outside the boardroom.

∎

For example, each Chair sets the agenda for their respective Committee meetings and reviews and provides feedback on the form and type of related materials, in each case taking into account whether their Committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the firm, as may be applicable from time to time. To do so, each Chair engages with key members of management and subject matter experts in advance of each Committee meeting.

∎

In addition, our Lead Director also sets the Board agenda (working with our Chairman) and approves the form and type of related materials. Our Lead Director also approves the schedule for Board and Committee meetings, taking into account whether there is sufficient time for discussion of all agenda items at each meeting.

In carrying out their leadership roles during 2023:

Lead Director / Governance Chair* Adebayo Ogunlesi

Includes meetings with, as applicable:

CEO, COO, CFO, Secretary to the Board, CLO and General Counsel, CRO, Director of Internal Audit and Other Key Internal Audit Employees, Controller and Chief Accounting Officer, Chief Compliance Officer, Global Head of HCM, Global Head of IR and Chief Strategy Officer, Global Head of Reward and People Analytics, Chief Information Security Officer, Chief Information Officer, Global Head of Corporate Engagement, Global Head of Corporate Communications, Shareholders, Regulators, Independent Compensation Consultants and/or Independent Auditors

Over 80 meetings
Committee Chairs Audit – Peter Oppenheimer Compensation – Mark Winkelman or Kimberley Harris** Public Responsibilities – Ellen Kullman Risk – David Viniar*
Over 175 meetings

*

Mr. Ogunlesi is retiring at our 2024 Annual Meeting. Effective April 24, 2024, Mr. Viniar will be our Lead Director and the Chair of our Governance Committee and Mr. Montag will be the Chair of our Risk Committee.

**	Changes to Compensation Committee Chair effective April 2023.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	25

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

Board Oversight of our Firm

Key Areas of Board Oversight

Our Board is responsible for, and committed to, the oversight of the business and affairs of our firm. In carrying out this responsibility, our Board, working with and through its Committees, as applicable, discusses and receives regular updates on a wide variety of matters affecting our firm. Our reputation is a core consideration, as is our culture, as our Board advises senior management to help drive success for our clients and our communities in order to create long-term, sustainable value for our shareholders.

Strategy CEO performance Financial performance & reporting Conduct People strategy Risk management Executive succession planning Culture & Core Values Sustainability Consideration of our Reputation Underscores our Board and Committee Oversight

Strategy

∎

Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the firm’s strategic plans. This occurs year-round through presentations and discussions covering firmwide, business and regional strategy, business planning and growth initiatives, both during and outside Board meetings.

»

Strategic oversight takes various forms, including discussions regarding strategic direction and focus, review of existing and new business initiatives and progress on the key performance indicators (KPIs) that underpin our through-the-cycle targets and inform consideration of firm performance pursuant to the Compensation Committee’s Assessment Framework, as well as ongoing assessment of potential organic and inorganic growth opportunities.

»

A strong and effective risk and control environment is a strategic imperative, which necessitates commitment to ongoing enhancements to our enterprise risk management framework, overseen by the Board and carried out by management across all lines of defense. Our Board’s focus on oversight of risk management enhances our directors’ ability to provide insight and feedback to senior management and, if necessary, challenge management on its development and implementation of the firm’s strategic priorities.

»	Our Lead Director helps facilitate our Board’s oversight of strategy, including through discussions with independent directors during executive sessions, as needed.

∎

Throughout 2023, our Board engaged on an ongoing basis with our CEO, COO and CFO, as well as other key members of senior management and leaders across our revenue businesses and control, finance and operating functions, on management’s execution of the firm’s decisions to narrow its strategic focus, which will drive our long-term strategy.

»

This included Board review and approvals relating to the sales of our Marcus loan portfolio, our Personal Financial Management business and GreenSky, as well as discussions focused on driving growth across Asset & Wealth Management, unlocking synergies across Global Banking & Markets and developing our forward strategy within Platform Solutions, including our agreement with General Motors regarding a process to transition their credit card program to another issuer.

»

The Board also engaged with management in discussions regarding new and emerging technologies, such as generative artificial intelligence, geopolitical considerations and new regulation and regulatory expectations, each of which inform the development and execution of our long-term strategy.

∎	Our Board will continue to receive regular updates from, and provide advice to, management as they execute on the firm’s strategy.

26	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

Risk Management

∎

In the normal course, our firm commits capital and otherwise incurs risk as an inherent part of serving our clients’ needs. Our intention is to avoid, mitigate and manage, where possible, risks that could materially impair our firm, including our capital and liquidity position, ability to generate revenues, or reputation. Doing so necessitates ongoing investments in our enterprise risk management framework to maintain and enhance the strength of our risk management and control environment consistent with our business needs and regulatory expectations.

∎

Management is responsible for the day-to-day identification, assessment and monitoring of, and decision-making regarding, the risks we face. Our Board is responsible for overseeing the management of the firm’s most significant risks on an enterprise-wide basis, which includes setting the types and levels of risk the firm is willing to take. This oversight is executed by our full Board, as well as each of its Committees, and is carried out in conjunction with the Board’s oversight of firm strategy.

Board risk management oversight (in coordination with each of its Committees) includes:		REPUTATIONAL RISK MANAGEMENT
∎ Strategic and financial considerations ∎ Legal, regulatory, reputational and compliance risks ∎ People strategy ∎ Other financial and nonfinancial risks considered by Committees
Risk Committee risk management oversight includes:

∎  Overall risk-taking tolerance and risk governance, including our enterprise risk management framework

∎  Our Risk Appetite Statement

∎  Liquidity, market, credit, capital, operational (including information security, cybersecurity, third party and business resilience), model and climate risks

∎  Our Capital Plan, capital ratios and capital adequacy

Audit Committee risk management oversight includes:	Compensation Committee risk management oversight includes:

∎  Financial considerations, including internal controls over financial reporting

∎  Legal and compliance (including financial crime compliance) risk

∎  Coordination with our Risk Committee, including with respect to technology-related risks, risk assessment and risk/business standards management practices

∎  CRO compensation-related risk assessment, including that our firmwide compensation programs and policies should be consistent with the safety and soundness of our firm and not encourage imprudent risk taking

∎  How our performance management and incentive compensation programs promote a strong risk management and control environment

∎  Consideration of risk management and control factors in senior management compensation

Public Responsibilities Committee risk management oversight includes:	Governance Committee risk management oversight includes:
∎ Reputational risk and constituent impact, including through reports from the Firmwide Reputational Risk Committee ∎ Sustainability/ESG strategy	∎ Board composition and refreshment ∎ Board leadership succession and executive succession

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	27

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

Spotlight on Cybersecurity Risk

Cybersecurity and information security risks are areas of focus for our stakeholders, including our shareholders and regulators. Our Board, directly, as well as through its Committees (in particular the Risk and Audit Committees), maintains a regular focus on these critical issues, including through oversight of management’s processes, monitoring and controls related to cyber- and information security-related risks. This includes regular presentations on our approach to cybersecurity threats and cyber- and information security risk management from our Chief Information Security Officer (CISO), broader discussions regarding existing and emerging operational and technology risks with leaders across all lines of defense and closed sessions with our CISO.

CEO Performance

∎

Our directors are regularly focused on the performance of our CEO and other senior leaders, including during executive sessions of independent directors, regular closed sessions with our CEO and additional discussions between our Lead Director and our CEO throughout the year, as well as through mid-year and year-end discussions with the Compensation Committee on progress pursuant to the KPIs set forth in the Committee’s Assessment Framework.

∎

Under the direction of our Lead Director, each year-end our Governance Committee also formally evaluates CEO performance. This takes into account independent directors’ own assessments of CEO performance and is informed by the results of the CEO’s evaluation under our annual feedback processes, and as further described in Compensation Matters—Compensation Discussion and Analysis—How our Compensation Committee Makes Decisions.

Executive Succession Planning

∎ Succession planning is a priority for our Governance Committee, which worked with Mr. Solomon to put in place an appropriate emergency succession protocol and will continue to work with him on the development and ongoing refinement of our longer-term succession plan.

∎ Our Governance Committee has long utilized a framework relating to executive succession planning under which the Committee has defined specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in these roles at our firm both on a long-term and an emergency basis.

∎ Executive succession planning takes many forms, including Governance Committee reviews of long-term and emergency succession plans with our CEO, regular closed sessions with the Board and our CEO throughout the year, one-on-one discussions between our Lead Director and CEO and additional discussions among our independent directors, including at executive sessions, as may be appropriate.

Developing the Firm’s Next Generation of Leaders

The Board continues to engage with management on the firm’s broad leadership pipeline, including with respect to leadership pipeline health and the development of the firm’s next generation of leaders for executive and other senior roles across our firm.

Interaction with leaders in a variety of settings, including formal meetings, prep sessions, lunches, during visits to our offices around the world and at client-related events	Executive succession planning reviewed by our Governance Committee with our CEO; ongoing assessment of senior management for potential executive positions
Monitoring of careers to ensure appropriate exposure to our Board and our business	Additional engagement on broader leadership pipeline for key roles across the firm

28	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

Financial Performance & Reporting

∎

Our Board, including through its Committees, is kept apprised by management of the firm’s financial performance and key drivers thereof. For example, our Board generally receives an update on financial performance at each regularly scheduled meeting (and additionally as needed), which provides critical information to the Board and its Committees that assists them in carrying out their responsibilities.

∎

Our Board, through its Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting.

»

Each quarter, our Audit Committee meets with members of our management, the Director of Internal Audit and our independent registered public accounting firm to review and discuss our financial statements, as well as our quarterly earnings release.

∎

In addition, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In this regard, our Audit Committee and Audit Committee Chair are directly involved with the periodic selection of the lead audit partner (see Audit Matters—Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2024).

Culture & Core Values

∎	Management’s role in shaping the firm’s culture is critical and our Board’s oversight of firm culture is an important element of its responsibilities.

∎

Our culture has been a cornerstone of our business and performance throughout our history. Our Core Values of partnership, client service, integrity and excellence are derived from our long-standing Business Principles and are regularly reinforced at every step of our peoples’ careers, from onboarding to training, and through our performance, development, compensation and promotion processes.

∎

Our Board holds senior management accountable for embodying an appropriate tone at the top and for maintaining and communicating our Core Values, with an emphasis on integrity and the criticality of compliance with both the letter and spirit of the laws, rules and regulations that govern us.

»

Oversight of culture takes many forms, including strategy and risk tolerance, review of governance policies, practices and metrics, regular discussions with the Executive Leadership Team, members of the firm’s Compliance, Legal, Risk, Human Capital and Internal Audit functions, as well as others across the firm, and assessment of CEO and senior management performance and compensation.

»	These are also topics on which our firm regularly engages with our shareholders, regulators and other stakeholders.

Our culture is defined by a commitment to delivering the best service to our clients through collaboration, innovation and a relentless pursuit of excellence. It is a strategic imperative that we continually reinvest in our culture, including to bring our people together in person given the growth of the firm during the COVID-19 pandemic. To this end, we conducted a Culture Stewardship Program for our PMDs and continue to conduct a firmwide Culture Connect Forum to reinforce our Core Values and promote cultural stewardship, awareness and connectivity.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	29

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

Conduct

∎	We strive to maintain the highest standards of ethical conduct at all times, consistent with our Core Values.

 For example:

»

Our Board regularly receives metrics focused on conduct, controls and business integrity matters, as well as attrition and complaints, and engages in regular discussions with the Compliance, Legal, Risk, Human Capital and Internal Audit functions, among others.

»	Our Board also expects management to examine and report on “lessons learned” from events at our firm or in our industry, as appropriate.

»

Our Compensation Committee’s Assessment Framework not only assesses the firm’s financial performance, but also takes into account a wide array of nonfinancial factors, including conduct and other risk management and control-related matters.

∎	As part of our ongoing commitment to dialogue, education and formal training, the firm offers a range of programs focused on our business standards and conduct.

Our Code of Business Conduct and Ethics (available on our website at www.gs.com) outlines our ongoing commitment to the highest standards of partnership, client service, integrity and excellence and our shared responsibility to treat our clients and each other with honesty and integrity, avoid conflicts of interest, treat customers fairly, maintain accurate and complete records, comply with applicable laws and regulations and escalate concerns.

Sustainability

∎

Given the interdisciplinary nature of the oversight of sustainability, including the priorities of climate transition and inclusive growth, and the financial and nonfinancial risks related to these activities, including material environmental and social risks and impacts, the Board carries out its oversight of these matters directly, at the full Board level, as well as through its Committees.

∎

This may include periodic updates on the firm’s sustainability strategy, including the firm’s approach, objectives and progress, discussions regarding the climate models the firm utilizes to assess physical and transition risks and reviews of our sustainability- and climate-related reporting, as well as presentations on initiatives such as One Million Black Women.

∎	For additional information regarding our commitment to sustainability, see Spotlight on Sustainability.

People Strategy

∎

We have long emphasized that our people are our greatest asset. It is only with the determination and dedication of our people that we can serve our clients, generate long-term value for our shareholders and contribute to economic progress for all our stakeholders.

∎

Our Board and Committees engage with management on all aspects of our people strategy, which includes attracting and retaining talent, sustaining our culture and broadening our impact, and is informed by regular surveys of our people, the results of which are shared with our Board.

∎

The Board and its Committees oversee management’s efforts to enhance our people strategy across all levels of the organization, including ongoing enhancements to our performance management processes and our leadership pipeline health through succession planning, next-generation skill development, diversity, equity and inclusion programs, and talent mobility.

∎

As part of our ongoing commitment to transparency and accountability, we publish an annual People Strategy Report (available at www.gs.com). This report provides tangible indicators of progress on our people-related goals, including EEO-1 disclosures and progress on our aspirational diversity goals. Also available on our website is information on our gender and racial pay gaps, consistent with our commitment to provide additional disclosure on this topic.

30	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

STAKEHOLDER ENGAGEMENT

Stakeholder Engagement

Commitment to Active Engagement with our Shareholders and Other Stakeholders

Stakeholder views regarding matters affecting our firm are important to our Board. We employ a year-round approach to engagement that includes proactive outreach as well as responsiveness to targeted areas of focus. We also seek to engage with all proponents of shareholder proposals. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

Our Approach

We engage on a year-round basis with a wide range of stakeholders, including shareholders, fixed income investors, credit rating agencies, ESG rating firms, proxy advisory firms, prospective shareholders and thought leaders, among others. We also conduct additional targeted outreach ahead of our annual meeting each year, and otherwise as needed.

Firm engagement is led by our Investor Relations team, including targeted outreach and open lines of communication for inbound inquiries. Board-level engagement is led by our Lead Director, who meets regularly with shareholders and other key stakeholders, and may include other directors as appropriate. Feedback from these interactions is provided to all directors to inform Board and Committee work.

Depth of Engagement

Corporate governance represents only one component of our broader approach to stakeholder engagement. We take a holistic, comprehensive approach when communicating with shareholders. Discussions on corporate governance matters are often part of a broader dialogue covering corporate strategy, business performance, risk oversight and other key themes.

~150	~15

Total Equity and Fixed Income Investors Engaged Across both group and 1:1 engagements with senior management	Investor Conferences Participated in by senior management during 2023

>25%	Common Stock Outstanding Engaged Lead Director engagement with shareholders during 2023

Top 100+	>35%	>65

Shareholder Outreach Ahead of Annual Meeting	Common Stock Outstanding Engaged IR engagement with shareholders on ESG matters during 2023	1:1 Investor Meetings With C-Suite

During 2023, engagement with corporate governance stakeholders covered a variety of topics, including board governance, executive compensation and succession planning, strategic priorities and goals as well as business performance, firm culture and people strategy, financial resource management, regulatory environment and outlook, sustainable finance and climate risk, and risk management.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	31

SPOTLIGHT ON SUSTAINABILITY

Spotlight on Sustainability

Our Approach to Sustainability

Sustainability helps guide our work with our clients, including our emphasis on supporting our people and our broader strategic direction. Our priorities in this area underscore two broad themes—climate transition and inclusive growth —that represent our view of the risks and opportunities that continue to develop across sectors. Since 2019 when we announced our $750 billion sustainable financing, investing and advisory activity target by 2030, we have achieved approximately $555 billion in sustainable finance activity, including $302 billion in climate transition, $74 billion in inclusive growth and the remainder in multiple themes.

Climate Transition	Clean Energy	Sustainable Transport	Sustainable Food & Agriculture	Waste & Materials	Ecosystem Services

Inclusive Growth	Accessible & Innovative Healthcare	Financial Inclusion	Accessible & Affordable Education	Communities

Our sustainable finance efforts are grounded in a commercial, One Goldman Sachs focus that is integrated throughout our businesses and draws upon external partnerships and engagements that complement our work.

We report regularly on our sustainability strategy, including our approach and progress toward our climate-related goals and commitments. Available on www.gs.com, our most recent Task Force on Climate-related Disclosures (TCFD) Report was issued in December 2023 and we plan to publish our annual Sustainability Report in the coming months.

Climate Transition

As a financial institution, our focus is on supporting our clients in achieving their respective sustainability goals. We have continued to advance our commercial capabilities and further supported our clients in their climate ambitions through our investing, financing, and advisory activities, and by operationalizing climate transition capabilities in our businesses. Our capabilities and solutions span our core franchises; for example, within Global Banking & Markets, we established the Sustainable Banking Group, a group focused on supporting our corporate clients in reducing their direct and indirect carbon emissions. Within Asset & Wealth Management, teams including Public Markets Investing, Private Markets Investing, External Investing, and Private Wealth Management all have sustainable investing capabilities, and the Sustainability & Impact Solutions team in Asset & Wealth Management also helps mobilize the full range of insights, advisory services and investment solutions across our asset management client segments.

We also seek to identify climate-related gaps in the marketplace and address them by leveraging our existing capabilities and working with clients and strategic partners to develop innovative solutions. Two examples of how we are helping to address market gaps include:

∎

Climate Innovation and Development Fund: In 2021, we announced the launch of the Climate Innovation and Development Fund, a blended finance facility designed to catalyze and deploy private and public sector capital in first-of-their-kind or demonstrative climate-focused projects across South and Southeast Asia. Managed by the Asian Development Bank and seeded with $25 million of concessional capital from Goldman Sachs and Bloomberg Philanthropies, the Fund catalyzed $500 million of total capital that was invested across seven projects throughout 2022 and 2023.

∎

Open-Source Data and Analytics: Goldman Sachs supports open-source tools and analytics that our clients and others can use to advance solutions to data challenges through our participation in various industry groups. As OS-Climate’s founding U.S. bank member, we have supported the non-profit’s work to develop an open-source data platform and net-zero alignment tools that can be used across industries. Through our membership in the Fintech Open Source Foundation (FINOS) — a fellow project of the Linux Foundation — Goldman Sachs has contributed to the open-source design of sustainability reporting tools to help increase data transparency, accuracy and efficiency, and support higher levels of audit assurance.

32	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

SPOTLIGHT ON SUSTAINABILITY

We provide our people with the tools, resources, and support they need to help our clients and enhance the value of our firm. We are committed to responsibly managing our operational and supply chain footprint while monitoring and managing climate risk within our workspace and business processes and our portfolio through scenario analysis, integration of climate into our Risk Appetite Statement, and integration of climate risk into our business processes.

In 2021, we announced our commitment to align our financing activities with a net-zero-by-2050 pathway and an expansion of our operational carbon commitment. In doing so, we set three 2030 sectoral targets: Energy, Power and Auto Manufacturing. These sectors reflect where we see the greatest opportunity to proactively engage with our clients, deploy capital required for the transition, and invest in new commercial solutions to support transition to the low-carbon economy.

In our December 2023 TCFD Report, we provided an update on our progress on these targets, and in 2024 we plan to provide another update on these targets.

We will continue to support our clients in critical sectors as they deliver on their climate transition strategies, including by providing financing and investing in climate transition-enabling technology and infrastructure. As relevant regulations are finalized, we anticipate providing additional disclosures in 2025 to comply with climate- and other sustainability-related reporting requirements, including those of the EU Corporate Sustainability Reporting Directive.

Inclusive Growth

To advance economic opportunity and growth, we combine the needs of our clients, partners and communities with our expertise to drive sustainable, inclusive solutions.

∎

Core to our inclusive growth strategy is our work in Community Development Finance through Goldman Sachs’ Urban Investment Group, which provides innovative and responsive capital solutions to help meet the needs of low-to moderate-income communities across the U.S. To date, the Urban Investment Group has deployed more than $19 billion in real estate projects, social enterprises and lending facilities for small businesses.

∎

In 2009 we launched 10,000 Small Businesses, which provides business education, access to capital and support services to small businesses in the U.S., U.K. and France. To date, the program has committed over $750 million to serve over 17,000 entrepreneurs globally, representing over 330,000 employees and $33 billion in total revenue. In 2023, we launched our 10,000 Small Businesses Investment in Rural Communities, a $100 million commitment to expand our business education program and capital access program to 20 rural U.S. states over the next five years. The program will partner with local academic institutions and community development financial institutions (CDFIs) across the region to support job creation and economic growth.

∎

Launched in 2021, One Million Black Women (OMBW) is our commitment to invest $10 billion in investment capital and $100 million in philanthropic support to Black women-led and Black women-serving organizations, with the goal of impacting the lives of at least one million Black women by 2030.

»

To date, OMBW has committed over $2.3 billion in investment capital and $33 million in philanthropic capital to impact the lives of an estimated 200,000 Black women. In 2024, we will continue to graduate women from our One Million Black Women: Black in Business program, an entrepreneurship program for business owners who align with our mission of supporting Black women entrepreneurs with tools and education so they can create jobs, opportunity and economic growth in their communities.

»

To date, more than 600 Black women solopreneurs from 40 states have participated in the One Million Black Women: Black in Business program. 61% of participants report increases in revenues just six months after completing the program, compared to 29% of all Black or African American nonemployer firms that increase revenues at 12 months (2023 Report on Nonemployer Firms by Federal Reserve Small Business: https://www.fedsmallbusiness.org/survey/2023/ report-on-nonemployer-firms).

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	33

SPOTLIGHT ON SUSTAINABILITY

∎

In 2023, we marked the 15th anniversary of 10,000 Women, which has supported over 200,000 women from over 150 countries with business education, access to capital, mentoring and networking. Our global finance facility, created in partnership with the International Finance Corporation, has reached more than 164,000 women entrepreneurs and has provided over $2.9 billion in capital to women-owned businesses in partnership with local financial institutions across the globe. Our impact in India continues to grow, with the program reaching over 3,000 women entrepreneurs through business education, mentorship, and capital across the country. Further, the alumni community continues to drive innovation and growth in the country — within 18 months of graduating, alumni double their workforce and quadruple their revenue. Collectively, these women have created 12,000 new jobs and contributed INR 28 billion to the Indian economy.

Also available on our website is the March 2023 Goldman Sachs’ Efforts to Advance Equity and Opportunity for Underserved Communities from the law firm Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), which examines and reports on the effectiveness of three important initiatives: OMBW, the Fund for Racial Equity and 10,000 Small Businesses program. During 2023, our Office of Corporate Engagement reported to the Public Responsibilities Committee on its implementation of applicable enhancements to each of these three initiatives, as recommended by WilmerHale in its report.

None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.

34	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL NEO COMPENSATION DETERMINATIONS

Compensation Matters

Compensation Discussion and Analysis

This CD&A describes our executive compensation philosophy and the process by which our Compensation Committee makes executive compensation decisions, each of which is designed to motivate, reward and retain our senior leaders, support our strategic objectives, promote a strong risk management and control environment and advance the long-term interests of our shareholders. Our 2023 NEOs are:

David Solomon	John Waldron	Denis Coleman	Kathryn Ruemmler	Philip Berlinski
Chairman and CEO	President and COO	CFO	CLO and General Counsel	Global Treasurer

2023 Annual NEO Compensation Determinations

The following table shows our Compensation Committee’s determinations regarding our NEOs’ 2023 annual compensation, as well as 2022 annual compensation information. The details of how our Compensation Committee made its compensation determinations for 2023 are set forth in this CD&A.

Dollar amounts in the following table are shown in millions.

	Year	Total Annual Compensation* ($)	Salary ($)	Annual Variable Compensation ($)		Equity-Based Awards
				Cash	PSUs**	% of Annual Variable Comp	% of Total

Executive Leadership Team

David Solomon Chairman and CEO	2023	31.00	2.00	8.70	20.30	70	65
	2022	25.00	2.00	6.90	16.10	70	64

John Waldron President and COO	2023	30.00	1.85	11.26	16.89	60	56
	2022	23.50	1.85	8.66	12.99	60	55

Denis Coleman CFO	2023	20.00	1.85	7.26	10.89	60	54
	2022	17.00	1.85	6.06	9.09	60	53

Other NEOs

Kathryn Ruemmler CLO and General Counsel	2023	16.00	1.50	5.80	8.70	60	54
	2022	12.00	1.50	4.20	6.30	60	53

Philip Berlinski Global Treasurer	2023	13.00	1.50	4.60	6.90	60	53
	2022	10.00	1.50	3.40	5.10	60	51

*	Salary plus annual variable compensation consisting of cash and year-end equity-based awards (100% PSUs for all NEOs).

**	Equity amount at grant; PSUs subject to ongoing performance metrics (absolute & relative ROE).

Note this table is different from the SEC-required 2023 Summary Compensation Table in —Executive Compensation.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	35

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

How our Compensation Committee Makes Decisions

Our Compensation Principles	Firmwide Performance	Individual Performance	Market for Talent	Stakeholder Feedback	Risk Management & Controls	Regulatory Considerations	Independent Compensation Consultant

Importance of Informed Judgment

To help ensure that our compensation program is appropriately aligned with our long-term strategy, stakeholder expectations and the safety and soundness of our firm, our Compensation Committee, within the structure of its Assessment Framework and in the context of the inputs and factors described below, uses its informed judgment to evaluate, and structured discretion to set, executive compensation.

We believe this balanced approach is appropriate for our firm, and that a more formulaic compensation program would not be in the long-term best interests of our firm, our shareholders and other stakeholders.

∎ Avoids Unintended Consequences and Mitigates Compensation-Related Risk. Our business is dynamic and requires us to respond rapidly to changes in our operating environment. As such, our annual compensation program is designed to encourage appropriate prudence by our senior leaders, on behalf of our shareholders and our clients, regardless of prevailing market conditions.

»  Our Compensation Committee utilizes an Assessment Framework to provide greater definition to, and transparency regarding, the pre-established financial and nonfinancial factors it considers in its assessment of the firm’s performance in connection with compensation decisions for our NEOs and other senior leaders. However, a strictly formulaic compensation program would not permit adjustments based on less quantifiable factors, such as unexpected external events or individual performance.

∎ Performance-Based Pay Provides Alignment. While annual compensation decisions are based on our Compensation Committee’s informed judgment and use of structured discretion, the amounts ultimately realized by our NEOs (who received 100% of year-end equity-based pay in PSUs) are subject to ongoing performance metrics and tied to the firm’s longer-term stock price (settlement of PSUs and Shares at Risk delivered in respect of PSUs).

Our Compensation Principles

Our Compensation Principles (available at www.gs.com/corpgov) underpin all of our compensation decisions, including the Compensation Committee’s determination of NEO compensation. Key elements of our Compensation Principles (which were reviewed and updated in 2023) include:

Paying for Performance	Encouraging Firmwide Orientation & Culture	Discouraging Imprudent Risk-Taking	Attracting & Retaining Talent

Firmwide compensation should directly relate to firmwide performance over the cycle.	Employees should think and act like long-term shareholders, and compensation should reflect the performance of the firm as a whole.

Compensation should

be carefully designed to be consistent with the safety and soundness of our firm. Risk profiles must be taken into account in annual performance reviews, and factors like liquidity risk and cost of capital should also be considered.

Compensation should reward an employee’s ability to identify and create value, and the recognition of individual performance should also be considered in the context of the competitive market for talent.

Promoting a Strong Risk Management and Control Environment

36	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

Firmwide Performance

Taking into account our pay-for-performance philosophy, our Compensation Committee places substantial importance on the assessment of firmwide performance when determining NEO compensation. This includes not only financial performance, but how these results are achieved, including how our most senior leaders are investing in the future of our firm and demonstrating an appropriate commitment to a strong control environment and effective financial and nonfinancial risk management practices.

∎

During 2019, we developed our initial Assessment Framework to provide greater definition to and transparency regarding the key factors considered by the Compensation Committee to assess the firm’s performance in connection with compensation decisions for our NEOs and our Management Committee.

»	The Assessment Framework includes an assessment of pre-established financial metrics and nonfinancial factors on a firmwide basis. It also includes information and metrics on business performance in the context of our strategic priorities that underpin firmwide performance and serve to inform compensation decisions for business leaders.

»	The Assessment Framework aligns performance metrics and goals across our most senior leaders and provides a structure to help ensure that our compensation program for our NEOs and Management Committee continues to be appropriately aligned with our long-term strategy, our financial targets and stakeholder expectations as well as promotes the strength of our risk management and control environment and the safety and soundness of our firm.

∎

The Assessment Framework is reviewed annually, with metrics and factors updated as needed. For example, in 2023, the Compensation Committee, taking into account Board and stakeholder feedback, adopted changes to enhance the types of metrics and the nature of information provided to the Committee in connection with the risk management and control pillar of the Assessment Framework.

For 2023, the assessment of firmwide performance to inform compensation decisions for our NEOs and other Management Committee members included:

∎	2023 financial performance, both on an absolute basis and relative to our Peers.

∎

Additional information regarding the nonfinancial factors that underpin how our financial results are achieved and support appropriate investment in the firm’s future, including with respect to progress towards our strategic priorities, One Goldman Sachs and client-centricity, risk management and control considerations, and execution of our people strategy.

Overview of Assessment Framework

How the Results are Achieved/Investment in the Future
Financial Performance	Strategic Priorities & Clients	Risk Management & Controls	People
∎ ROE ∎ ROTE ∎ Efficiency ratio ∎ TSR ∎ CET1 ratio ∎ BVPS growth ∎ Pre-tax earnings ∎ Net revenues / revenue net of provisions ∎ EPS

∎ Progress towards our strategic objectives

∎ Cross-business strategy / collaboration in support of One Goldman Sachs

∎ Strength of client feedback

∎ Broadening share of addressable market

∎ Progress towards sustainable finance commitments

∎ Managing reputational risk

∎ Standing with regulators

∎ Risk – including:

»  Management across categories (market, credit, liquidity & funding, operational, model)

»  Strategic & business environment risk

»  Residual risks identified

∎ Internal Audit findings

∎ Compliance, conduct and disciplinary matters

∎ Core Values ∎ Diversity, Equity and Inclusion (e.g., hiring and representation) ∎ Attrition ∎ Leadership pipeline health ∎ Strategic location headcount and hiring

We will continue to evolve the Assessment Framework, as appropriate, to help ensure its purposes are served. To this end, in February 2024, the Compensation Committee adopted amendments to the Assessment Framework to further align it with our announced strategic priorities and 2024 execution focus areas.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	37

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

Individual Performance

An assessment of each NEO’s individual performance and achievements is critical to our Compensation Committee’s decision-making process, including how each of our NEOs helped to contribute to firmwide performance based on the metrics and other criteria set forth in the Assessment Framework and other factors, in each case as applicable depending on the NEO’s role.

Individual performance is also evaluated through our annual feedback processes, which are designed to solicit and provide individual performance feedback, including on strengths and development opportunities. These processes include confidential input from employees, including those who are senior to, peers of and junior to the employee being reviewed, as applicable. Individual performance is assessed across a variety of factors, including client focus and driving growth, risk management, firm reputation, culture contributions and manager effectiveness.

∎

Our CEO: Under the direction of our Lead Director, our Governance Committee evaluated the performance of Mr. Solomon (see Corporate Governance—Board Oversight of our Firm—Key Areas of Board Oversight—CEO Performance). Our Compensation Committee considered this evaluation and discussed Mr. Solomon’s performance, including pursuant to the Assessment Framework, as part of its discussions to determine his compensation.

∎

Other NEOs: Mr. Solomon discussed with the Governance Committee the performance of our COO, CFO and CLO and General Counsel, and Messrs. Solomon and Waldron discussed with the Compensation Committee the performance of our Global Treasurer, in each case taking into account results from our annual feedback processes. The Compensation Committee considered these individual performance evaluations, as well as metrics and other criteria set forth in the Assessment Framework, in connection with their discussions to determine NEO compensation. In this context, Messrs. Solomon and Waldron submitted variable compensation recommendations to the Compensation Committee for our NEOs, but did not make recommendations about their own compensation.

Market for Talent

Our Compensation Committee broadly considers the competitive market for talent as part of its review of our compensation program’s effectiveness in attracting and retaining talent, including to help determine NEO compensation.

∎

Wherever possible, our goal is to be in a position to appoint people from within the firm to our most senior leadership roles. Our executive compensation program is intended to incentivize our people to stay at Goldman Sachs and to aspire to these senior roles.

To this end, the Committee regularly evaluates our NEO compensation program using benchmarking to help ensure that our senior roles are properly valued, taking into account compensation program design and structure, as well as multi-year financial performance and quantum of NEO pay at our Peers. The Committee may also receive additional benchmarking information with respect to other companies with which the firm competes for talent (e.g., alternative and other asset managers, S&P 100 companies).

∎	The Committee performs this evaluation with information and assistance from HCM and the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook).

∎	Benchmarking information provided by HCM is obtained from public filings, as well as surveys conducted by Willis Towers Watson regarding incentive compensation practices.

38	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

Our Peers	U.S. Peers Bank of America Corporation Citigroup Inc. JPMorgan Chase & Co. Morgan Stanley The Bank of New York Mellon Corporation Wells Fargo & Company	European Peers* Barclays PLC Deutsche Bank AG UBS Group AG

*	Credit Suisse was removed from the Peer group following the merger with UBS Group AG.

In addition, the Compensation Committee (and other Committees as may be applicable in the context of their respective oversight) also receives and considers information on non-executive employee compensation, including information on aggregate compensation, benchmarking (for certain populations), attrition and retention. Annually, the Compensation Committee reviews and approves the equity award terms, including deferral levels, for equity-based awards granted to employees at all levels across the firm. Consistent with our Compensation Principles, employees at certain compensation thresholds receive a portion of their compensation in the form of equity-based awards, which increases as compensation increases, in order to help support employee share ownership and align employee interests with those of long-term shareholders.

Stakeholder Feedback

Engagement has been and continues to be a priority for our Board and management. To this end, we engage extensively with our stakeholders each year (see Stakeholder Engagement). This feedback, together with feedback received over the last several years and the results of our annual Say on Pay Vote, informs our Board and Compensation Committee actions.

∎

Feedback from the Say on Pay Vote at our 2023 Annual Meeting (approximately 94% support), as well as stakeholder engagement in connection with our 2023 Annual Meeting, reflected continued support for our:

Pay-for-performance philosophy

100% of year-end equity-based pay in PSUs for all NEOs

PSUs that tie compensation for senior leaders to ongoing performance conditions

Robust risk-balancing features in the compensation program

Program alignment across senior leadership

∎

Taking into account the strong feedback received, the Compensation Committee determined to keep the form and structure of our executive compensation program consistent year-over-year. More information on 2023 year-end compensation decisions and our commitment to various best practices is described below.

Over the last several years, we have made a number of enhancements to our compensation program and affirmed our commitments to various best practices, including paying for performance and using performance-based equity awards to closely link pay to longer-term results.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	39

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

Stakeholder Feedback	Compensation Committee Action

Pay-for-Performance Philosophy	Compensation reflects both firm and individual performance All pay other than salary is variable and at least 60% of NEO variable compensation is subject to performance conditions

Limit Use of Time-Based RSUs in Executive Compensation	For 2023, all NEOs and other senior leaders continued to receive 100% of year-end equity in the form of PSUs

Support for High Percentage of Performance-Based Pay and Rigor of Design

  100% of year-end equity for NEOs subject to ongoing performance conditions

  Rigorous five-year SVC Awards previously granted to our senior leaders, who have the greatest ability to influence long-term shareholder returns

Composition of Peer Group

  Conducted Peer group analysis in 2020 and expanded Peer group with two additional U.S. Peers for PSUs and compensation benchmarking; Peer group continues to be regularly reassessed (most recently in 2023)

Support for Robust Risk-Balancing Features	Continued use of risk-adjusted metrics, transfer restrictions, retention requirements and recapture provisions

Transparency Regarding Compensation Committee’s Use of Discretion

  Regular enhancements to Assessment Framework, which is reviewed annually. In 2023, pillar covering risk management and control-related reporting was enhanced

  Robust proxy disclosure regarding the Committee’s use of informed judgment and structured discretion on pay decisions and the factors considered by the Committee in making its decisions

  No discretionary adjustments to ROE in year-end PSUs; ROE based on as reported metrics

Support for Robust Stakeholder Engagement	Continued commitment to engagement by Lead Director and Compensation Committee Chair

40	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

Risk Management & Controls

Our compensation program is designed to be consistent with the safety and soundness of our firm and to help promote the strength of our risk management and control environment.

∎	Our CRO presented the annual risk assessment jointly to our Compensation and Risk Committees in order to assist with the evaluation of our program’s design.

»  This assessment, which is also reviewed by our independent compensation consultant, is focused on whether our program is consistent with regulatory guidance providing that financial services firms should ensure that variable compensation does not encourage imprudent risk taking.

»  Our Compensation Committee and our CRO believe that the various components of our compensation program, including compensation plans, policies and practices, as well as our Committee’s use of informed judgment, work together to balance risk and reward in a manner that does not encourage imprudent risk taking. For example:

Compensation is considered based on risk-adjusted metrics, such as net revenues and ROE (which are reflected in our Assessment Framework)	Significant portion of pay in equity-based awards aligns with long-term shareholder interests	Transfer restrictions, retention requirements and stock ownership guidelines work together to align compensation with long-term performance and discourage imprudent risk-taking	Recapture provisions mitigate imprudent risk-taking; misconduct or improper risk analysis could result in clawback or forfeiture of compensation

∎

In addition, as described under —Firmwide Performance, in 2023 the Assessment Framework was updated to include enhanced risk management and control-related reporting and enhanced engagement with senior leaders across Legal, Compliance, Risk and Internal Audit to inform compensation decisions for our NEOs and other senior leaders.

Regulatory Considerations

Our Compensation Committee also considers regulatory matters and the views of our regulators when determining NEO compensation. To this end, the Committee receives briefings on relevant regulatory developments, feedback and expectations. See also —Risk Management & Controls.

Independent Compensation Consultant

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services solely to our Board and its Committees and not to our firm.

∎

For 2023, our Compensation Committee received the advice of FW Cook. FW Cook reviewed our Assessment Framework and provided input on our incentive compensation program structure and terms and other compensation matters generally. In addition, FW Cook reviewed our CRO’s compensation-related risk assessment and our 2023 NEO annual compensation program, and, as needed, may provide additional benchmarking information to the Committee.

∎

Our Compensation Committee determined that FW Cook had no conflicts of interest in providing services to the Committee and was independent under the factors set forth in the NYSE rules for compensation committee advisors.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	41

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF ANNUAL COMPENSATION ELEMENTS AND KEY PAY PRACTICES

Overview of Annual Compensation Elements and Key Pay Practices

Our Compensation Committee believes the design of our executive compensation program is integral to further our Compensation Principles, including paying for performance and effective risk management and controls. In addition, our variable compensation frameworks more broadly govern the variable compensation process for employees who could expose the firm to material amounts of risk (such as our NEOs).

Pay Element	Characteristics	Purpose	2023 Annual Compensation

Base Salary	Annual fixed cash compensation	Provides our executives with a predictable level of income that is competitive to salary at our Peers	For 2023, NEOs received the following annual base salaries: $2.0 million for our CEO, $1.85 million for our COO and CFO and $1.5 million for our other NEOs

Annual Variable Compensation(a)	Equity-Based: PSUs	Aligns our executives’ interests with those of our shareholders and motivates executives to achieve longer-term performance, and strategic and operational objectives	Each of our NEOs received at least 60% of their annual variable compensation in the form of PSUs

	Cash	Motivates and rewards achievement of company performance and strategic and operational objectives	In 2023, each of our NEOs received a portion of their annual variable compensation (no more than 40%) in the form of a cash bonus

(a)	Our NEOs participate in the Goldman Sachs Partner Compensation Plan (PCP), under which we determine variable compensation for all of our PMDs.

What We Do Engage proactively with shareholders and other stakeholders Review and carefully consider stakeholder feedback in structuring and determining executive compensation Grant equity-based awards subject to ongoing performance metrics as a significant portion of annual variable compensation for NEOs Align pay with firmwide performance, including through use of PSUs Use Assessment Framework to assess performance through financial and nonfinancial metrics, including with respect to risk management and control-related information Exercise informed judgment responsive to the dynamic nature of our business, including consideration of appropriate risk-based and other metrics in our Assessment Framework Apply significant shareholding requirements through: Stock ownership guidelines for our Executive Leadership Team Retention requirements for all Management Committee members (including NEOs) Shares at Risk for PMDs and managing directors (including NEOs) Maintain robust recapture provisions in our variable compensation award agreements Provide for annual assessment by our CRO of our compensation program to ensure it does not encourage imprudent risk taking and engagement with senior control side leaders on risk and control matters Use independent compensation consultant What We Dont Do No employment agreements providing for severance pay with our executive officers No golden parachutes No guaranteed bonus arrangements with our executive officers No tax gross-ups for our executive officers, except in connection with international assignments and relocations No repricing of underwater stock options and no changing of thresholds for legacy performance-based awards No excessive perquisites No ongoing service-based pension benefit accruals for executive officers No hedging transactions or short sales of our Common Stock permitted for any executive officer; no executive officer has shares subject to a pledge

42	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL COMPENSATION

2023 Annual Compensation

Our Compensation Committee made its annual compensation determinations for our NEOs in the context of our Compensation Principles, which encompass a pay-for-performance philosophy, and after consideration of the factors set forth in —How our Compensation Committee Makes its Decisions.

Our compensation program reflects our pay-for-performance culture and incentivizes long-term shareholder alignment without undue emphasis on shorter-term results.

2023 NEO Compensation Reflects:

∎ Decisive leadership in recognizing the need to clarify and simplify our forward strategy

∎ Swift execution on a series of actions that narrowed our strategic focus and strengthened our platform for 2024 and beyond

∎ Continued progress on strategic priorities in our core franchises: Global Banking & Markets and Asset & Wealth Management

∎ Ongoing emphasis on delivering long-term value for shareholders

∎ Steadfast focus on client centricity and One Goldman Sachs as foundational to our firm

∎ Dedicated commitment to our culture, Core Values and advancing our people strategy

∎ Demonstrated investment to promote the strength of our risk management and control environment

2023 Firmwide Performance: Strong Execution on our Narrowed Strategic Focus and Progress on Other Strategic Priorities

Our Compensation Committee places key importance on the assessment of firmwide performance when determining NEO compensation, which is core to our pay-for-performance philosophy.

∎

Performance is assessed in a holistic manner and was guided by our Assessment Framework (using metrics determined by our Compensation Committee in early 2023), without ascribing specific weight to any single factor or metric, as we continue to believe that a formulaic compensation program would not be in the best interests of our firm or our shareholders.

∎

The Committee considered the firm’s 2023 financial performance, both on an absolute basis and relative to peer results, as well as in the context of the 2023 operating environment and longer-term results. The Compensation Committee recognized that these results were affected by a number of factors, including our strong client franchise performance (as described below) but also the execution of the firm’s own initiatives to narrow its strategic focus. While these strategic actions negatively impacted short-term performance, the Compensation Committee believes that the actions of senior management were critical to reorienting the firm with a much stronger platform for 2024 and beyond.

∎

In addition, the Committee also considered how 2023 results were achieved, including how each NEO and each business contributed to the various client, risk management and control, and people-related strategies and goals set forth in the Assessment Framework, including as described in —2023 Individual Performance.

The execution of our narrowed strategic focus and progress on our broader strategic priorities was central to our Compensation Committee decisions for 2023 compensation. These actions reinforced the firm’s commitment to serve our clients with excellence and further strengthen our client franchise, which is reflected in the firm’s achievements over the past year.

∎	Our NEOs, and in particular our Executive Leadership Team, recognized the need to clarify and simplify our forward strategy and swiftly executed on actions to narrow our strategic focus, including:

»	The exit of our Marcus lending business and sale of substantially all of our Marcus loan portfolio;

»	The sale of our Personal Financial Management business;

»	The announcement of the sale of GreenSky, and the sale of the majority of our GreenSky loan portfolio;

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	43

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL COMPENSATION

»	An agreement with General Motors regarding a process to transition their credit card program to another issuer; and

»	Continued progress on strategic priorities in Global Banking & Markets and Asset & Wealth Management.

∎

Each of our NEOs also focused on the continued commitment to an operating approach that delivers One Goldman Sachs to our clients, is underscored by a multi-year financial-planning process, invests in new and existing capabilities and enhances accountability and transparency.

The Committee continues to focus on ensuring that the structure and amount of NEO compensation appropriately incentivizes our NEOs to continue to build long-term, sustainable growth and to achieve our financial targets, without undue emphasis on shorter-term results.

Assessment of 2023 Firmwide Performance

Financial performance	ROE 7.5% (+2.6 percentage points Ex. Selected Items and FDIC Special Assessment Fee)(a)	ROTE(b) 8.1%	Net Revenues $46.3 billion	Revenues Net of Provisions $45.2 billion	EPS $22.87 (+$8.04 Ex. Selected Items and FDIC Special Assessment Fee)(a)

	Pre-Tax Earnings $10.7 billion (+$3.4 billion Ex. Selected Items and FDIC Special Assessment Fee)(a)	Efficiency Ratio 74.6%	1-Year TSR 15.9%	Standardized CET1 Capital Ratio 14.4%	BVPS Growth 3.3% YoY

Progress Across our 2023 Strategic Priorities

Global Banking & Markets

∎ Ranked #1 in worldwide announced and completed mergers and acquisitions, equity and equity-related offerings, and common stock offerings for 2023(c)

∎ Record total financing revenues across FICC and Equities businesses in 2023

∎ Top 3 with 117 of the Top 150 FICC & Equities clients in 1H23 vs. 77 in 2019(d)

Asset & Wealth Management

∎ Record Management and other fees of $9.5 billion in 2023, up 8% YoY, and AUS of $2.8 trillion

∎ 24 consecutive quarters of long-term fee-based net inflows

∎ Surpassed our five-year $225 billion alternatives fundraising target, one year ahead of schedule

∎ Reduced historical principal investments by $13 billion during the year(e)

(a)  Represents the impact from selected items that the firm has sold or is selling related to the firm’s narrowing of its ambitions in consumer-related activities and related to Asset & Wealth Management, including its transition to a less capital-intensive business, as well as the firm’s recognition of the FDIC special assessment fee. For additional information about these items, please see Annex A: Calculation of Non-GAAP Measures and Other Information.

(b)  For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Annex A: Calculation of Non-GAAP Measures and Other Information.

(c)  Source: Dealogic.

(d)  Top 150 client list and rankings compiled by GS through Client Ranking / Scorecard / Feedback and / or Coalition Greenwich 1H23 and FY19 Institutional Client Analytics ranking.

(e)  Historical principal investments include consolidated investment entities and other legacy investments the firm intends to exit over the medium term (medium term refers to a three to five year time horizon from year-end 2022).

2023 Individual Performance

∎

The Committee assesses how each NEO’s individual performance (highlights of which are set forth below) contributed to the firm’s overall performance, including execution of our long-term strategy, as well as how each NEO exhibited effective leadership and set the tone-at-the-top in the stewardship of our culture and Core Values.

∎

The Committee also considers the metrics and factors described in our Assessment Framework, including an assessment of each NEO against the criteria in the Assessment Framework and other factors, in each case as applicable dependent on each NEO’s role.

44	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL COMPENSATION

David Solomon Chairman and CEO

Key Responsibilities

As Chairman and CEO, Mr. Solomon is responsible for leading our business operations and overseeing our firm, leading development and implementation of corporate policy and strategy and serving as primary liaison between our Board and our firm and as a primary public face of our firm.

  2023 Annual Compensation cash compensation 28% variabl 6% base salary 65% PSUs $31M Equity-based compensation represented 70% of 2023 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

*	Percentages do not sum to 100% due to rounding.

Key Performance Highlights

Mr. Solomon displayed decisive and effective leadership of our firm during 2023, demonstrating an unwavering focus on its long-term strategy, including recognizing the need for, and swiftly executing on, the actions to narrow our strategic focus, and an authentic commitment to our people and culture, clients, shareholders and broader stakeholders.

Mr. Solomon’s 2023 dashboard:

Strategic Priorities & Clients

∎ Led the firm through the initial phases of its strategic evolution, including by:

»  Championing transparency with external stakeholders about our strategy, including by hosting the firm’s 2023 Investor Day

»  Swiftly executing on the decisions made to narrow our strategic focus

»  Continuing to capitalize on opportunities to expand addressable markets and provide differentiated client service

∎ Displayed ongoing commitment to client centricity and One Goldman Sachs, including by promoting collaboration across our businesses and through extensive engagement with our clients around the world

∎ Continued sponsorship of our sustainability strategy, in particular to further accelerate and operationalize commercial capabilities to serve our clients

Risk Management

∎ Demonstrated the strategic imperative of regular reinvestment in our enterprise risk management framework to maintain a strong and effective risk management and control environment

»  Continued focus on the management of financial and nonfinancial risks

»  Engaged actively throughout the year with leaders of our control, finance and operating functions, including Legal, Risk and Compliance, as well as Internal Audit

∎ Acted promptly to direct and manage oversight of the firm’s exposures to, and further bolster the firm’s liquidity positions in light of, the Spring 2023 regional banking crisis in the U.S. and Europe

∎  Maintained ongoing engagement with our key regulators and government leaders worldwide

People

∎ Demonstrated commitment to our culture and Core Values and continued to advance our people strategy, including by:

»  Prioritizing engagement with the firm’s people across all levels in our offices across the globe, through meetings, small group roundtables and townhalls as well as hosting and participating in nearly all Cultural Stewardship events during the year

»  Serving as a senior sponsor of our people and talent initiatives, including developing next generation talent, promoting internal mobility efforts, focusing on aspirational diversity goals, and continuing investments in our benefits offerings and performance management processes

»  Investing in the leadership of our businesses and control, finance and operating functions

»  Providing thought leadership on important social topics and personally demonstrating the firm’s commitment to maintaining a safe and supportive environment in which all of our people have an equal opportunity to succeed, grow and build a fulfilling career

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	45

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL COMPENSATION

John Waldron President and COO

Key Responsibilities

As President and COO, Mr. Waldron’s responsibilities include managing our day-to-day business, executing our firmwide strategy and other priorities and closely collaborating with our senior management team across the breadth of the firm’s operations, as well as engaging with, and serving as a liaison to, our clients and other stakeholders.

  2023 Annual Compensationcash compensation38% variable6% base salary$30M56% PSUsEquity-based compensation represented 60% of 2023 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics. 2023 Annual Compensation cash compensation 38% variable 6% base salary $30M 56% PSUs Equity-based compensation represented 60% of 2023 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

Key Performance Highlights

During 2023, Mr. Waldron displayed a strong and active focus on the execution of our firm’s forward strategy, driving progress towards our narrowed focus and other strategic priorities with continued attention to further enhancing our expense discipline. In doing so, he provided dedicated leadership of the firm’s businesses and operations while maintaining significant client engagement.

Mr. Waldron’s 2023 dashboard:

Strategic Priorities & Clients

∎ Led execution of our strategic priorities, including by:

»  Driving execution priorities, growth initiatives and achievement of KPIs in close partnership with business and functional leaders across the firm

»  Overseeing operating efficiency initiatives, including continued optimization of organizational structure and progressing automation efforts

»  Driving significant focus on the reduction of our historical principal investments

»  Engaging with internal and external stakeholders on our strategic priorities

∎ Continued focus on our One Goldman Sachs strategy, including by promoting collaboration across our businesses and assessing key client franchises across the firm, establishing working groups under our Firmwide Client Franchise Committee to drive progress for key cross-business client channels, and maintaining high levels of client engagement

Risk Management

∎ Maintained focus on the management of financial and nonfinancial risks as well as efficient management of resources firmwide. In doing so, closely collaborated with control, finance and operating functions and demonstrated a commitment to a strong risk management and control environment

∎ Served as Co-Chair (alongside CRO) of the Enterprise Risk Committee and as Chair of the Firmwide Reputational Risk Committee

∎ Significant engagement around regional strategies in the context of an evolving market and geopolitical landscape

∎ Maintained ongoing dialogue with key regulators and government leaders globally

People

∎ Engaged regularly with our people and fostered collaboration through individual meetings, small group roundtables and townhalls throughout our offices globally

∎ Sponsored major people and talent initiatives, including:

»  Continuing to enhance the firm’s leadership pipeline review process and initiatives to increase transparency, governance and rigor around succession planning

»  Sponsoring Pine Street and Partnership Committee efforts to invest in culture, connectivity and talent development

»  Sponsoring diversity, equity and inclusion networks and initiatives across the firm

»  Leading managing director promotion process

∎ Drove efforts related to the firm’s location and real estate strategy

46	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL COMPENSATION

Denis Coleman CFO

Key Responsibilities

As CFO, Mr. Coleman is responsible for managing the firm’s overall financial condition, as well as financial analysis and reporting. In addition, he oversees various control functions, operations and technology and closely collaborates across our senior management team, including on issues relating to risk management and firmwide operations.

  2023 Annual Compensation 36% variable cash compensation 9% base salary 54% PSUs $20M Equity-based compensation represented 60% of 2023 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

*	Percentages do not sum to 100% due to rounding.

Key Performance Highlights

In 2023, Mr. Coleman provided strong oversight of the firm’s capital, liquidity and balance sheet to support the execution of the firm’s strategic and operational goals with an enduring focus on ensuring the safety and soundness of the firm and the strength of our risk management and control environment.

Mr. Coleman’s 2023 dashboard:

Strategic Priorities & Clients

∎ Successfully navigated market volatility to ensure the firm had appropriate capital, liquidity and balance sheet to prudently deploy towards franchise activity as well as future growth

∎ Closely collaborated with our CEO and COO on the execution of our strategic priorities, with regular stakeholder engagement related thereto and concerted focus on deepening relationships with investors aimed at raising greater awareness around our firm’s strategy and performance

∎ Engaged with clients in partnership with business leaders

Risk Management

∎ Demonstrated a strong commitment to investing in and promoting the strength of our risk management and control environment and maintained focus on the management of both financial and nonfinancial risks

∎ Managed the firm’s financial resources, including to:

»  Manage capital and liquidity through market volatility, including the regional banking crisis and U.S. debt ceiling negotiations, maintaining sufficient capacity to meet internal and regulatory requirements

»  Focus on enhancing expense management across our businesses

∎ Engaged in ongoing dialogue with key regulators and government leaders

∎ Served as Vice Chair of the Enterprise Risk Committee and as Co-Chair of the Firmwide Asset Liability Committee

People

∎ Engaged with our people across the firm and continued his focus on convening leaders across control, finance and operating functions to foster greater alignment and collaboration

∎ Championed the firm’s people and talent initiatives, including through participation in the managing director selection process, leadership pipeline reviews and various other key programs

∎ Advanced the firm’s culture through participation in the firm’s Cultural Stewardship Program and Culture Connect Forums

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	47

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL COMPENSATION

Kathryn Ruemmler CLO and General Counsel

Key Responsibilities

As CLO and General Counsel, Ms. Ruemmler leads the firm’s Legal division, providing oversight for the firm’s legal affairs worldwide, and oversees the Compliance division and Conflicts Resolution Group, which oversight serves to enhance collaboration across these disciplines and ensure a consistent approach to addressing the legal, compliance and reputational risk issues facing the firm.

  2023 Annual Compensation*9% base salary cash compensation 36% variable$16M54% PSUsEquity-based compensation represented 60% of 2023 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.2023 Annual Compensation* 9% base salary cash compensation 36% variable $16M 54% PSUs Equity-based compensation represented 60% of 2023 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

* Percentages do not sum to 100% due to rounding.

Key Performance Highlights

In 2023, Ms. Ruemmler continued to serve as an invaluable advisor to firm leadership across a broad range of legal, reputational and regulatory matters with a strong track record of exceptional judgment and informed and sound counsel. She also brought certain long-standing litigation matters to successful resolution while continuing to enhance collaboration and synergies across the Legal, Compliance and Conflicts Resolution functions.

Ms. Ruemmler’s 2023 dashboard:

Strategic Priorities & Clients
∎ Regularly provided counsel to senior management on the development and execution of our strategic priorities
Risk Management

∎ Championed the ongoing investment in our risk management and control environment, serving as a sponsor and leader of our efforts to strategically enhance our enterprise risk management framework

∎ Provided informed and sound counsel to leaders across the firm on a broad range of legal, reputational and regulatory matters

∎ Significant focus and leadership on the firm’s litigation strategy, bringing several key matters to a successful resolution in 2023

∎ Enhanced the firm’s engagement model with key regulators by pursuing a more centralized and robust approach to engagement, exam management, responses and, where applicable, remediation

∎ Significant focus on the management of reputational risk, including as Co-Vice Chair of the Firmwide Reputational Risk Committee

People

∎ Invested substantial time and thought leadership as Chair of the Firmwide Conduct Committee, including emphasizing the importance of integrity as an expectation of our people and leaders

∎ Focused on supporting and implementing the firm’s people strategy goals across Compliance, Legal and Conflicts Resolution functions, including furthering issues of equity, diversity and inclusion across all areas of the firm

∎ Led continued efforts to refine and improve our organizational structure, including with ongoing focus on enhancing collaboration and synergies across the Legal, Compliance and Conflicts Resolution functions

48	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2023 ANNUAL COMPENSATION

Philip Berlinski Global Treasurer

Key Responsibilities

As Global Treasurer, Mr. Berlinski is responsible for overseeing the firm’s Corporate Treasury function, which manages the firm’s liquidity, payments, funding, balance sheet and capital to maximize net interest income and return on equity through liability planning and execution, financial resource allocation, asset liability management and liquidity portfolio management. Mr. Berlinski also serves as CEO of GS Bank and as interim Co-Head or Head of Platform Solutions.

  2023 Annual Compensation 35% variable cash compensation 12% base salary $13M 53% PSUs Equity-based compensation represented 60% of 2023 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

Key Performance Highlights

During 2023, Mr. Berlinski effectively managed the firm’s liquidity position through continued market volatility, appropriately balancing his technical responsibilities while supporting business growth in our core franchises. He also successfully assumed the role of interim Co-Head or Head of Platform Solutions, with significant engagement and oversight of the Enterprise Platforms and Transaction Banking businesses.

Mr. Berlinski’s 2023 dashboard:

Strategic Priorities & Clients

∎ Focused on maintaining appropriate liquidity to support franchise activity and future growth

∎ Engaged with a range of Platform Solutions clients and strategic partners as well as fixed income investors

Risk Management

∎ Maintained strong tone-at-the-top with demonstrated commitment to the strength of our risk management and control environment across his various responsibilities

∎ Successfully managed the firm’s liquidity position and navigated continued market volatility throughout the year, including during the regional banking crisis and U.S. debt ceiling negotiations, and ensured sufficient liquidity to meet internal and regulatory needs

∎ Partnered with Risk to strengthen the firm’s liquidity and funding management processes, including to enhance the firm’s liquidity stress testing and intraday liquidity risk model and capabilities

∎ Continued to progress liquidity optimization management initiatives, including to:

»  Deliver enhanced liquidity projections

»  Add new funding channels to enable the firm to bolster funding in times of stress

∎ Continued to lead efforts to facilitate growth and migration of businesses to Bank entities with a focus on enhancing GS Bank governance and oversight and on GS Bank risk management and controls

∎ Represented the firm by leading G-SIB Treasurer discussions on markets, liquidity and regulations with key regulators and policy makers

∎ Served as Chair of the GS Bank Management Committee and Co-Chair of the Firmwide Asset Liability Committee

People

∎ Focused on supporting and implementing the firm’s people strategy goals in Corporate Treasury and Platform Solutions. In doing so, partnered with HCM to invest in our people and culture and advance diversity, equity and inclusion

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	49

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

EQUITY-BASED ANNUAL VARIABLE COMPENSATION: PSUS

Equity-Based Annual Variable Compensation: PSUs

We believe it is important to pay a significant portion of our annual variable compensation in equity-based awards. To this end, for 2023 annual compensation, 70% of Mr. Solomon’s and 60% of all other NEOs’ variable compensation was paid in PSUs.

Our equity-based variable compensation is subject to various robust risk-balancing features, as described more fully in —Other Compensation Policies and Practices. Treatment upon a termination of employment or change in control is described more fully in —Executive Compensation—Potential Payments upon Termination or Change in Control.

Year-End PSUs—Overview of Material Terms

∎  PSUs provide recipients with annual variable compensation that has a metrics-based outcome. The ultimate value paid to the NEO is subject to firm performance both through stock price and a metrics-based structure. ROE is used because it is a risk-based metric that is an important indicator of the firm’s operating performance and is viewed by many stakeholders as a key performance metric.

∎  PSUs will be paid at 0-150% of the initial award based on our average ROE over 2024-2026, using absolute and relative metrics as described in the below table.

3-Year Average Absolute ROE	% Earned	3-Year Average Relative ROE	% Earned(a)
<5%	0%	<25th percentile	25%
5% to <16%	Based on relative ROE; see scale at right	25th percentile	50%
		60th percentile	100%
≥16%	150%	≥75th percentile	150%

(a)  Percentage earned is scaled if performance is between specified thresholds; payout is automatically capped at 100% if 3-year average GS ROE is between 5% and 6%.

∎  PSU performance thresholds for PSUs granted in January 2024 (for 2023 year-end compensation) were unchanged year-over-year. Our Compensation Committee continues to believe these thresholds are appropriate to incentivize senior management to achieve our strategic goals and enhance long-term shareholder value. PSU design, including performance thresholds, will continue to be reviewed annually in connection with annual compensation decisions.

∎ PSUs granted in January 2024 will settle in 2027. For the CEO, COO and CFO, PSUs will settle 50% in cash based on the average closing price of our Common Stock over a ten-trading-day period and 50% in Shares at Risk. For our other NEOs, PSUs will settle 100% in shares of Common Stock, substantially in the form of Shares at Risk.

∎

For purposes of the relative ROE metric, for PSUs granted in January 2024, our Peers consist of Bank of America Corporation; Citigroup, Inc.; JPMorgan Chase & Co.; Morgan Stanley; The Bank of New York Mellon Corporation; Wells Fargo & Company; Barclays PLC; Deutsche Bank AG and UBS Group AG. Our Compensation Committee believes that these Peers appropriately and comprehensively reflect those firms that have a major presence across our collection of scaled businesses and that have regulatory requirements (such as with respect to capital) similar to ours.

∎	Average ROE is the average of the annual ROE for each year during the performance period.

»

Annual ROE for the firm is calculated as annualized net earnings applicable to common shareholders divided by average common shareholders’ equity, as publicly reported by Goldman Sachs in its annual report, and rounded to one decimal place.

»	For purposes of determining ROE of our Peers with respect to the PSUs’ relative metrics, annual ROE is as reported in the Peer company’s publicly disclosed annual report, rounded to one decimal place.

50	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

EQUITY-BASED LONG-TERM INCENTIVE: SHAREHOLDER VALUE CREATION AWARDS

∎

In certain circumstances (e.g., a merger, change in corporate structure or other similar corporate transaction) that result in a substantial change in a Peer company’s business or revenue mix, the Committee shall adjust the Peer group and/or make such other equitable adjustments as the Committee deems appropriate.

»

Following the Credit Suisse merger with UBS Group AG in 2023, the Compensation Committee amended the peers for outstanding PSUs (those granted in respect of 2020-2022 year-end compensation) to reflect this transaction.

»

For purposes of relative ROE calculations, Credit Suisse ROE will be included only when there is a full year of reported ROE available (2021 and 2022 ROE only, as applicable). Accordingly, Credit Suisse has been removed from the Peer group for the 2022 Year-End PSUs (2023-2025 performance period) and for PSUs going forward.

∎	Certain adjustments (e.g., to a Peer company’s ROE for purposes of the relative ROE calculation) will be based on publicly disclosed financial information.

∎	Each PSU granted to our NEOs includes a cumulative dividend equivalent right payable only if and when that PSU is earned.

∎

PSUs granted to our NEOs who meet certain age and service requirements on the grant date have no additional service-based vesting requirement; however, all PSUs are subject to various robust risk-balancing features, as described in —Other Compensation Policies and Practices below.

∎	For information on the vesting and settlement of Messrs. Solomon and Waldron’s 2019 year-end PSUs during 2023, see —Executive Compensation—2023 Stock Vested.

Equity-Based Long-Term Incentive: Shareholder Value Creation Awards

As previously disclosed, the non-employee members of our Board, upon the recommendation of our independent Compensation Committee, granted SVC Awards to Messrs. Solomon and Waldron in October 2021 and, in response to shareholder feedback regarding the importance of broadening the scope of these awards’ key objectives across our senior leadership team, more broadly to members of our Management Committee, including Messrs. Coleman and Berlinski and Ms. Ruemmler, in January 2022.

SVC Awards were designed to address three key objectives and align the incentive structure across our most senior leaders.

1	Align compensation with rigorous performance thresholds that drive long-term shareholder value creation	2	Ensure leadership continuity over the next phase of our growth strategy	3	Enhance retention in response to the increasing competition for talent in the current environment

The previously granted SVC Awards were not part of annual compensation and will not be awarded on a regularly recurring basis. 2023 annual compensation was determined based on the factors described in —How our Compensation Committee Makes Decisions and —2023 Annual Compensation above.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

Key Terms of our NEOs’ SVC Awards(a)

TSR Thresholds (Absolute & Relative)	Cumulative Absolute TSR Goals	% of Target Earned	Relative TSR Goals	% of Target Earned
	≥75%	75%	≥80th percentile	75%
	60%	50%	65th percentile	50%
	47%	25%	40th percentile	25%
	<47%	0%	<40th percentile	0%

Performance-based vesting for the SVC Awards is based 50% on absolute TSR goals and 50% on relative TSR goals, all of which have been pre-established by the Board. As of the time of grant, with respect to absolute TSR goals, the resulting stock price plus dividends would have been approximately, in each case, $602 at 47%, $655 at 60% and $717 at 75%. For reference, as of the initial grant in October 2021, our highest closing stock price was $419.69.

Peer Group for Relative Thresholds	U.S. Peers: BAC, C, JPM, MS, BK, WFC

Achievement of Thresholds

∎  Absolute TSR: Highest average closing price of GS stock for any 30 consecutive trading days during performance period

∎  Relative TSR: 30-day average closing price prior to beginning and end of performance period

Performance Period and Vesting

Vesting will occur over a five-year performance period beginning for all SVC Awards on October 21, 2021, subject to continuous service until the end of the five-year performance period, with limited exceptions provided in the applicable award agreement and the SIP, such as death and disability.

Form of Settlement and Transfer Restrictions

Any amounts earned under the SVC Awards are settled 100% in shares of Common Stock that will deliver at the end of the five-year performance period. Any shares earned will be Shares at Risk subject to transfer restrictions for one year after delivery, and will also be subject to forfeiture and clawback provisions (see —Other Compensation Policies and Practices).

(a)

See — Compensation Discussion and Analysis —Equity-Based Variable Compensation Elements of Annual Compensation —Shareholder Value Creation Awards —A Detailed Look in our Proxy Statement for our 2023 Annual Meeting of Shareholders for more details.

Other Compensation Policies and Practices

Robust Risk-Balancing Features

Compensation granted to our NEOs is subject to various long-standing risk-balancing features, including the use of Shares at Risk, retention requirements and, for our Executive Leadership Team, additional stock ownership guidelines.

∎

Shares at Risk: Shares delivered pursuant to our equity-based awards generally deliver in the form of “Shares at Risk.” Shares at Risk are shares (after applicable tax withholding) that are subject to transfer restrictions as follows:

»

For PSUs granted as part of annual compensation, calculated based on the grant date (for 2023 Year-End PSU awards granted in January 2024, Shares at Risk will be subject to transfer restrictions through January 2028).

»	For SVC Awards, Shares at Risk will be subject to transfer restrictions for one year after delivery (through October 2027) of any shares of Common Stock that are earned.

Transfer restrictions generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions). See —Executive Compensation—Potential Payments upon Termination or Change in Control for more detail.

∎

Retention Requirements: Pursuant to our internal policy applicable to members of our Management Committee, each of our NEOs is subject to retention requirements with respect to shares of Common Stock received in respect of equity awards:

»

Our CEO is required, for so long as he holds such position, to retain (directly or indirectly through estate planning entities) at least 75% of the shares of Common Stock granted (net of payment of any withholding taxes) as compensation (After-Tax Shares) since becoming CEO.

»

Similarly, each of our COO and CFO is required, for so long as he holds such position, to retain (directly or indirectly through estate planning entities) at least 50% of After-Tax Shares granted as compensation since being appointed to such position.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

»

Our other NEOs are required, for so long as they serve on the firm’s Management Committee, to retain (directly or indirectly through estate planning entities) at least 25% of After-Tax Shares granted as compensation since being appointed to the Management Committee.

∎	Stock Ownership Guidelines: In addition, our Executive Leadership Team is subject to additional stock ownership guidelines that supplement the retention requirements. These guidelines provide that:

»	Our CEO must retain beneficial ownership of a number of shares of Common Stock equal in value to 10x his base salary for so long as he remains our CEO.

»	Each of our COO and CFO must retain beneficial ownership of a number of shares of Common Stock equal in value to 6x his base salary for so long as he remains in such position at the firm.

»	Transition rules apply in the event that an individual becomes newly appointed to one of the positions subject to these guidelines.

»	Each member of our Executive Leadership Team met these stock ownership guidelines in 2023.

∎

Recapture Provisions: We have a long-standing practice of including robust forfeiture and recapture provisions (collectively, Recapture) in our variable compensation award agreements. Pursuant to these Recapture provisions, if, after delivery, payment or release of transfer restrictions, we determine that a forfeiture event had previously occurred, we can require repayment to the firm of the award (including amounts withheld to pay withholding taxes) and any other amounts paid or delivered in respect thereof.

»	Our conduct-related Recapture rights include:

	Cause	Failure to Consider Risk

Who	Each employee who receives equity-based awards as part of their year-end compensation (since IPO)	Each employee who receives equity-based awards as part of their year-end compensation (since 2009 year-end)

Application

If such employee engages in conduct constituting “cause,” including:

∎  Conviction in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge;

∎  Engaging in employment disqualification conduct under applicable law;

∎  Willful failure to perform their duties to the firm;

∎  Violation of any securities or commodities laws, rules or regulations of any relevant exchange or association of which the firm is a member;

∎  Violation of any of our policies concerning hedging, pledging or confidential or proprietary information, or materially violates any other of our policies;

∎  Impairing, impugning, denigrating, disparaging or reflecting negatively upon our name, reputation or business interests; or

∎  Engaging in conduct detrimental to the firm

If, during the time period specified in the award agreement, such employee participated (or otherwise oversaw or was responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the firm or the broader financial system as a whole (e.g., where such employee has improperly analyzed such risk or where they failed sufficiently to raise concerns about such risk), and, as a result of such action or omission, the Compensation Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the firm, the employee’s business unit or the broader financial system

What	All outstanding PSUs, RSUs, SVC Awards and Shares at Risk at the time “cause” occurs	All equity-based awards (e.g., PSUs, RSUs, SVC Awards and underlying Shares at Risk) covered by the specified time period (e.g., the year for which the award was granted or, for SVC Awards, the entire performance period)

∎

In addition, our Compensation Committee has adopted two clawback policies (together, Accounting-Related Recapture) that generally permit Recapture of awards (including equity-based awards and underlying Shares at Risk):

»

In January 2015, our Compensation Committee adopted a comprehensive, standalone clawback policy that, among other things, expands our Recapture rights if the events covered by the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) occur, applying such provision to all variable compensation (whether cash- or equity-based) paid to any member of our Executive Leadership Team, even though the Sarbanes-Oxley provision on which the Policy is based requires that such a clawback apply only to our CEO and CFO.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

»

Our Compensation Committee also adopted a new clawback policy in October 2023, as required by Section 10D of the Exchange Act and the listing standards adopted by the NYSE (the Dodd-Frank Clawback Policy). In the event of certain accounting restatements, this policy requires us to pursue recovery from current and certain former executive officers of any amount of incentive-based awards that exceeds the amount that would have otherwise been received if calculated based on the restated financial reporting measure, calculated on a pre-tax basis.

∎	In addition, our equity-based awards and underlying Shares at Risk (in each case as applicable) granted to our NEOs also provide for Recapture if:

»

Our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or it fails to maintain for 90 consecutive business days the required “minimum Tier 1 capital ratio” (as defined under Federal Reserve Board regulations) (except with respect to Mr. Coleman’s 2021 U.K. RSUs, as defined below);

»

The NEO associates with any business that constitutes a Covered Enterprise (as defined in —Executive Compensation—Potential Payments upon Termination or Change in Control) (except with respect to Mr. Coleman’s 2021 U.K. RSUs);

»

The NEO solicits our clients or prospective clients to transact business with a Covered Enterprise or refrain from doing business with us or interferes with any of our client relationships (except with respect to Mr. Coleman’s 2021 U.K. RSUs);

»	The NEO solicits certain employees of the firm (except with respect to Mr. Coleman’s 2021 U.K. RSUs); or

»	The NEO fails to perform obligations under any agreement with us.

Hedging Policy; Pledging of Common Stock

Our executive officers (including our NEOs) and non-employee directors are prohibited from hedging any shares of our Common Stock, even shares they can freely sell, for so long as they remain executive officers or non-employee directors, as applicable. In addition, our NEOs, non-employee directors and all other employees are prohibited from hedging or pledging their equity-based awards. Our employees, other than our executive officers, may hedge only shares of our Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions or “short” sales of our Common Stock. Additionally, employees and directors may not act on investment decisions with respect to our Common Stock, except during applicable “window periods.” The restrictions described above also generally apply to such individual’s immediate family, household members and dependents. In addition, none of our executive officers or non-employee directors has any shares of Common Stock subject to a pledge.

Qualified Retirement Benefits

During 2023, each NEO other than Mr. Berlinski participated in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2023, these individuals were eligible to make pre-tax and/ or “Roth” after-tax contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contributed, up to a maximum of $12,500. For 2023, these individuals each received a matching contribution of $12,500. Mr. Berlinski has not participated in the U.K. defined contribution arrangement, known as LifeSight (the U.K. Defined Contribution Arrangement), since July 2019, when he relocated on assignment to the U.S. The firm provides overseas employees who can no longer participate in the U.K. Defined Contribution Arrangement with an annual payment in lieu of their participation. The amount of this payment for 2023 for Mr. Berlinski was $20,535, which is approximately equal to the firm’s annual cost in respect of participation in the U.K. Defined Contribution Arrangement.

Perquisites and Other Benefits

Our NEOs received in 2023 certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2023 variable compensation.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

GS GIVES

During 2023, we made available to each of our Executive Leadership Team a car and driver and, in some cases, other services, including for security. We also offered our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business.

Our NEOs participate in our executive medical and dental program and receive executive life insurance while they remain PMDs. Our NEOs also receive long-term disability insurance coverage. Our NEOs (and their covered dependents) are also eligible for a retiree healthcare program and receive certain other perquisites, some of which have no incremental cost to us. At our request, Mr. Coleman relocated from London to our New York office in 2021, and Mr. Berlinski did so in 2019. To this end, during 2023, consistent with our standard Global Mobility Services programs, Messrs. Coleman and Berlinski received international assignment relocation benefits and tax protection and/or equalization payments, as applicable, in connection with their respective arrangements. See “All Other Compensation” and footnote (e) in —Executive Compensation—2023 Summary Compensation Table.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility of executive compensation paid to each of our “covered employees” to $1 million. In setting 2023 executive compensation, our Compensation Committee considered the factors identified in more detail in —How our Compensation Committee Makes Decisions and did not take this limit on deductibility into account.

GS Gives

As a key element of the firm’s overall impact investing platform, we established our GS Gives program to coordinate, facilitate and encourage global philanthropy by our PMDs. Accordingly, firm contributions supported an approximately $160 million 2023 GS Gives program.

GS Gives underscores our commitment to philanthropy through diversified and impactful giving, harnessing the collaborative spirit of the firm’s partnership while also inspiring our firm’s next generation of philanthropists. We ask our PMDs to make recommendations of not-for-profit organizations to receive grants from the firm’s contributions to GS Gives. GS Gives has made approximately $2.5 billion in grants and partnered with over 9,400 not-for-profit organizations supporting 140+ countries around the world since its inception.

Grant recommendations from our PMDs help to ensure that GS Gives invests in a diverse group of charities that improves the lives of people in communities around the world. We encourage our PMDs to make recommendations of grants to organizations consistent with GS Gives’ mission of fostering innovative ideas, solving economic and social issues and enabling progress in underserved communities globally. GS Gives undertakes diligence procedures for donations and has no obligation to follow recommendations made to us by our PMDs.

In 2023, GS Gives accepted the recommendations of over 500 current and retired PMDs and granted over $190 million to over 2,700 not-for-profit organizations around the world. GS Gives made grants across a wide range of areas, including access to high quality education, support for veterans, and innovative medical research, in addition to our continued support for the Analyst Impact Fund, which allows analysts to compete for a grant from GS Gives for the nonprofit of their choice. Amounts recommended by our NEOs in 2023 for donation by GS Gives were: Mr. Solomon - $4 million; Mr. Waldron - $3.5 million; Mr. Coleman - $2.5 million; Ms. Ruemmler - $1 million; and Mr. Berlinski - $1 million.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2023 SUMMARY COMPENSATION TABLE

Executive Compensation

The 2023 Summary Compensation Table below sets forth compensation information relating to 2023, 2022 and 2021. However, in accordance with SEC rules, compensation information for certain NEOs is only reported beginning with the year that such executive became an NEO. For a discussion of 2023 annual NEO compensation, please read —Compensation Discussion and Analysis above.

Pursuant to SEC rules, the 2023 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year’s end. As a result, annual equity-based awards and cash variable compensation are disclosed in each row of the table as follows:

2023	∎ “Bonus” is cash variable compensation for 2023 ∎ “Stock Awards” are PSUs awarded for 2022 (referred to as 2022 Year-End PSUs)

2022

∎ “Bonus” is cash variable compensation for 2022

∎ “Stock Awards” are:

»   PSUs awarded for 2021 (referred to as 2021 Year-End PSUs), including PSUs awarded to Mr. Coleman for 2021 that satisfy U.K. regulatory requirements in respect of Mr. Coleman’s prior role (referred to as 2021 Year-End U.K. PSUs)

»   RSUs awarded to Mr. Coleman for 2021 that satisfy U.K. regulatory requirements in respect of Mr. Coleman’s prior role (referred to as 2021 U.K. RSUs)

»   SVC Awards granted to our CFO and other NEOs in 2022

2021

∎ “Bonus” is cash variable compensation for 2021

∎ “Stock Awards” are:

»   PSUs awarded for 2020 (referred to as 2020 Year-End PSUs)

»   RSUs awarded for 2020 (referred to as 2020 Year-End RSUs)

»   SVC Awards granted to our CEO and COO in 2021

2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)			Change in Pension Value ($)(d)	All Other Compen- sation ($)(e)	Total ($)
					Year-End Awards(b)	SVC Award(c)	Total

David Solomon Chairman and CEO	2023	2,000,000		8,700,000	15,649,863	—	15,649,863	99	320,855	26,670,817
	2022	2,000,000		6,900,000	22,404,343	—	22,404,343	—	305,077	31,609,420
	2021	2,000,000		9,900,000	10,334,614	17,045,566	27,380,180	—	264,892	39,545,072

John Waldron President and COO	2023	1,850,000		11,260,000	12,626,934	—	12,626,934	492	355,563	26,092,989
	2022	1,850,000		8,660,000	18,127,364	—	18,127,364	—	343,897	28,981,261
	2021	1,850,000		12,460,000	9,515,417	11,363,788	20,879,205	—	319,593	35,508,798

Denis Coleman CFO	2023	1,850,000		7,260,000	8,835,914	—	8,835,914	2,360	619,147	18,567,421
	2022	1,850,000		6,060,000	11,158,962	3,341,555	14,500,517	—	1,158,036	23,568,553

Kathryn Ruemmler CLO and General Counsel	2023	1,500,000		5,800,000	5,947,730	—	5,947,730	—	68,289	13,316,019
	2022	1,500,000		4,200,000	9,021,951	2,339,034	11,360,985	—	68,577	17,129,562
	2021	1,500,000		6,400,000	4,731,963	—	4,731,963	—	63,358	12,695,321

Philip Berlinski Global Treasurer	2023	1,500,000		4,600,000	4,815,002	—	4,815,002	30,245	3,309,859	14,255,106
	2022	1,500,000		3,400,000	9,242,922	2,339,034	11,581,956	—	4,648,229	21,130,185
	2021	1,108,046	(a)	6,556,898	6,341,994	—	6,341,994	51,518	2,908,899	16,967,355

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2023 SUMMARY COMPENSATION TABLE

(a)

Reflects Mr. Berlinski’s effective salary for 2021, which amount takes into account his annualized salary increase to $1.5 million, effective as of September 20, 2021, in connection with his appointment to the Management Committee.

(b)

Amounts included for 2023 represent the grant date fair value of 2022 Year-End PSUs granted in January 2023 for services in 2022. Grant date fair value for 2022 Year-End PSUs for Messrs. Solomon, Waldron and Coleman is determined by multiplying the target number of PSUs by $354.97, the closing price per share of Common Stock on the NYSE on January 26, 2023, the grant date. Grant date fair value for 2022 Year-End PSUs for Ms. Ruemmler and Mr. Berlinski is determined by multiplying the target number of PSUs by $349.09, the closing price per share of Common Stock on the NYSE on January 18, 2023, the grant date. For the portion of the 2022 Year-End PSUs granted to each of our NEOs that are stock settled, the value includes an approximately 6% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2022 Year-End PSUs for each of Messrs. Solomon, Waldron, Coleman and Berlinski and Ms. Ruemmler would be $23,474,795, $18,940,568, $13,253,870, $7,222,502 and $8,921,760, respectively. Amounts included for 2022 represent the grant date fair value of 2021 Year-End PSUs, and for Mr. Coleman, 2021 Year-End U.K. PSUs and 2021 U.K. RSUs, in each case granted in January 2022 for services in 2021. Grant date fair value for 2021 Year-End PSUs for Messrs. Solomon and Waldron is determined by multiplying the target number of PSUs by $347.01, the closing price per share of Common Stock on the NYSE on January 28, 2022, the grant date. Grant date fair value for 2021 Year-End PSUs for Messrs. Coleman (including his 2021 Year-End U.K. PSUs) and Berlinski and Ms. Ruemmler is determined by multiplying the target number of PSUs by $347.32, the closing price per share of Common Stock on the NYSE on January 19, 2022, the grant date. For the portion of the 2021 Year-End PSUs granted to each of our NEOs that are stock settled, the value includes an approximately 6% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. For Mr. Coleman’s 2021 Year-End U.K. PSUs, the value includes an approximately 14% liquidity discount to reflect both the transfer restrictions on the Common Stock underlying these PSUs and the lack of dividend equivalent rights. Assuming achievement of maximum performance targets, the grant date fair value of 2021 Year-End PSUs for each of Messrs. Solomon, Waldron, Coleman and Berlinski and Ms. Ruemmler would be $33,606,688, $27,191,219, $3,894,900, $13,864,382 and $13,533,089, respectively. Assuming achievement of maximum performance targets, the grant date fair value of 2021 Year-End U.K. PSUs for Mr. Coleman would be $12,241,470. Grant date fair value for 2021 U.K. RSUs granted to Mr. Coleman is determined by multiplying the aggregate number of RSUs by $347.01, the closing price per share of Common Stock on the NYSE on January 28, 2022, the grant date. Amounts included for 2021 represent the grant date fair value of 2020 Year-End RSUs and 2020 Year-End PSUs, as applicable, in each case granted in January 2021 for services in 2020. Grant date fair value for 2020 Year-End RSUs and 2020 Year-End PSUs is determined by multiplying the aggregate number of RSUs or target number of PSUs, as applicable, by $290.47, the closing price per share of Common Stock on the NYSE on January 20, 2021, the grant date. For the portion of the 2020 Year-End PSUs granted to Messrs. Solomon and Waldron and Ms. Ruemmler that are stock settled, the value includes an approximately 10% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2020 Year-End PSUs for each of Messrs. Solomon and Waldron and Ms. Ruemmler would be $15,501,920, $14,273,125 and $1,816,125, respectively. For the 2020 Year-End RSUs granted to Ms. Ruemmler and Mr. Berlinski, the value includes an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs.

(c)

Amounts included represent the grant date fair value of SVC Awards granted to Messrs. Solomon and Waldron in October 2021 and to Messrs. Coleman and Berlinski and Ms. Ruemmler in January 2022. Grant date fair value for SVC Awards granted to Messrs. Solomon and Waldron is determined by multiplying the target number of SVC Awards by $407.59, the closing price per share of Common Stock on the NYSE on October 21, 2021, the grant date, and including an approximately 43% discount related to the probability of achieving the award’s goals and transfer restrictions on the Common Stock underlying these awards. Grant date fair value for SVC Awards granted to Messrs. Coleman and Berlinski and Ms. Ruemmler is determined by multiplying the target number of SVC Awards by $347.01, the closing price per share of Common Stock on the NYSE on January 28, 2022, the grant date, and including an approximately 61% discount related to the probability of achieving the award’s goals and transfer restrictions on the Common Stock underlying these awards. Assuming achievement of maximum performance targets and vesting requirements, the grant date fair value of the SVC Awards for each of Messrs. Solomon, Waldron, Coleman and Berlinski and Ms. Ruemmler would be $25,568,349, $17,045,682, $5,012,332, $3,508,619 and $3,508,619, respectively.

(d)	Ms. Ruemmler is not a participant in any applicable plan.

(e)	The following chart, together with the narrative below, describes the benefits and perquisites for 2023 contained in the “All Other Compensation” column above.

Name	Defined Contribution Plan Employer Contribution ($)	Term Life Insurance Premium ($)	Executive Medical and Dental Plan Premium ($)	Long-Term Disability Insurance Premium ($)	Executive Life Premium ($)	Benefits and Tax Counseling Services ($)*	Car ($)**

David Solomon	12,500	118	22,090	397	28,028	149,815	77,231

John Waldron	12,500	118	89,336	397	10,877	153,825	87,933

Denis Coleman	12,500	118	89,336	397	6,736	73,595	83,786

Kathryn Ruemmler	12,500	118	22,090	397	11,608	21,381	—

Philip Berlinski***	20,535	428	66,201	1,428	9,300	78,087	—

*	Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider, as applicable. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to those providers.
**

Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We made available to each member of our Executive Leadership Team in 2023 a car and driver for security and business purposes. The cost of providing a car is determined on an annual basis and includes, as applicable, annual car lease, car service fees, insurance cost and driver compensation, as well as miscellaneous expenses (e.g., fuel, car maintenance).

***	Certain of the amounts for Mr. Berlinski have been converted from British Pounds Sterling into U.S. Dollars at a rate of 1.2430 Dollars per Pound, which was the average daily rate in 2023.

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, assistance with certain travel arrangements, in-office meals and security services. We provide personal security (the incremental cost of which was $29,990 for Mr. Solomon) for the benefit of our firm and our shareholders. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our CEO. Mr. Coleman previously relocated to

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2023 GRANTS OF PLAN-BASED AWARDS

our New York office at our request and, for 2023, Mr. Coleman received relocation benefits of approximately $169,000 and tax protection payments of approximately $181,000. In addition, Mr. Berlinski previously relocated to our New York office at our request and, for 2023, Mr. Berlinski received international assignment benefits of approximately $153,000 and tax equalization and protection payments of approximately $3 million. In each case, these benefits and payments were part of our standard Global Mobility Services programs applicable to relocating employees, and the tax equalization and protection payments were intended to cover certain taxes that are over and above those that Messrs. Coleman and Berlinski would have incurred if they had not relocated to New York.

We provide our NEOs, on terms consistent with those provided to our other executive officers and PMDs and at no upfront incremental out-of-pocket cost to our firm, waived or reduced fees, as well as interests in overrides (the level of which may vary based on certain eligibility criteria) in connection with investments in certain funds and other accounts managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

The primary purpose of our corporate aircraft is to facilitate business. Our CEO is expected to use our corporate aircraft, including for personal travel, for security reasons, as well as to maximize the efficiency of his travel time and his availability for firm business. In addition, our other NEOs who have time sharing agreements with us may use our corporate aircraft for personal use in limited circumstances. Our policy is to require reimbursement of the aggregate incremental costs to the firm associated with any personal use by our CEO or other NEOs.

2023 Grants of Plan-Based Awards

The following table sets forth 2022 Year-End PSUs granted in early 2023. In accordance with SEC rules, the table does not include awards that were granted in 2024. See —Compensation Discussion and Analysis above for a discussion of those awards.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(a)			Grant Date Fair Value of Stock Awards ($)(b)
		Threshold (#)	Target (#)	Maximum (#)

David Solomon	1/26/2023	0	45,356	68,034	15,649,863

John Waldron	1/26/2023	0	36,595	54,893	12,626,934

Denis Coleman	1/26/2023	0	25,608	38,412	8,835,914

Kathryn Ruemmler	1/18/2023	0	18,047	27,071	5,947,730

Philip Berlinski	1/18/2023	0	14,610	21,915	4,815,002

(a)

Consists of 2022 Year-End PSUs granted in January 2023. See —2023 Outstanding Equity Awards at Fiscal Year-End and —Potential Payments upon Termination or Change in Control below for additional information.

(b)

Amounts included represent the grant date fair value. Grant date fair value for 2022 Year-End PSUs for Messrs. Solomon, Waldron and Coleman is determined by multiplying the target number of PSUs by $354.97, the closing price per share of Common Stock on the NYSE on January 26, 2023, the grant date. Grant date fair value for 2022 Year-End PSUs for Ms. Ruemmler and Mr. Berlinski is determined by multiplying the target number of PSUs by $349.09, the closing price per share of Common Stock on the NYSE on January 18, 2023, the grant date. For the portion of the 2022 Year-End PSUs granted to each of our NEOs that are stock settled, the value includes an approximately 6% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs.

2023 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth:

∎	2022 Year-End PSUs granted in January 2023 to each of our NEOs;

∎	2021 Year-End PSUs granted in January 2022 to each of our NEOs (including 2021 Year-End U.K. PSUs granted in January 2022 to Mr. Coleman);

∎	2020 Year-End PSUs granted in January 2021 to Messrs. Solomon and Waldron and Ms. Ruemmler;

∎	SVC Awards granted to Messrs. Solomon and Waldron in October 2021 and to Messrs. Coleman and Berlinski and Ms. Ruemmler in January 2022; and

∎	RSUs granted to Ms. Ruemmler in April 2020 when she joined our firm.

58	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2023 STOCK VESTED

Name	Stock Awards
	Number of Shares or Units that Have Not Vested (#)(a)	Market Value of Shares or Units that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(b)

David Solomon	—	—	241,221	93,055,825

John Waldron	—	—	190,889	73,639,250

Denis Coleman	—	—	85,215	32,873,391

Kathryn Ruemmler	15,937	6,148,016	69,692	26,885,083

Philip Berlinski	—	—	60,023	23,155,073

(a)	The awards reflected in this column are the unvested portion of the RSUs granted to Ms. Ruemmler in April 2020, which vest in December 2024.

(b)

Pursuant to SEC rules, the dollar value in this column represents the number of shares shown in the immediately prior column multiplied by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023 (the last trading day of the year).

(c)

The awards reflected in this column are the 2022 Year-End PSUs granted in January 2023 to each of our NEOs, 2021 Year-End PSUs granted in January 2022 to each of our NEOs, 2021 Year-End U.K. PSUs granted in January 2022 to Mr. Coleman and 2020 Year-End PSUs granted in January 2021 to Messrs. Solomon and Waldron and Ms. Ruemmler. It also reflects the SVC Awards granted to Messrs. Solomon and Waldron in October 2021 and to Messrs. Coleman and Berlinski and Ms. Ruemmler in January 2022. Pursuant to SEC rules, the 2020 Year-End PSUs are represented at the maximum number of shares that may be earned, and each of the 2021 Year-End PSUs, the 2021 Year-End U.K. PSUs, the 2022 Year-End PSUs and the SVC Awards are represented at the target number of shares that may be earned. The ultimate number of shares earned under the 2020, 2021 (including the 2021 Year-End U.K. PSUs) and 2022 Year-End PSUs (if any) will be determined based on the firm’s average ROE, both on an absolute basis and relative to a Peer group, over 2021-2023, 2022-2024 and 2023-2025, respectively. The ultimate number of shares earned under the SVC Awards (if any) will be determined based on the achievement of TSR goals on an absolute basis and relative to a Peer group over a five-year performance period beginning in October 2021. In each case, the amount shown does not represent the actual achievement to date under the award, and final information, including regarding applicable Peer group performance to date, was not available as of the time of filing of this Proxy Statement.

2023 Stock Vested

The following table sets forth information regarding the value of the 2019 Year-End PSUs granted to Messrs. Solomon and Waldron, which settled on May 3, 2023, and certain of Ms. Ruemmler’s April 2020 and 2020 Year-End RSUs. No information is reportable with respect to Messrs. Coleman and Berlinski for 2023 in this table. 2020 Year-End PSUs granted to Messrs. Solomon and Waldron and Ms. Ruemmler, which are expected to settle in Spring 2024 when final information regarding applicable Peer performance is available, will be reflected in the 2024 Stock Vested table in our proxy statement for our 2025 Annual Meeting of Shareholders.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(c)

David Solomon	107,222(a)	36,079,673

John Waldron	81,632(a)	27,468,766

Kathryn Ruemmler	20,074(b)	7,743,947

(a)

Includes the number of shares of Common Stock underlying 2019 Year-End PSUs that were settled 50% in cash and 50% in shares of Common Stock on May 3, 2023 following the end of the applicable performance period on December 31, 2022. The final amounts payable under these PSUs were calculated based on the firm’s average annual ROE over the applicable performance period (see —Compensation Discussion and Analysis —Equity-Based Variable Compensation Elements—A More Detailed Look—PSUs in our proxy statement for our 2020 Annual Meeting of Shareholders for more details). The initial number of PSUs granted to each of Messrs. Solomon and Waldron was 71,481 and 54,421, respectively, and the average ROE over the performance period was 14.8% (at the 100th percentile versus Peers), resulting in a 150% multiplier. The final number of PSUs earned by Messrs. Solomon and Waldron was 107,222 and 81,632, respectively.

(b)

Includes the number of shares of Common Stock underlying one-third of Ms. Ruemmler’s 2020 Year-End RSUs, which vested during 2023 and were delivered in January 2024. Substantially all of the shares of Common Stock underlying the 2020 Year-End RSUs that were delivered to Ms. Ruemmler are subject to transfer restrictions until January 2026. Also includes the number of shares of Common Stock underlying one-third of Ms. Ruemmler’s April 2020 RSUs, which vested during 2023 and were delivered in January 2024. The remaining one-third of these April 2020 RSUs are subject to vesting in December 2024 and delivery in January 2025.

(c)

With respect to Messrs. Solomon and Waldron’s 2019 Year-End PSUs, values were determined by multiplying 50% of the aggregate number of PSUs earned, representing the cash-settled portion of the award, by $339.62, the ten-day average closing price per share of Common Stock on the NYSE on April 19, 2023 – May 2, 2023, and multiplying 50% of the aggregate number of PSUs earned, representing the stock-settled portion of the award, by $333.37, the closing price per share of Common Stock on the NYSE on May 2, 2023. Messrs. Solomon and Waldron also received $2,466,106 and $1,877,536, respectively, in respect of the accrued dividend equivalents underlying these earned PSUs. With respect to Ms. Ruemmler’s RSUs, values were determined by multiplying the aggregate number of RSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, the last trading day prior to December 31, 2023, the vesting date.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2023 PENSION BENEFITS

2023 Pension Benefits

The following table sets forth pension benefit information as of December 31, 2023. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen as of November 27, 2004, and none of our NEOs has accrued additional benefits thereunder since November 30, 2001 (at the latest). Mr. Berlinski is a participant in The Goldman Sachs U.K. Retirement Plan (GS U.K. Retirement Plan), which was frozen as of March 31, 2016. Mr. Berlinski has not accrued benefits under the GS U.K. Retirement Plan since that time. Ms. Ruemmler is not a participant in any plan reportable in this table.

Name	Plan Name	Number of Years Credited Services (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)

David Solomon	GS Pension Plan	1	1,378	—

John Waldron	GS Pension Plan	1	5,892	—

Denis Coleman	GS Pension Plan	6	25,839	—

Philip Berlinski	GS U.K. Retirement Plan	15	358,073	—

(a)

Our employees, including Messrs. Solomon, Waldron, Coleman and Berlinski, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan or GS U.K. Retirement Plan, as applicable.

(b)

Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at either the normal retirement age (age 65) or immediately (if an NEO is over 65); a 5.08% discount rate; and mortality estimates based on the Pri-2012 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2021. Our GS Pension Plan provides for early retirement benefits, and all of our participating NEOs became or will become eligible to elect early retirement benefits upon reaching age 55. Prior to being frozen, our GS U.K. Retirement Plan provided for an annual benefit equal to 1.25% of the first £81,000 of the participant’s compensation for each year of credited service. The normal form of payment is a single life annuity plus a contingent spouse’s annuity equal to two-thirds of the member’s pension. Mr. Berlinski has two records in the plan: the normal retirement age for the first period of service is age 50, and the normal retirement age for the second period of service is age 65. The present value shown in this column reflects Mr. Berlinski’s accrued benefits with an annual cost of living adjustment that is applied pursuant to the terms of the GS U.K. Retirement Plan and was determined using the following assumptions: payment of a joint life annuity following retirement at normal retirement age; a 4.70% discount rate; mortality estimates based on the “S3 series all pensioner very light” mortality table, with adjustments to reflect continued improvements in mortality; and the GS U.K. Retirement Plan’s provision of early retirement benefits in respect of his second period of service and Mr. Berlinski’s eligibility to elect early retirement benefits upon reaching age 55.

For a description of our 401(k) Plan and our U.K. Defined Contribution Arrangement, which are our tax-qualified defined contribution plans in the U.S. and U.K., respectively, see —Compensation Discussion and Analysis—Other Compensation Policies and Practices.

2023 Non-Qualified Deferred Compensation

The following table sets forth information for each NEO, as applicable, with respect to vested RSUs granted for service in prior years for which the underlying shares of Common Stock had not yet been delivered during 2023 (Vested and Undelivered RSUs).

The Vested and Undelivered RSUs generally were awarded for services provided in 2021, 2020, 2019, 2018 and 2017. RSUs generally are not transferable. No information is reportable in this table for Messrs. Solomon and Waldron.

∎	Amounts shown as “Registrant Contributions” represent certain of the April 2020 and 2020 Year-End RSUs, which vested in December 2023.

∎

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid on those shares, during 2023.

∎	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during 2023.

60	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Vested and Undelivered RSUs	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Fiscal Year-End($)(c)

Denis Coleman	Vested and Undelivered RSUs	—	—	1,258,253	6,132,350	10,657,668

Kathryn Ruemmler	Vested and Undelivered RSUs	—	7,743,947	99,366	6,992,376	7,743,947

Philip Berlinski	Vested and Undelivered RSUs	—	—	976,538	7,418,768	7,146,003

(a)

For Ms. Ruemmler, value was determined by multiplying the aggregate number of RSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, the last trading day prior to December 31, 2023, the vesting date.

(b)

Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs during 2023. In addition, certain RSUs include a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2023 pursuant to dividend equivalent rights are also included. The vested RSUs included in these amounts and their delivery dates are as follows (to the extent received by each NEO).

Vested RSUs	Delivery

April 2020 RSUs	For Ms. Ruemmler: One-third delivered in January 2024 and one-third deliverable on or about January 2025 following vesting in December 2024.

2020 Year-End RSUs

For Ms. Ruemmler and Mr. Berlinski: One-third delivered in January 2024. For Mr. Coleman: one-fifth delivered in January 2024 and one-fifth deliverable on or about each of the fourth and fifth anniversaries of grant.

2019 Year-End RSUs

For Mr. Berlinski: Approximately 11% delivered in January 2024 and the remaining approximately 11% deliverable on or about the fifth anniversary of grant. For Mr. Coleman: one-fifth delivered in January 2024 and one-fifth deliverable on or about the fifth anniversary of grant.

2018 Year-End RSUs	For Mr. Berlinski and Mr. Coleman: One-fifth delivered in January 2024.

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (e.g., in the event that the holder of the RSU dies or leaves the firm to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments upon Termination or Change in Control for treatment of the RSUs upon termination of employment.

(c)

The Vested and Undelivered RSUs included in these amounts are 2020, 2019 and 2018 Year-End and April 2020 RSUs. Values for RSUs were determined by multiplying the number of RSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023 (the last trading day of the year).

Potential Payments upon Termination or Change in Control

Our NEOs do not have employment, “golden parachute” or other agreements providing for severance pay.

Our PCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (SIP) and its predecessor plans and our retiree healthcare program may provide for potential payments to our NEOs in connection with a termination of employment.

Each of our NEOs participated in our PCP in 2023. Under our PCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a two-year period as defined in the PCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula set forth in the PCP. There is no severance provided under our PCP.

Set forth below is a calculation of the potential benefits to each of our NEOs assuming a termination of employment occurred on December 31, 2023, in accordance with SEC rules. The table and other narrative disclosure that follows provide important information regarding specific payment terms and conditions.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Equity Awards

Termination Reason	Name	Value of Unvested RSUs and PSUs that Vest upon Termination ($)(a)	Value of Unvested SVC Awards that Vest upon Termination ($)(b)	Total ($)(c)

Cause or Termination with Violation(d)	All NEOs	0	0	0

Termination without Violation(e)	David Solomon	0	5,077,464	5,077,464
	John Waldron	0	3,385,036	3,385,036
	Denis Coleman	0	1,684,295	1,684,295
	Kathryn Ruemmler	0	1,178,953	1,178,953
	Philip Berlinski	0	1,178,953	1,178,953

Death or Disability(f)	David Solomon	0	11,568,504	11,568,504
	John Waldron	0	7,712,472	7,712,472
	Denis Coleman	0	3,837,502	3,837,502
	Kathryn Ruemmler	15,124,221	2,686,130	17,810,351
	Philip Berlinski	0	2,686,130	2,686,130

Conflicted Employment(g)	All NEOs	0	0	0

Termination in Connection with a Change in Control(h)	David Solomon	0	11,568,504	11,568,504
	John Waldron	0	7,712,472	7,712,472
	Denis Coleman	0	3,837,502	3,837,502
	Kathryn Ruemmler	15,124,221	2,686,130	17,810,351
	Philip Berlinski	0	2,686,130	2,686,130

The amounts potentially payable to our NEOs under our pension plan and vested RSUs, as applicable, are set forth under the —2023 Pension Benefits and —2023 Non-Qualified Deferred Compensation sections above. The delivery and performance conditions of the outstanding PSUs are not affected by a future termination of employment or change in control (absent a termination for circumstances constituting “Cause”—e.g., any material violation of any firm policy, other conduct detrimental to our firm or certain other circumstances).

(a)

Amounts reflect the unvested portion of Ms. Ruemmler’s (i) April 2020 RSUs, (ii) 2021 Year-End PSUs and (iii) 2022 Year-End PSUs, in each case as of December 31, 2023. The PSUs reflect target number of shares.

(b)

In the event of Death or Disability and Termination in Connection with a Change in Control, amounts included for SVC Awards reflect level of achievement against absolute and relative thresholds, based on actual performance as of December 31, 2023. For Termination without Violation, such amounts are prorated for length of performance period that has lapsed.

(c)	Our NEOs’ PSUs and SVC Awards are subject to our Dodd-Frank Clawback Policy (see —Compensation Discussion and Analysis—Other Compensation Policies and Practices).

(d)

RSUs, PSUs and SVC Awards, as well as any Shares at Risk delivered in respect of such awards, are subject to Conduct-Related Recapture; 2020, 2021 and 2022 Year-End PSUs and SVC Awards, as applicable, granted to our Executive Leadership Team are subject to Accounting-Related Recapture. The occurrence of any Violation (except for Solicitation with respect to Mr. Coleman’s 2021 U.K. RSU Award) prior to delivery or settlement of RSUs, PSUs or SVC Awards or other specified time period, as applicable, will result in forfeiture of such equity awards, and in some cases may result in the NEO having to repay amounts previously received.

(e)

Except as discussed below, upon an NEO’s termination without Violation, any unvested RSUs and PSUs will be forfeited, but SVC Awards will vest pro rata for a portion of the award if the firm terminates employment and no applicable Recapture event occurs; shares of Common Stock underlying any vested RSUs will continue to deliver, and PSU or SVC Awards will continue to be eligible to be earned, pursuant to their existing terms (and, in each case, transfer restrictions will continue to apply until the applicable transferability to any Shares at Risk delivered in respect of RSUs, PSUs and SVC Awards). For 2020, 2021 and 2022 Year-End PSUs and the SVC Awards, the NEO would forfeit all of these awards if the NEO associates with a Covered Enterprise during the applicable performance period (which is 2021 through 2023, 2022 through 2024 and 2023 through 2025 for Year-End PSUs, respectively; and October 2021 through October 2026 for SVC Awards).

(f)

In the event of an NEO’s death, any unvested RSUs, PSUs or SVC Awards will vest and, for RSUs, delivery of shares of Common Stock, will be accelerated. Any transfer restrictions on the shares of Common Stock underlying RSUs, Shares at Risk delivered under PSUs, or SVC Awards will be removed. The delivery and performance conditions of the PSUs and SVC Awards are not affected by the NEO’s death. For information on the number of PSUs and vested RSUs held by the NEOs at year-end, see —2023 Outstanding Equity Awards at Fiscal Year-End and —2023 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with term life insurance coverage through age 75 (a $4.5 million benefit). In the case of an NEO’s disability, provided that the NEO does not become associated with a Covered Enterprise (except with respect to Mr. Coleman’s 2021 U.K. RSUs), unvested RSUs, PSUs or SVC Awards will vest, shares of Common Stock underlying RSUs will continue to deliver on schedule and PSUs and SVC Awards will continue to be eligible to be earned pursuant to their existing terms. If the NEO does become associated with a Covered Enterprise, the awards would be treated as set forth in footnote (e) above for that situation. Amounts included for SVC Awards reflect level of achievement against absolute and relative thresholds, based on actual performance as of December 31, 2023.

(g)

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, with respect to Year-End RSUs, either a cash payment or accelerated vesting (if applicable), delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying those RSUs and Shares at Risk. Additionally, in the event of such a termination, our Compensation Committee may determine to amend the terms of any then-outstanding PSUs or SVC Awards held by the NEO.

62	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(h)

In the event of an NEO’s termination for Good Reason (as defined below) or without Cause within 18 months of a Change in Control: (i) for RSUs, vesting and delivery of underlying shares of Common Stock, each as applicable, is accelerated and any applicable transfer restrictions are removed; and (ii) for PSUs and SVC Awards, vesting is accelerated and any applicable transfer restrictions are also removed, but delivery and performance conditions do not change. For RSUs, and Shares at Risk delivered in respect of SVC Awards, PSUs and RSUs, certain forfeiture provisions no longer apply. For SVC Awards, in the case of a change of control that results in a delisting, the change in control would be deemed to be the last day of the performance period. Amounts included for SVC Awards reflect level of achievement against absolute and relative thresholds, based on actual performance as of December 31, 2023.

Retiree Healthcare

The 2023 healthcare program allowed retiring PMDs who were not terminated for Cause to receive medical and dental coverage under our retiree healthcare program for themselves and eligible dependents. PMDs who were promoted or hired as a PMD before January 1, 2021, and retired with at least eight years of PMD service, are provided a subsidy equal to 100% of the individual premium; any elected coverage for spouses/partners or dependents is not subsidized by the firm. PMDs who were promoted or hired on or after January 1, 2021, or retire with less than eight years of PMD service, do not receive a subsidy toward retiree healthcare and are required to pay 100% of the retiree medical premium for themselves, their spouses/partners and dependents.

In the case of a termination for Cause, the present value of premiums for our retiree healthcare program would be $0 for each of our NEOs. In the case of a termination of employment for any other reason, Ms. Ruemmler is eligible to receive access to the retiree healthcare program at full cost to her with no subsidy; the present value of her firm-subsidized premium is thus $0. Each of our other NEOs is eligible for subsidized coverage of his individual premium, the present value of which is: Mr. Solomon – $309,462, Mr. Waldron – $426,334, Mr. Coleman – $489,153 and Mr. Berlinski – $522,289.

The values provided above reflect the present value of the cost to us of the 100% individual subsidy starting in 2024 and were determined using a December 31, 2023 retirement date and the following assumptions: a 5.08% discount rate; mortality estimates based on the PRI-2012 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2021; estimates of future increases in healthcare subsidy costs of 7.50% pre-65, 8.75% post-65 and then grading down gradually each year until ultimate rate of 4.50% for medical and pharmacy in 2032 and 4.00% each year for dental; and assumptions for subsequent eligibility for alternative coverage, which would eliminate subsidies under our program (60% firm subsidized and 40% not firm subsidized). If an NEO becomes associated with certain entities, including certain Covered Enterprises, the NEO will forfeit some or all of their benefits and/or coverage under our retiree healthcare program.

Other Terms

As PMDs and members of the Management Committee, our NEOs are generally subject to a policy of six months’ notice of termination of employment. We may require that an NEO be inactive (i.e., on “garden leave”) during the notice period (or we may waive the requirement).

For purposes of describing our PSUs, RSUs and SVC Awards, the above-referenced terms generally have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge; (b) engages in employment disqualification conduct under applicable law; (c) willfully fails to perform their duties to Goldman Sachs; (d) violates any securities or commodities laws, rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member; (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies; (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests; or (g) engages in conduct detrimental to us.

“Change in Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

∎

At least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

∎

At least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the award (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

“Conflicted Employment” occurs where a participant (a) resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X) determined by our Compensation Committee and, as a result of such employment, the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest or (b) terminates employment and then notifies us that he/she has accepted or intends to accept employment of the nature described in clause (a).

“Covered Enterprise” includes any existing or planned business enterprise that (a) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by us or that we reasonably expect to offer or (b) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by us or in which we reasonably expect to engage.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the NEO’s position or nature or status of the NEO’s responsibilities from those in effect immediately before the Change in Control or (b) Goldman Sachs requiring the NEO’s principal place of employment to be located more than 75 miles from the location where the NEO is principally employed at the time of the Change in Control (except for required travel consistent with the NEO’s business travel obligations in the ordinary course prior to the Change in Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever (regardless of who initiated), inviting, advising, encouraging, suggesting or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

∎

Participating in (or otherwise overseeing or being responsible for, depending on the circumstances, another individual’s participation) materially improper risk analysis or failing sufficiently to raise concerns about risks during the period specified in the award agreement;

∎

Soliciting our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interfering with any of our client relationships (except with respect to Mr. Coleman’s 2021 U.K. RSUs);

∎	Failing to perform obligations under any agreement with us;

∎	Bringing an action that results in a determination that the terms or conditions of applicable equity-based awards are invalid;

∎

Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

∎	Any event constituting Cause;

∎	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

∎

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the NEO provides services, to replace, substitute for or otherwise in respect of the NEO’s applicable equity-based awards or Shares at Risk;

∎

Soliciting any of our employees to resign from us or soliciting certain employees to apply for or accept employment (or other association) with any person or entity other than us (except with respect to Mr. Coleman’s 2021 U.K. RSUs);

∎	Participating in the hiring of certain employees by any person or entity other than us, whether as an employee or consultant or otherwise (except with respect to Mr. Coleman’s 2021 U.K. RSUs);

∎

If certain employees are solicited, hired or accepted into partnership, membership or similar status by any entity where the NEO has, or will have, direct or indirect managerial responsibility for such employee, unless the Committee determines that the NEO was not involved in such solicitation, hiring or acceptance (except with respect to Mr. Coleman’s 2021 U.K. RSUs); or

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COMPENSATION MATTERS—COMPENSATION COMMITTEE REPORT

∎

Our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) making a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default” (except with respect to Mr. Coleman’s 2021 U.K. RSUs);

∎

In addition, with respect to Mr. Coleman’s 2021 Year-End U.K. PSUs, and 2021 U.K. RSUs (as applicable), “Violation” also includes any of the following, in each case as determined by our Compensation Committee:

»	Our firm or the relevant business unit (i.e., investment banking in respect of Mr. Coleman’s prior role) suffering from a material downturn in financial performance (for 2021 Year-End U.K. PSUs);

»	On or prior to January 1, 2029, our firm or the relevant business unit suffering from a material failure of risk management;

»	During the period beginning on the applicable transferability date and ending on December 31, 2028, engaging in misconduct sufficient to justify summary termination of employment under English law; or

»	Exercising supervisory authority over an individual who engages in misconduct sufficient to justify summary termination under English law (for 2021 Year-End U.K. PSUs).

Compensation Committee Report

Our Compensation Committee reviewed the CD&A, as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. The CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

Kimberley Harris, Chair

Michele Burns

Kevin Johnson

Ellen Kullman

Lakshmi Mittal

Adebayo Ogunlesi (ex-officio)

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Proposal Snapshot—Item 2. Say on Pay

What is being voted on: An advisory vote to approve the compensation of all of our NEOs.

Board recommendation: Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Our Say on Pay Vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

∎	“Compensation Highlights” in our Executive Summary,

∎	“2023 Annual NEO Compensation Determinations” in our CD&A,

∎	“How our Compensation Committee Makes Decisions” in our CD&A,

∎	“Overview of Annual Compensation Elements and Key Pay Practices” in our CD&A,

∎	“2023 Annual Compensation” in our CD&A,

∎	“Equity-Based Annual Variable Compensation: PSUs” in our CD&A,

∎	“Equity-Based Long-Term Incentive: Shareholder Value Creation Awards” in our CD&A and

∎	“Other Compensation Policies and Practices” in our CD&A.

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COMPENSATION MATTERS—ITEM 2. AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

2023 SAY ON PAY VOTE

Please note that these sections should be read in conjunction with our entire CD&A (beginning on page 35), as well as the executive compensation tables and related disclosure that follow.

2023 Say on Pay Vote

As required by Section 14A of the Exchange Act, the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables and related disclosures.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the CD&A, the executive compensation tables and related disclosures.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

Pay Ratio Disclosure

In accordance with SEC rules, we have calculated the ratio between the 2023 compensation of our CEO and the median of the 2023 compensation of all of our employees (other than the CEO) (Median Compensation Amount).

∎

Using reasonable estimates and assumptions where necessary, and in accordance with SEC rules, we have determined that the Median Compensation Amount (calculated in accordance with SEC rules) for 2023 is $153,492.

»

We identified the employee who received the Median Compensation Amount as of December 31, 2022 using the firm’s standard internal compensation methodology known as “per annum total compensation,” which measures each employee’s fixed compensation and incentive compensation for a particular year, with appropriate prorations made to reflect actual compensation paid to part-time employees and currency conversions, as applicable.

»

SEC rules permit identification of this median employee once every three years. As such, the Median Compensation Amount for 2023 reflects the 2023 “per annum total compensation” of the employee we identified as of December 31, 2022, given that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact pay ratio disclosure.

∎	Mr. Solomon’s compensation for 2023, as disclosed in the Summary Compensation Table, is $26,670,817, and the ratio between this amount and the Median Compensation Amount is approximately 174:1.

Our Compensation Principles, described in more detail in —Compensation Discussion and Analysis—How our Compensation Committee Makes Decisions, apply to all of our people, regardless of their compensation level, and reflect the importance of (1) paying for performance, (2) encouraging firmwide orientation and culture, (3) discouraging imprudent risk-taking, (4) attracting and retaining talent and (5) promoting a strong risk management and control environment.

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COMPENSATION MATTERS—PAY VERSUS PERFORMANCE DISCLOSURE

Pay Versus Performance Disclosure
As required by SEC rules, we have calculated “compensation actually paid” and set forth the requisite company- selected financial measures below.
Paying for performance is a key element of our Compensation Principles and our approach to executive compensation. As detailed in our —
Compensation Discussion and Analysis
above, the Compensation Committee places substantial importance on the assessment of firmwide performance when determining NEO compensation. To this end, the Committee utilizes the Assessment Framework to assess a variety of financial and nonfinancial measures in applying its informed judgment to evaluate and set annual pay amounts. See —
Compensation Discussion and Analysis—2023 Annual Compensation
.
We believe that the structure of our equity-based awards provides an intrinsic link to the firm’s longer-term performance. Through the use of PSUs, the amounts ultimately realized by our NEOs with respect to annual compensation are subject to ongoing performance metrics (absolute and relative ROE) and are further tied to the firm’s longer-term performance through stock price (settlement of PSUs and Shares at Risk delivered in respect thereof). Given the use of ROE in our annual PSUs, ROE has been included as our “company-selected measure” in the table below.
While the Committee takes into account each of the measures in our Assessment Framework in a holistic manner to evaluate executive compensation in consideration of firm performance (without ascribing any specific weight to any single factor or metric), the below measures from the Assessment Framework have been selected as they represent those firmwide performance measures for which the firm currently has set forward financial targets.

∎ ROE ∎ ROTE ∎ Efficiency Ratio
In addition, our one-time SVC Awards provide additional, longer-term incentives for our NEOs that are directly tied to the firm’s longer-term performance (as measured by absolute and relative TSR).
The amounts set forth below in the required table are calculated pursuant to SEC rules but do not represent amounts that have been actually earned or realized by our NEOs, including in respect of PSUs and SVC Awards. Performance conditions for many of these awards have either not yet been satisfied or applicable performance information is not yet available.
As a result, this information does not reflect compensation that is actually paid or realized
.
For more information, please refer to our Stock Vested table each year in —
Executive Compensation
for the value realized by NEOs on the vesting of these awards, if any.

Year	Summary Compensation Table Total for PEO (a)	“Compensation Actually Paid” to PEO ($) (a)(b)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (c)	Average “Compensation Actually Paid” to Non-PEO Named Executive Officers ($) (b)(c)	Value of Initial Fixed $100 Investment Based on: (d)		Net Income ($000s) (e)	ROE (%)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)

2023	26,670,817	12,347,235 (f)	18,057,884	9,391,899 (g)	185	133	8,516,000	7.5

2022 (h)	31,609,420	26,749,650	22,702,390	23,602,465	160	118	11,261,000	10.2

2021 (h)	39,545,072	96,228,443	21,385,543	43,553,528	173	132	21,635,000	23.0

2020 (h)	23,940,657	29,092,114	15,395,032	15,395,189	117	98	9,459,000	11.1

(a)	As Chairman and CEO in each of 2023, 2022, 2021 and 2020, Mr. Solomon was our principal executive officer (PEO) under SEC rules.

(b)
The dollar amounts reported in the “Compensation Actually Paid to PEO” column and the “Average Compensation Actually Paid to Non-PEO Named Executive Officers” column represent the amount of “compensation actually paid” to our PEO and the “average compensation actually paid” to our non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. While the SEC rules require us to disclose these amounts, they do not correlate to actual amounts that will or may be paid to our NEOs. The actual amounts that will or may be paid to each NEO will be determined following the completion of the applicable performance period based upon the actual achievement over such performance period.

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COMPENSATION MATTERS—PAY VERSUS PERFORMANCE DISCLOSURE

The SEC rules require fair values to be calculated. Fair values were calculated as follows:
With respect to outstanding PSUs for which the performance period has not been completed, fair value was calculated by estimating probable performance which considers actual performance for the firm and Peers. With respect to outstanding SVC Awards for which the performance period has not been completed, fair value was calculated to reflect estimated level of achievement against absolute and relative thresholds, based upon the probability of achieving the award’s goals.
Fair Values as of December 31, 2023
. Fair Value of the 2022 Year-End PSUs as of December 31, 2023 was determined by multiplying 25% of the target number of PSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, and including an approximately 5% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of these PSUs. Fair value of the 2021 Year-End PSUs as of December 31, 2023 was determined by multiplying approximately 65% of the target number of PSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, and including an approximately 5% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of these PSUs. Fair value of the 2021 Year-End U.K. PSUs as of December 31, 2023 was determined by multiplying approximately 65% of the target number of PSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, and including an approximately 9% liquidity discount to reflect both the transfer restrictions on the Common Stock underlying these PSUs and the lack of dividend equivalent rights. Fair value of the 2020 Year-End PSUs as of December 31, 2023 was determined by multiplying 150% of the target number of PSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, and including an approximately 7% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of these PSUs. Fair value of the SVC Awards as of December 31, 2023 is determined by multiplying the target number of SVC awards by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, and applying an approximately 42% discount related to the probability of achieving the award’s goals and an approximately 5% discount to reflect the impact of transfer restrictions on the shares underlying these awards. Fair value of the 2020 Year-End RSUs as of December 31, 2023, the vesting date, was determined by multiplying the aggregate number of RSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023, and including an approximately 8% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. Fair value of Ms. Ruemmler’s April 2020 RSUs as of December 31, 2023 was determined by multiplying the aggregate number of RSUs by $385.77, the closing price per share of Common Stock on the NYSE on December 29, 2023.
Fair Values as of December 31, 2022
. Fair value of the 2021 Year-End PSUs as of December 31, 2022 was determined by multiplying approximately 117% of the target number of PSUs by $343.38, the closing price per share of Common Stock on the NYSE on December 30, 2022, and including an approximately 6% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of these PSUs. Fair value of the 2021 Year-End U.K. PSUs as of December 31, 2022 was determined by multiplying approximately 117% of the target number of PSUs by $343.38, the closing price per share of Common Stock on the NYSE on December 30, 2022, and including an approximately 13% liquidity discount to reflect both the transfer restrictions on the Common Stock underlying these PSUs and the lack of dividend equivalent rights. Fair value of the 2020 Year-End PSUs as of December 31, 2022 was determined by multiplying approximately 133% of the target number of PSUs by $343.38, the closing price per share of Common Stock on the NYSE on December 30, 2022, and including an approximately 8% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of these PSUs. Fair value of the 2019 Year-End PSUs as of December 31, 2022 was determined by multiplying 150% of the target number of PSUs by $343.38, the closing price per share of Common Stock on the NYSE on December 30, 2022, and including an approximately 8% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of these PSUs. Fair value of the SVC Awards as of December 31, 2022 is determined by multiplying the target number of SVC Awards by $343.38, the closing price per share of Common Stock on the NYSE on December 30, 2022, and applying an approximately 36% discount related to the probability of achieving the award’s goals, and an approximately 7% discount to reflect the impact of transfer restrictions on the shares underlying these awards. Fair value of the 2020 Year-End RSUs as of December 31, 2022 was determined by multiplying the aggregate number of RSUs by $343.38, the closing price per share of Common Stock on the NYSE on December 30, 2022, and including an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs that vested on December 31, 2022 and an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs that remained outstanding as of December 31, 2022. Fair value of Ms. Ruemmler’s April 2020 RSUs as of December 31, 2022 was determined by multiplying the aggregate number of RSUs by $343.38, the closing price per share of Common Stock on the NYSE on December 30, 2022.

(c)
In 2023, our non-PEO NEOs were Messrs. Waldron, Coleman and Berlinski and Ms. Ruemmler (the 2023 Other NEOs). In 2022, our non-PEO NEOs were Messrs. Waldron, Coleman and Berlinski and Ms. Ruemmler (the 2022 Other NEOs). In 2021, our non-PEO NEOs were Mr. Waldron, Stephen Scherr (our former CFO), Ms. Ruemmler and Mr. Berlinski (the 2021 Other NEOs). In 2020, our non-PEO NEOs were Messrs. Waldron and Scherr, John F.W. Rogers (Executive Vice President) and Karen Seymour (our former General Counsel) (the 2020 Other NEOs).

(d)
Reflects value of fixed $100 investment made on December 31, 2019. With respect to each of 2023, 2022, 2021 and 2020, Peer Group Total Shareholder Return reflects total shareholder return of S&P 500 Financials Index.

(e)	Information in this column reflects “Net Earnings” as reported in our Annual Reports on Form 10-K as we do not use the term “Net Income.”

(f)
With respect to our PEO, using as a starting point $26,670,817, our PEO’s total compensation for 2023, as reported in our Summary Compensation Table, we: (i) deducted $15,649,863, the grant date fair value of his 2022 Year-End PSUs; (ii) added $4,275,415, the fair value of his 2022 Year-End PSUs as of December 31, 2023; (iii) deducted $9,661,673, the change in the fair value of his 2021 Year-End PSUs between December 31, 2022 and December 31, 2023; (iv) added $4,443,176, the change in the fair value of his 2020 Year-End PSUs between December 31, 2022 and December 31, 2023; (v) deducted $693,526, the change between (A) the fair value of his 2019 Year-End PSUs as of December 31, 2022 and (B) the fair value of his 2019 Year-End PSUs as of May 3, 2023, the settlement date, determined as described in footnote (c) to the 2023 Stock Vested table and, with respect to the stock-settled portion of the award, including an approximately 8% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of such PSUs; (vi) added $496,882, the change in the fair value of his SVC Award between December 31, 2022 and December 31, 2023; (vii) added $2,466,106, the value of the dividends paid in respect of his 2019 Year-End PSUs prior to the vesting of such PSUs and (viii) deducted $99, the aggregate change in the actuarial present value of his accumulated benefit under the GS Pension Plan. There are no applicable service costs or prior service costs under the GS Pension Plan.

(g)
With respect to the 2023 Other NEOs, using as a starting point $18,057,884, the average total compensation for 2023 for our 2023 Other NEOs, as collectively reported in our Summary Compensation Table, we: (i) deducted $8,056,395, the average of the aggregate grant date fair values of our 2023 Other NEOs’ 2022 Year-End PSUs; (ii) added $2,217,591, the average of the fair values of our 2023 Other NEOs’ 2022 Year-End PSUs as of December 31, 2023; (iii) deducted $3,430,514, the average of the change in the fair value of (A) the 2023 Other NEOs’ 2021 Year-End PSUs between December 31, 2022 and December 31, 2023; (B) Mr. Coleman’s 2021 Year-End U.K. PSUs between December 31, 2022 and December 31, 2023; (C) Mr. Waldron and Ms. Ruemmler’s 2020 Year-End PSUs between December 31, 2022 and December 31, 2023; (D) Mr. Waldron’s 2019 Year-End PSUs between December 31, 2022 and May 3, 2023, the settlement date, determined as described in footnote (c) to the 2023 Stock Vested table and, with respect to the stock-settled portion of the award, including an approximately 8% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the stock-settled portion of such PSUs; (E) our 2023 Other NEOs’ SVC Awards between December 31, 2022 and December 31, 2023; (F) one-third of Ms. Ruemmler’s 2020 Year-End RSUs between December 31, 2022 and December 31, 2023, the vesting date; (G) one-third of Ms. Ruemmler’s April 2020 RSUs between December 31, 2022 and December 31, 2023; and (H) one-third of Ms. Ruemmler’s April 2020 RSUs between December 31,

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COMPENSATION MATTERS—PAY VERSUS PERFORMANCE DISCLOSURE

2022 and December 31, 2023, the vesting date; (iv) added $614,365, the average value of the dividends paid to the 2023 Other NEOs, including: (A) Mr. Waldron in respect of his 2019 Year-End PSUs prior to the vesting of such PSUs; and (B) Ms. Ruemmler in respect of one-third of her 2020 Year-End RSUs and one-third of her April 2020 RSUs, in each case, prior to the vesting of such RSUs; and (v) deducted $11,032 the average aggregate change in the actuarial present value of our 2023 Other NEOs’ accumulated benefits under the GS Pension Plan and GS U.K. Retirement Plan. There are no applicable service costs or prior service costs under the GS Pension Plan or the GS U.K. Retirement Plan.

(h)	Pursuant to SEC rules, no footnote disclosure has been provided with respect to fiscal years 2020-2022, except where it is material to understanding the Pay Versus Performance for fiscal year 2023.
“Compensation Actually Paid” (CAP) Versus Performance Measures
In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic description of the relationships between information presented in the Pay Versus Performance table, reflecting changes from 2020-2021, 2021-2022 and 2022-2023 unless otherwise noted.

231% 183% 129% 107% 85% 73% 60% 32% 33% 18% 26% 24% 48% 46% 56% 60% 54 72% Peer GS ROE Net Non-PEO PEO Peer GS ROE Net Non-PEO PEO Peer GS ROE Net Non-PEO PEO Group TSR % (YoY%) Income Avg. CAP CAP Group TSR % (YoY%) Income Avg. CAP CAP Group TSR % (YoY%) Income Avg. CAP CAP TSR % (2020 - (YoY%) (YoY%) (YoY%) TSR % (2020 - (YoY%) (YoY%) (YoY%) TSR % (2020 - (YoY%) (YoY%) (YoY (2020 - 2021) (2020 - 2022) (2020 - 2023) 2021)* 2022)* 2023)* FYE 2021 FYE 2022 FYE 2023 * Peer Group TSR reflects total shareholder return of S&P 500 Financials Index.

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COMPENSATION MATTERS—DIRECTOR COMPENSATION PROGRAM

Director Compensation Program

2023 Director Compensation Program

In 2021, our shareholders approved an amended and restated SIP, which fixed the amount of annual director compensation for service on our Board. Consistent with our SIP, our 2023 Director Compensation Program consisted of:

Components of Director Compensation Program for 2023 Service(a)	Annual Value of Award	Form and Timing of Payment
Annual RSU Grant	$350,000	RSUs, granted annually in arrears(b)
Annual Retainer	$100,000	RSUs or cash, as per director election, paid quarterly in arrears(c)
Total Annual Base Compensation	$450,000
Committee Chair Fee (if applicable)	$25,000	RSUs or cash, as per director election, paid quarterly in arrears(c)

(a)

Compensation is prorated, as applicable, according to the number of months served. In connection with Board service, our directors do not receive any incremental fees for attending Board or Committee meetings or serving on special committees formed from time to time. Mr. Solomon does not participate in our Director Compensation Program and did not receive any incremental compensation for service on our Board. Directors who also serve on the board of one of our subsidiaries also receive (as applicable) $50,000 for service as a subsidiary board member or $100,000 for service as a subsidiary board chair.

(b)	RSUs granted on January 17, 2024 for service in 2023.

(c)	RSU grants and cash payments were made quarterly (with RSU grants made on each of April 19, 2023, July 20, 2023, October 18, 2023 and January 17, 2024) over the course of the year.

In December 2023, our Governance Committee reviewed the form and amount of the Director Compensation Program and recommended that the Board set the 2024 Director Compensation Program in an amount unchanged from 2023 levels. In connection with this review, the Governance Committee took into account:

∎	Advice from its independent consultant, including with respect to benchmarking on the form, structure and amount of peer director compensation;

∎	The amount and structure of the compensation program;

∎	Feedback from stakeholders; and

∎

Commitments made in connection with the August 2020 settlement of the director compensation litigation, including the commitment that annual director compensation for service on our Board not exceed the current levels fixed in the SIP.

Key Features of Director Compensation

∎  Is designed to attract and retain highly qualified and diverse directors

∎  Appropriately values the significant time commitment required of our directors

∎  Effectively and meaningfully aligns interests of directors with long-term shareholder interests

∎  Recognizes the highly regulated and complex nature of our global business and the requisite skills and experience represented among our Board members

∎  Takes into account the focus on Board governance and oversight of financial firms

∎  Reflects the shared responsibility of all directors

Significant Time Commitment by Directors

In addition to preparation for and attendance at Board and Committee meetings, our directors are engaged in a variety of other ways, including:

∎  Receiving and reviewing postings on significant developments and  weekly informational packages

∎  Communicating and meeting with each other, senior management  and key employees around the globe

∎  Meeting with our regulators

∎  Participating in firm and industry conferences and other external  engagements on behalf of the Board

∎  Engaging with investors (our Lead Director and other directors as  may be appropriate from time to time)

∎  Serving on subsidiary boards, as applicable

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COMPENSATION MATTERS—DIRECTOR COMPENSATION PROGRAM

Program features emphasize long-term alignment between director and shareholder interests.

What We Do

  Emphasis on Equity Compensation:

   The majority of director compensation is in the form
 of vested equity-based awards (RSUs). Directors
 may elect to receive 100% of their director
 compensation in the form of RSUs

  Hold-through Retirement Requirement:

»   Directors must hold all RSUs granted to them
during their entire tenure

»   Shares of Common Stock underlying the
RSUs do not deliver until after a director’s
retirement

   Equity Ownership Requirements:

    Directors are required to own at least 5,000
  shares of Common Stock or vested RSUs, with a
  five-year transition period for new directors

Maximum of 30% in cash, if elected by director Minimum of 70% equity compensation What We Don’t Do
No fees for attending meetings—attendance is expected and compensation is not dependent on Board meeting schedule
No fees for membership on special committees formed from time to time
No undue focus on short-term stock performance — director pay aligns with compensation philosophy, not short-term fluctuations in stock price
No hedging or pledging of RSUs permitted
No hedging of shares of Common Stock permitted
No director has shares of Common Stock subject to a pledge

Retention of Independent Director Compensation Consultant

In 2023, our Governance Committee reappointed FW Cook, a compensation consultant, to conduct an independent review of our Director Compensation Program. FW Cook assessed the structure of our Director Compensation Program and its value compared to competitive market practices, taking into account the emphasis on equity compensation, the hold-through retirement requirement and other restrictions on the RSUs, as well as the August 2020 resolution of the director compensation litigation and the fixed amount of annual director compensation specified in the SIP, which was approved by our shareholders at the 2021 Annual Meeting.

FW Cook determined that the Director Compensation Program remained competitive with the market and continued to align the interests of our directors with the long-term interests of our shareholders.

Our Governance Committee determined that FW Cook is independent and has no conflicts of interest in providing services to our Governance Committee.

2023 Director Summary Compensation Table

The following table sets forth the compensation for our directors as determined by SEC rules, which require us to include equity awards granted during 2023 and cash compensation earned for 2023. As noted above, the Annual Retainer and/or Committee Chair Fee is paid or granted quarterly, in arrears, and the Annual Grant is made shortly after year-end. Accordingly, this table includes:

∎

RSUs granted in January 2023 (2022 Annual Grant, and the fourth quarter grant of the 2022 Annual Retainer and, as applicable, Committee Chair Fee) for services performed in 2022 for directors who elected RSUs;

∎	RSUs granted during 2023 (the first three quarters of the 2023 Annual Retainer and, as applicable, Committee Chair Fee) for services performed in 2023 for directors who elected RSUs; and

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COMPENSATION MATTERS—DIRECTOR COMPENSATION PROGRAM

∎	Cash earned for services performed in 2023 (2023 Annual Retainer and, as applicable, Committee Chair Fee) for directors who elected cash.

This table also includes information in “All Other Compensation” on compensation received by certain directors who also serve on the board of one of our subsidiaries, in recognition of the additional time and workload associated with these roles.

	2023 Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)			All Other Compensation ($)(d)(e)	Total ($)
		2022 Program(b)	2023 Program(c)	Total

Michele Burns	100,000	349,788	—	349,788	61,667	511,445

Drew Faust*	33,333	349,788	—	349,788	20,000	403,121

Mark Flaherty	100,000	349,788	—	349,788	20,000	469,788

Kimberley Harris	118,750	349,788	—	349,788	20,000	488,538

Kevin Johnson	—	112,058	75,591	187,649	24,227	211,876

Ellen Kullman	125,000	380,159	—	380,159	20,000	525,159

Lakshmi Mittal	—	374,224	75,591	449,815	—	449,815

Thomas Montag	50,000	—	—	—	5,000	55,000

Adebayo Ogunlesi	—	380,159	94,312	474,471	—	474,471

Peter Oppenheimer	—	380,159	94,312	474,471	91,212	565,683

Jan Tighe	100,000	374,224	—	374,224	49,524	523,748

Jessica Uhl	100,000	374,224	—	374,224	20,000	494,224

David Viniar	125,000	349,788	—	349,788	20,000	494,788

Mark Winkelman*	10,417	380,159	31,331	411,490	24,167	446,073

*	Drew Faust and Mark Winkelman retired from our Board at the 2023 Annual Meeting.

(a)

Includes 2023 Annual Retainer and, as applicable, 2023 Committee Chair Fee. For 2023, Ms. Kullman and Mr. Viniar elected to receive their Annual Retainers and Committee Chair Fees in cash; Ms. Harris elected to receive her Annual Retainer and prorated Committee Chair Fee in cash; Ms. Burns, Mr. Flaherty, Vice Admiral Tighe and Ms. Uhl elected to receive their Annual Retainers in cash and Dr. Faust and Mr. Montag elected to receive their prorated Annual Retainers in cash. Mr. Winkelman received a portion of his 2023 Annual Retainer and Chair Fee in RSUs per his election and a portion in cash pursuant to the terms of the award agreement in light of his retirement.

(b)

Includes 2022 Annual Grant and, as applicable, the fourth quarter grant of the 2022 Annual Retainer and/or Committee Chair Fee. These values reflect the grant date fair value of RSUs granted on January 18, 2023 for service in 2022 based on the closing price per share of Common Stock on the NYSE on the date of grant ($349.09). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day that is at least 90 days following the director’s retirement from our Board. For 2022, Messrs. Ogunlesi, Oppenheimer and Winkelman and Ms. Kullman elected to receive their Annual Retainers and Committee Chair Fees in RSUs; Mr. Mittal, Vice Admiral Tighe and Ms. Uhl elected to receive their Annual Retainers in RSUs; and Mr. Johnson elected to receive his prorated annual retainer in RSUs.

(c)

Includes 2023 Annual Retainer and, as applicable, 2023 Committee Chair Fee. These values reflect the grant date fair value of RSUs granted for the first through third quarters during 2023 for service in 2023. The grant date fair value of these RSUs was based on the closing price per share of Common Stock on the NYSE on each applicable grant date: April 19, 2023 ($336.89), July 20, 2023 ($350.86) and October 18, 2023 ($301.96). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day that is at least 90 days following the director’s retirement from our Board. RSUs in respect of the fourth quarter grant of the 2023 Annual Retainer and 2023 Annual Committee Chair Fee, as well as the 2023 Annual Grant, were granted on January 17, 2024 and are not required to be disclosed in this table but will be reflected in the 2024 Director Summary Compensation table in our proxy statement for our 2025 Annual Meeting of Shareholders, per SEC rules.

(d)

These values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by these directors made prior to February 26, 2024 under the Goldman Sachs employee matching gift program for 2023. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees, matching gifts of up to $20,000 per participating individual.

(e)

In addition to the amounts donated to charities as described in footnote (d) above, our directors who serve on a board of one of our subsidiaries receive a cash retainer of $50,000 for service as a subsidiary member (Ms. Burns, Vice Admiral Tighe and Mr. Johnson and, formerly, Mr. Winkelman) or $100,000 for service as a subsidiary board chair (Mr. Oppenheimer). The subsidiary board retainer may be paid at the director’s election in RSUs (with any such RSUs granted consistent with the RSUs described in footnote (c) above, and providing for delivery of the underlying shares of Common Stock on the first eligible trading day that is at least 90 days following the director’s retirement from the applicable subsidiary board). The subsidiary board retainer is prorated, as applicable, according to the number of months served. For Ms. Burns and Mr. Winkelman, the amounts included represent their respective cash retainers for Goldman Sachs International board service during 2023, and for Messrs. Johnson and Oppenheimer and Vice Admiral Tighe, the amounts represent the value of RSUs granted during 2023 (for the first through third quarters) in respect of their 2023 GS Bank board service.

Please refer to Beneficial Ownership for information pertaining to the outstanding equity awards (all of which are vested) held by each director as of February 26, 2024, including RSUs granted in January 2024 (for the 2023 Annual Grant, the fourth quarter grant for the 2023 Annual Retainer and, as applicable, Committee Chair Fee and the fourth quarter grant for the 2023 subsidiary retainer, as applicable) for services performed in 2023.

For more information on the work of our Board and its Committees, see Corporate Governance.

72	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

AUDIT MATTERS—ITEM 3. RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

ASSESSMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Matters

Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2024

Proposal Snapshot— Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2024

What is being voted on: Ratification of the appointment of PwC as our independent registered public accounting firm for 2024.

Board recommendation: Our Board unanimously recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2024.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. Our Audit Committee has appointed PwC as our independent registered public accounting firm for 2024. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting, as we do each year.

Assessment of Independent Registered Public Accounting Firm

The members of our Audit Committee believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of our firm and our shareholders. In making this determination, our Audit Committee considered a variety of factors, including:

∎ Independence ∎ Candor and insight provided to Audit Committee ∎ Proactivity ∎ Ability to meet deadlines and respond quickly ∎ Feasibility/benefits of audit firm rotation

∎  Content, timeliness and practicality of PwC communications with Audit Committee

∎  Adequacy of information provided on accounting issues, auditing issues and legislative and regulatory developments affecting financial institutions

∎  Feasibility/benefits of lead partner rotation

∎  Timeliness and accuracy of all services presented to Audit Committee for pre-approval and review

∎  Management feedback

∎  Lead partner performance

∎  Comprehensiveness of evaluations of internal control structure

Audit Quality and Efficiency

∎

PwC’s knowledge of the firm’s business allows it to design and enhance its audit plan by focusing on core and emerging risks, investing in technology to increase efficiency and capturing cost efficiencies through iteration.

∎

PwC has a global footprint and the expertise and capability necessary to handle the breadth and complexity of the audit of the firm’s global business, accounting practices and internal control over financial reporting.

Candid and Timely Feedback

∎

PwC generally attends each meeting of our Audit and Risk Committees and meets regularly in closed sessions with our Audit Committee so that it can provide candid feedback regarding management’s control frameworks to address existing and new risks.

∎

PwC’s experience with the firm’s control infrastructure and accounting practices allow it to analyze the impact of business or regulatory changes in a timely manner and provide our Audit Committee with an effective, independent evaluation of management’s strategies, implementation plans and/or remediation efforts.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	73

AUDIT MATTERS—ITEM 3. RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independence

∎

PwC is an independent public accounting firm and is subject to oversight and inspection by the United States Public Company Accounting Oversight Board (PCAOB) (the results of which are communicated to our Audit Committee), peer reviews and SEC regulations.

∎	Both the firm and PwC have controls to ensure the continued independence of PwC, including policies and procedures to maintain independence and firm policies limiting the hiring of audit team members.

∎	Mandatory lead audit partner rotation ensures a regular influx of fresh perspectives balanced by the benefits of having a tenured auditor with institutional knowledge.

Audit Committee’s Controls

∎	Frequent closed sessions with PwC as well as a comprehensive annual evaluation.

∎	Direct involvement by our Audit Committee and our Audit Committee Chair in the periodic selection of PwC’s new lead audit partner.

∎	Responsibility for the audit fee negotiations associated with the retention of PwC, including considering the appropriateness of fees relative to both efficiency and audit quality.

∎

Advance approval (by Audit Committee or Audit Committee Chair) of all services rendered by PwC to us and our consolidated subsidiaries. These services include audit, audit-related services (including, as may be applicable, attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

∎

Review of information regarding PwC’s periodic internal quality reviews of its audit work, external data on audit quality and performance such as feedback provided by the PCAOB and PwC’s conformance with its independence policies and procedures.

We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PwC is expected to be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees paid by us to PwC:

	2023 ($ in millions)	Percent of 2023 Services Approved by Audit Committee	2022 ($ in millions)	Percent of 2022 Services Approved by Audit Committee

Audit Fees	77.5	100%	78.1	100%

Audit-Related Fees(a)	16.8	100%	15.0	100%

Tax Fees(b)	1.2	100%	2.1	100%

All Other Fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)

The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $1.2 million for 2023, approximately $0.2 million was for tax return preparation and compliance services.

PwC also provides audit and tax services to certain asset management funds managed by our subsidiaries. Fees paid to PwC by these funds for these services were $76.4 million in 2023 and $71.2 million in 2022.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

74	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

AUDIT MATTERS—REPORT OF OUR AUDIT COMMITTEE

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles, including critical audit matters, if any, addressed during the audit, and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Committee to discuss any matter it deems appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the auditor’s communications with the Committee concerning independence and has discussed with the registered public accounting firm its independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by the independent registered public accounting firm to us and our consolidated subsidiaries. See —Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2024.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2023 be included in the 2023 Annual Report on Form 10-K.

Audit Committee

Peter Oppenheimer, Chair

Mark Flaherty

Thomas Montag

Adebayo Ogunlesi (ex-officio)

Jan Tighe

Jessica Uhl

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	75

ITEMS 4-12. SHAREHOLDER PROPOSALS

Items 4-12. Shareholder Proposals

How We Engage with Shareholder Proponents

∎  Across the firm, we spend significant time reviewing and evaluating the shareholder proposals we  receive each year.

∎  First and foremost, our Investor Relations team seeks in all cases to speak directly with any  shareholder who submits a proposal for our Annual Meeting. Our goal is to understand their  perspective, which may not be apparent from the face of the proposal, and to address their  questions. We hope that this engagement will be ongoing throughout the year.

∎  We respect that our shareholders have broad and diverse viewpoints, which viewpoints may differ  from other shareholders as well as from management and the Board.

Robust shareholder engagement is a long-standing priority for our firm.

∎  Even where issues raised in a proposal or through engagement do not reflect any concern specific to Goldman Sachs, our goal is to  maintain constructive engagement and to find areas of common ground.

»  Many shareholder proposals suggest prescriptive and/or one-size-fits-all solutions, with limited consideration of risks or costs of a proposed approach.

»  We seek to meet the broad goals of our proponents where feasible and appropriate in a manner that we believe will further the long-term interests of our diverse shareholder base, and we regularly propose alternatives to a proponent that we believe address their concerns in a more practicable way.

Shareholder Proposals

Proposal Snapshot—Items 4-12. Shareholder Proposals

What is being voted on: In accordance with SEC rules, we have set forth below certain shareholder proposals, along with the supporting statements of the respective shareholder proponents, for which we and our Board accept no responsibility. These shareholder proposals are required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting.

Board recommendation: As explained below, our Board unanimously recommends that you vote AGAINST each shareholder proposal.

For detailed information on the vote required with respect to these shareholder proposals and the choices available for casting your vote, please see Frequently Asked Questions.

Item 4. Shareholder Proposal Regarding a Policy for an Independent Chair

National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

Request for Board of Directors to Adopt Policy for an Independent Chair

RESOLVED:

Shareholders request the Board of Directors adopt as policy, and amend the governing documents as necessary, to require hereafter that that two separate people hold the office of the Chairman and the office of the CEO as follows:

76	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

ITEMS 4-12. SHAREHOLDER PROPOSALS

Selection of the Chairman of the Board: The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board may select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board seeks an Independent Chairman of the Board.

The Chairman should not be a former CEO of the company.

Selection of the Chairman of the Board shall be consistent with applicable law and existing contracts.

SUPPORTING STATEMENT:

The Chief Executive Officer of Goldman Sachs is also Board Chairman. These roles – each with separate, different responsibilities that are critical to the health of a successful corporation – are greatly diminished when held by a singular company official, weakening its governance structure.

Expert perspectives substantiate our position:

∎

According to the CFA Institute Research and Policy Center, “Combining [Chairman and CEO] positions may give undue influence to executive board members and impair the ability and willingness of board members to exercise their independent judgment . Many jurisdictions consider the separation of the chair and CEO positions a best practice because it ensures that the board agenda is set by an independent voice uninfluenced by the CEO.”[1]

∎

A pair of business law professors wrote for Harvard Business Review that “letting the CEO chair the board can compromise board discussion quality, weakening the corporation’s risk management ability . Splitting the CEO and board chair jobs between two people can help strengthen the quality of questions the corporation asks itself. When those questions remain weak, the organization is less likely to develop strategies that mitigate risk.”[2]

∎

Proxy adviser Glass Lewis wrote in 2021, “the presence of an independent chair fosters the creation of a thoughtful and dynamic board not dominated by the views of senior management ... the separation of these two key roles eliminates the conflict of interest that inevitably occurs when a CEO is responsible for self-oversight.”[3]

∎

Of former CEOs serving as Chairs, CFA Institute says, “this arrangement could impair the board’s ability to act independently of undue management influence... Such a situation also increases the risk that the chair may hamper efforts to undo the mistakes made as chief executive.”

According to the 2022 Spencer Stuart Board Index survey, 51 percent of S&P 500 companies had separate CEOs and Board Chairs in 2017 versus 57 percent in 2022.4 The growing separation of the CEO and Chair positions signifies the changing sentiment towards Chair independence.

1	https://rpc.cfainstitute.org/-/media/documents/article/position-paper/corporate-governance-of-listed-companies-3rd-edition.pdf
2	https://hbr.org/2020/03/why-the-ceo-shouldnt-also-be-the-board-chair
3	https://www.glasslewis.com/wp-content/uploads/2021/03/ln-Depth-Independent-Chair.pdf
4	https://www.spencerstuart.com/-/media/2022/october/ssbi2022/2022_us_spencerstuart_board_index_final.pdf

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our directors take very seriously their fiduciary obligation to act in the best interests of our firm and our shareholders. In exercising their fiduciary duties, our independent directors believe it is important to retain the flexibility to determine the leadership structure that will best serve our Board’s and our shareholders’ interests at any given time.

We are committed to independent leadership on our Board. In fact, our policies require that if at any time our Chair is not independent, we must have an independent Lead Director.

Furthermore, as we have repeatedly disclosed, our Board will not hesitate to appoint an independent Chair if at any time our Governance Committee concludes it would be appropriate to do so.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	77

ITEMS 4-12. SHAREHOLDER PROPOSALS

Through our engagement and with clear voting results, shareholders have shown support for our existing leadership structure. At our last two annual meetings, similar proposals from the same proponent have been strongly rejected by over 80% of votes cast at those meetings. Accordingly, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

Pursuant to our Corporate Governance Guidelines, our independent Governance Committee assesses and deliberates the merits of our leadership structure to help ensure that the most efficient and appropriate structure is in place; it has done so annually since 2011.

»

This annual review process provides our Board with the necessary flexibility to make the appropriate determination about how our Board’s leadership should be structured to most effectively serve our firm’s needs, which may evolve over time. This annual review process also exists within the broader context of our Board’s ongoing, year-round review of its composition and effectiveness.

»

As a result of its most recent review, in December 2023 our Governance Committee determined that continuing to combine the roles of Chair and CEO, together with maintaining a strong independent Lead Director, is the most effective leadership structure for our firm at this time.

∎	This robust process includes a review of:

»	Chair-CEO and Lead Director responsibilities (described below);

»	Our policies and practices, which ensure strong, independent Board oversight, as well as feedback received in connection with our Board, Committee and individual director evaluation process;

»	Shareholder feedback and voting results regarding board leadership;

–

For example, in connection with our year-round shareholder engagement, we have generally received positive feedback regarding our Board leadership structure, with certain shareholders viewing Goldman Sachs as a leader among companies with a combined Chair-CEO, given the strength of our Lead Director role and our Board’s annual leadership structure review; and

»	Performance and global trends regarding board leadership structure.

–

For example, there is no clear, empirical evidence that a combined Chair-CEO negatively affects company performance or impairs the efficacy of independent directors. Independent chairs also remain a minority practice among S&P 500 companies.

∎

Our Board leadership structure is enhanced by the independent leadership provided by our active Lead Director. The robust nature of the role, which has been enhanced over time as a result of shareholder engagement, helps ensure that the perspectives of our independent directors are strongly represented on our Board. Key elements of our Lead Director role (each of which will continue under David Viniar as our new Lead Director) include:

»	Setting and approving the agenda for Board meetings and leading executive sessions;

»	Focusing on Board effectiveness, composition and evaluations (including of our CEO and our Board, committees and individual directors);

»	Serving as liaison between independent directors, on the one hand, and our Chair-CEO and management, on the other; and

»	Serving as primary Board contact for corporate governance engagement with shareholders and other stakeholders and engaging regularly with regulators.

–

For example, during 2023, our Lead Director had over 80 additional meetings, calls and engagements with the firm and its people, our shareholders, regulators and other stakeholders, including meetings with shareholders representing over 25% of Common Stock outstanding.

∎	A combined Chair-CEO structure provides our firm with a senior leader who serves as a primary liaison between our Board and management and as a primary public face of our firm.

78	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

ITEMS 4-12. SHAREHOLDER PROPOSALS

∎

Furthermore, combining the roles of CEO and Chair at our firm has been effective in promulgating strong and effective leadership of the firm, particularly in times of economic challenge and regulatory change affecting our industry; the same is important during this phase of our strategic journey, including executing on our strategic transition and positioning the firm for the future.

∎	Independent Board oversight is further enhanced by our independent committee chairs, the independence of our Board as a whole and the governance policies and practices in place at our firm.

»	Each of our independent directors is committed to actively and effectively overseeing the management of our firm and protecting shareholder interests.

»

Our independent directors meet often in executive session, during which they discuss topics such as Chair-CEO performance and compensation, succession planning, the Board’s evaluation and the firm’s strategy.

»	Our governance structure establishes strong protections of shareholder rights.

–

For example, we have majority voting (with resignation bylaw) for uncontested director elections, annual election of all directors, no poison pill, a shareholder right to call special meetings, a shareholder right of proxy access and no supermajority vote requirements in our by-laws or charter.

For more information, see Corporate Governance, including the section Structure of our Board and Governance Practices— Board Leadership Structure.

Item 5. Shareholder Proposal Regarding a Transparency in Lobbying Report

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, together with a co-filer, Oblate International Pastoral Investment Trust, each a beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, are the proponents of the following shareholder proposal. The proponents have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponents’ Statement

FOR SHAREHOLDER RIGHTS

Proposal 5 – Transparency in Lobbying

Resolved, Shareholders request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Goldman used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Goldman’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Goldman is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Public Responsibilities Committee and posted on Goldman’s website.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	79

ITEMS 4-12. SHAREHOLDER PROPOSALS

Supporting Statement

Full disclosure of Goldman’s lobbying activities and expenditures is needed to assess whether Goldman’s lobbying is consistent with its expressed goals and shareholders’ interests. Goldman spent $44 million from 2010 – 2022 on federal lobbying. This does not include state lobbying, where Goldman also lobbies. Goldman also lobbies abroad, spending between €800,000 – 899,999 on lobbying in Europe for 2022 and drawing scrutiny for hiring JPMorgan’s chief lobbyist in Europe.1

Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity.2 Goldman fails to disclose its memberships in or payments to trade associations and social welfare groups, or the amounts used for lobbying, to shareholders. Goldman belongs to the American Bankers Association (ABA), Bank Policy Institute (BPI), Business Roundtable, Financial Service Forum (FSF), Managed Funds Association and Securities Industry and Financial Markets Association, which together spent $46 million on federal lobbying for 2022.

Goldman’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Goldman publicly supports addressing climate change, yet the Business Roundtable opposed the Inflation Reduction Act and its historic investments in climate action,3 and BPI and FSF both lobbied the Securities and Exchange Commission to weaken proposed climate disclosure rules.4 A recent analysis looking at inconsistencies between banks’ public climate commitments and their direct and indirect climate lobbying practices noted Goldman failed to publicly support the Inflation Reduction Act.5 And while Goldman does not belong to or support the American Legislative Exchange Council, which is attacking “woke” investing,6 one of its trade associations does, as ABA supported its 2022 annual meeting.7

Reputational damage stemming from these misalignments could harm shareholder value. Thus it is a best practice for Goldman to expand its lobbying disclosure.

1 https://www.efinancialcareers.com/news/2022/12/goldman-government-relations.

2 https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-pubIiclyreported/.

3 https://www.theguardian.com/environment/2022/aug/19/top-us-business-lobby-group-climate-action-business-roundtable.

4 https://www.eenews.net/articles/banks-to-sec-climate-rule-poses-real-world-problems/.

5 https://www.ceres.org/news-center/press-releases/new-benchmark-analysis-us-banks-reveals-inconsistencies-between-climate.

6 https://www.wbur.org/hereandnow/2023/03/22/esg-investing-fossil-fuels.

7 https://documented.net/investigations/heres-who-bankrolling-alec-2022-annual-meeting.

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our Statement on Policy Engagement and Political Participation (our Policy Statement, available on our website through www.gs.com/corpgov) and our existing public disclosures already address the most material requests in the proposal.

Preparing the report requested by the proposal would impose an additional administrative burden on our firm without providing material new information to our shareholders. Furthermore, additional disclosure may also raise potential competitive and business-related concerns. As a result, taking into account the immateriality of our lobbying expenditures, the lack of heightened focus from our shareholders on our lobbying activities and expenditures outside the context of this shareholder proposal and our existing public disclosures, we believe that the adoption of the proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎	We already provide significant and meaningful disclosure about our policy engagement efforts, which addresses the most material items requested in the proposal.

∎	We have transparent policies and procedures governing our policy engagement and political participation.

»	A key source of information for our shareholders is our Policy Statement, which is publicly available on our website.

80	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

ITEMS 4-12. SHAREHOLDER PROPOSALS

»	Our Policy Statement already contains information about:

–

Our principal public policy priorities, which are developed by our Office of Government and Regulatory Affairs (OGRA) in coordination with our Legal and Compliance functions with senior management oversight. These priorities are reviewed regularly to help ensure that our priorities continue to align with our goals;

–

The fact that we do not make any political contributions in the United States from corporate funds, including contributions to so-called Section 527 entities or independent expenditure political action committees (Super PACs);

–

The fact that, as required by law, all political contributions accepted or made by our federal political action committee, which is voluntarily funded by employees and makes contributions on a bipartisan basis, are reported to the Federal Election Commission (and are publicly available at: https://www.fec.gov/data/ committee/C00350744/?tab=summary). We do not contribute corporate funds to our political action committee; and

–

Examples of the types of trade associations and other industry groups in which we participate (such as Securities Industry and Financial Markets Association, Council of Institutional Investors and American Bankers Association), as well as information on the instructions provided to these groups to limit how our funds can be used.

–

Specifically, we instruct trade and industry groups to not use our funds for any election-related activity at the federal, state or local level. This includes contributions and expenditures (including independent expenditures) in support of or in opposition to any candidate for any office, ballot initiative campaign, political party, committee or political action committee.

∎	We already disclose payments used for lobbying and have enhanced our transparency in this regard.

»

We provide transparent access to the quarterly disclosure we make with respect to all U.S. federal lobbying costs (paid directly and through trade associations) and the issues to which our lobbying efforts relate pursuant to the Lobbying Disclosure Act. These filings are publicly available at: https://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm), and we provide this link for ease of access in our Policy Statement and also added directly on our firm’s website at www.gs.com/corpgov.

–	While our policy advocacy efforts are focused primarily at the national level, we also make such disclosures at the state or local level to the extent required to do so under applicable lobbying laws.

»

For context on the extent of our lobbying efforts, for each of 2022 and 2023, our federal, state and local lobbying payments, as well as all trade and business association membership payments (whether or not attributable to lobbying), represented less than 0.25% of net earnings.

»

As set forth in our Policy Statement, we publicly disclose in the reports we file under the Lobbying Disclosure Act expenditures relating to our active grassroots lobbying efforts to inform our employees, shareholders, vendors/suppliers or the small business community that comprises our 10,000 Small Businesses Voices program with respect to legislation or regulation that may impact their interests.

∎	We do not get involved with model legislation efforts (and are not members of any trade association for such purpose).

∎	We already have robust oversight mechanisms including:

»	Our Board, including through our Public Responsibilities Committee, is informed of, and provides guidance (as needed) on, our various advocacy efforts;

»	Our Policy Statement is reviewed by our Public Responsibilities Committee;

»

A comprehensive report on our trade association memberships, including membership fees and dues paid in excess of $30,000, is reviewed annually by our Public Responsibilities Committee. This report also includes information about our lobbying expenditures;

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ITEMS 4-12. SHAREHOLDER PROPOSALS

»

Our Executive Vice President and staff in our OGRA, Legal and Compliance functions review and approve trade association memberships to ensure that they are consistent with our public policy objectives. Examples of our trade association memberships include Securities Industry Financial Markets Association, Bank Policy Institute, Financial Services Forum, Association for Financial Markets in Europe and the American Investment Council as well as other similar industry groups; and

»

OGRA coordinates on an ongoing basis with our business unit leadership and our Legal and Compliance functions to identify priorities, and it vets our public policy priorities and related advocacy efforts with senior management.

Item 6. Shareholder Proposal Regarding Outcome Report on Efforts Regarding Protected Classes of Employees

The Nathan Cummings Foundation, 120 Wall Street, 26th Floor, New York, New York 10005, beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

Resolved: Shareholders request the Board of Directors oversee the preparation of an annual public report describing and quantifying the effectiveness and outcomes of The Goldman Sachs Group, Inc.’s (Goldman Sachs) efforts to prevent harassment and discrimination against its protected classes of employees. In its discretion, the Board may wish to consider including disclosures such as:

∎	the total number and aggregate dollar amount of disputes settled by the company related to abuse, harassment, or discrimination in the previous three years;

∎	the total number of pending harassment or discrimination complaints the company is seeking to resolve through internal processes, arbitration, or litigation;

∎	the retention rates of employees who raise harassment or discrimination concerns, relative to total workforce retention;

∎	the aggregate dollar amount associated with the enforcement of arbitration clauses;

∎

the number of enforceable contracts for current or past employees which include concealment clauses, such as non-disclosure agreements or arbitration requirements, that restrict discussions of harassment or discrimination; and

∎	the aggregate dollar amount associated with such agreements containing concealment clauses.

This report should not include the names of accusers or details of their settlements without their consent. It should be prepared at a reasonable cost and omit any information that is proprietary, privileged, or violative of contractual obligations.

Supporting Statement

In 2021, after receiving majority support for a shareholder resolution requesting they do so, Goldman released a report reviewing its mandatory arbitration requirement for employee harassment or discrimination claims. In light of that review, the Board decided that “employees who assert a claim of sexual harassment in an arbitration will have the option to waive confidentiality as to the arbitration decision.”1 The firm did not release other protected classes from this confidentiality obligation.

Investor concerns related to Goldman’s treatment of its employees by race, ethnicity, and other protected class remained unaddressed. Black individuals comprise 13.6 percent of the United States’ population2 but only 3.4 percent of Goldman’s executive and management teams.3 This representation percentage has remained static over time, only increasing by 0.31 percent since 20204, the first year for which this data was available.

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Given the company’s ongoing use of non-disclosure agreements and mandatory arbitration, which conceal from external audiences internal culture challenges, the extent to which race-based harassment and discrimination exists within Goldman is unknown.

There have been several high-profile derivative suits settled, including at Twentieth Century Fox, Wynn Resorts, and Alphabet, alleging boards breached their duties by failing to protect employees from discrimination and harassment, injuring the companies and their shareholders.

Civil rights violations within the workplace can result in substantial costs to companies, including fines and penalties, legal costs, costs related to absenteeism, reduced productivity, challenges recruiting, and distraction of leadership. A company’s failure to properly manage its workforce can have significant ramifications, jeopardizing relationships with customers and other partners.

A public report such as the one requested would assist shareholders in assessing whether the Company is improving its workforce management.

[1]	https://www.goldmansachs.com/investor-relations/corporate-governance/corporate-governance-documents/report-on-review-of-arbitration- program.pdf

[2]	https://www.census.gov/quickfacts/fact/table/US/PST045222

[3]	https://www.goldmansachs.com/our-commitments/sustainability/2022-people-strategy-report/multimedia/report.pdf

[4]	https://www.goldmansachs.com/our-commitments/sustainability/sustainable-finance/documents/reports/2020-sustainability-report.pdf?source=website

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

There is no place at Goldman Sachs for discrimination or harassment against any individual or group in any form. Providing employees a safe and inclusive workplace that is free of discrimination and harassment is among the firm’s highest priorities as part of our “people first” commitment.

The use of arbitration or confidentiality agreements to assist in managing our broad and diverse global workforce does not result in – nor does it imply the existence of – harassment or discrimination at Goldman Sachs. While the proponent’s supporting statement references settlements at other public companies, those matters do not involve Goldman Sachs. More broadly, the use of these types of agreements is periodically reviewed by the firm, including as described below.

We provide significant transparency about our people strategy, such as our efforts to engage the best talent across broad and diverse backgrounds and experiences and further embed our long-standing commitment to diversity, equity and inclusion across all aspects of our talent strategy, including through our annual People Strategy Report (available at www.gs.com). As a result of our “zero tolerance” approach to harassment and discrimination, our existing transparency, our robust firmwide controls designed to prevent and address employee misconduct, including our numerous escalation channels and posting culture, and the other factors and considerations described below, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎ Discrimination, harassment or mistreatment in any form at Goldman Sachs is unacceptable and is not tolerated. This “zero  tolerance” policy applies on and off premises, at work-related events and outside of work.

»  These values are embedded in, and regularly reinforced at, every step of our people’s careers, from onboarding to training and performance management, development, compensation and promotion processes, and are supported by a robust system of firmwide controls designed to encourage reporting and prevent and address employee misconduct if it occurs.

–  For example, we maintain an explicit Equal Employment Opportunity policy that employees are required to review at the time of hire and on an annual basis and require that all employees complete mandatory training and education (e.g., Recognize, Respond, Respect: Sexual Harassment Awareness) on these critical matters.

–  Employees are required to escalate any potential discrimination and harassment concerns they observe. The firm has established a multi-channel internal and external escalation process (which provides for the

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ITEMS 4-12. SHAREHOLDER PROPOSALS

ability to make anonymous reports) for concerns of discrimination, harassment or other misconduct to be reported. Regardless of the manner of escalation, all matters are carefully documented, reviewed and investigated, and the firm strictly prohibits any retaliation for reporting concerns. When misconduct is found, discipline, including termination where appropriate, is imposed in accordance with the firm’s disciplinary framework. The firm also requires regular reporting on harassment, discrimination and other conduct matters to senior leadership as well as the Board of Directors.

–  Our Firmwide Conduct Committee, with senior partner-level membership, is responsible for overseeing the firm’s conduct risk management program.

»  Our policies and practices are reviewed on an ongoing basis and have been regularly enhanced over time.

∎ Additional Context on Proposal Submission. As noted in the proponent’s supporting statement, a shareholder proposal submitted by the proponent relating to our arbitration practices was voted on at our 2021 annual meeting. The proposal received approximately 49% support under the voting standards established in the firm’s By-Laws and publicly disclosed each year in our proxy statement. The Board viewed this level of support as significant, and in consideration of this result as well as the broader shareholder feedback that the Board received in conjunction with its engagement on this issue, the Board proactively determined to undertake a comprehensive review to assess the firm’s arbitration program and in December 2021, our Board issued a report, which is available at www.gs.com/corpgov.

»  As a result of this review, our Board directed management to institute a number of enhancements for the purpose of further increasing transparency and accountability, including:

–  Regular reporting to the Board on sexual harassment matters;

–  Regular periodic assessments of the firm’s arbitration program; and

–  Waiving confidentiality of arbitration decisions on sexual harassment claims at the option of the employee.

»  Each of these enhancements have since been implemented, and our Board expects to direct another comprehensive review of the firm’s arbitration program later this year and will issue another report following completion of this new review.

Item 7. Shareholder Proposal Regarding Environmental Justice Impact Assessment

The Sierra Club Foundation, 2101 Webster Street, Suite 2150, Oakland, California 94612, together with a co-filer, Harrington Investments, Inc., each beneficial owners of at least $2,000 in market value of the company’s Common Stock for at least three years, are the proponents of the following shareholder proposal. The proponents have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponents’ Statement

Whereas: Environmental justice examines disparities in how people are exposed to environmental benefits and harms, which can have material implications for investors.

The United Nations has recognized that all people have a right to a clean, healthy and sustainable environment.1 Fossil fuel development poses substantial risks to this and other human rights, and has been linked to significantly elevated rates of cancers, and air, soil, and water contamination for nearby residents.2 These outcomes disproportionately affect children, workers, and people who are Black, Indigenous, have low income, or live in the Global South.3 Meanwhile, a disproportionate portion of the 17 million Americans exposed to the negative consequences of fossil fuel production are Black.4 Since 2016, Goldman Sachs has provided over $143 billion in financing to fossil fuel companies.5

Goldman Sachs has also developed a framework to “put climate transition and inclusive growth at the forefront of” its work with clients.6 However, this transition carries several workforce 7 and environmental justice risks. Research has found that economic and workforce benefits of the energy transition accrue unequally along lines of race and ethnicity, regardless of income or education.8 Most minerals required for electric vehicle, wind turbine, and battery production are concentrated in the Global South, where local people bear environmental harms associated with minerals extraction, and where climate change threatens production collapse.9 Resultant civic unrest, loss of social

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license, legislative or regulatory actions, and systemic risk of global failure of a transition can lead to stranded assets and reputational harm.

These environmental justice risks are not effectively addressed or managed in Goldman Sachs’ policies and reporting. Rigorous assessment and disclosure of these risks would enhance the bank’s risk management framework, improve its reputation, and advance its stated goals.

In recent years, Goldman Sachs has faced regulatory action and public scrutiny regarding its sustainability practices and disclosures. In 2022, the bank’s asset management subsidiary incurred a $4 million penalty to settle SEC charges for sustainability-related policies and procedures failures.10 The bank has committed to help reduce racial disparities,11 to “protect, preserve and promote human rights around the world,”12 and shared its view that “companies’ management of environmental and related social risks and opportunities may affect long-term corporate performance.” By implementing this proposal, the bank can advance its commitments and deliver value to shareholders.

Resolved: Shareholders request that the Goldman Sachs Board of Directors conduct a rigorous assessment of material risks and opportunities related to the environmental justice impacts of its energy and power sector financing and underwriting and disclose the results, at reasonable expense and omitting proprietary and privileged information.

Supporting statement: At the Board and management’s discretion, Proponents suggest that “material risks and opportunities” encompass both enterprise and systemic considerations, and that outcomes and recommendations from the assessment be integrated in a revised version of the bank’s Environmental Policy Framework.

[1]	https://news.un.org/en/story/2022/07/1123482

[2]	https://www.ncbi.nlm.nih.gov/pmc/articles/PMC6344296/

[3]	https://www.sciencedirect.com/science/article/pii/S2214629623001640

[4]	https://www.nature.com/articles/s41370-022-00434-9

[5]	https://www.ran.org/wp-content/uploads/2023/04/BOCC_2023_vF.pdf

[6]	https://www.goldmansachs.com/media-relations/press-releases/2021/announcement-04-mar-2021.html

[7]	https://www.nber.org/papers/w31539

[8]	https://www.liebertpub.com/doi/10.1089/scc.2022.0112; https://www.scientificamerican.com/article/solar-powers-benefits-dont-shine-equally-on-everyone/

[9]

https://media.business-humanrights.org/media/documents/2023_Transition_Minerals_Tracker_JX5pGvf.pdf; https://iea.blob.core.windows.net/assets/ffd2a83b-8c30-4e9d-980a-52b6d9a86fdc/TheRoleofCriticalMineralsinCleanEnergyTransitions.pdf

[10]	https://www.sec.gov/news/press-release/2022-209

[11]	https://www.goldmansachs.com/our-commitments/diversity-and-inclusion/racial-equity/

[12]	https://www.goldmansachs.com/investor-relations/corporate-governance/corporate-governance-documents/human-rights-statement.pdf

[13]	https://www.goldmansachs.com/citizenship/environmental-stewardship/epf-pdf.pdf

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Across the broad spectrum of our businesses, we work with our clients to help navigate considerations around environmental and social impacts as well as community health and safety. Our goal is to help ensure that our people, capital and ideas are used to help find innovative and effective, market-based solutions to help address climate change, ecosystem degradation and other critical environmental issues, with a steadfast focus on driving long-term success for our clients and communities to create long-term, durable value for our shareholders.

We have in place frameworks and policies to identify and mitigate climate- and sustainability-related risks to our firm, our clients and our communities, and we already provide extensive public disclosure related thereto. This includes our Environmental Policy Framework, Sustainability Reports, TCFD reports and a dedicated portion of our website (www.gs.com/sustainability).

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Furthermore, we have launched a number of initiatives over the past two decades targeting inclusive growth and the climate transition, including One Million Black Women and the Climate Innovation and Development Fund, a $25 million fund that supports sustainable low-carbon economic development in South and Southeast Asia and catalyzed approximately $500 million in private-sector and government investments in climate solutions to help accelerate the transition to net zero emissions. However, no one company can build a sustainable economy on its own. Advancing the climate transition will require thoughtful public policy that balances energy affordability and security with social outcomes. As a result, we believe that adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

We approach the management of environmental and social risks with the same care and discipline as any other business risk, and we undertake a robust review of the environmental and social practices of our clients and potential clients when making our business selection decisions.

»

When we identify a potentially significant environmental or social issue, we address the issue by working with the client to develop appropriate safeguards and sustainable practices. By facilitating the adoption of more sustainable practices, we can better serve the long-term interests of our communities, our clients and the environment in which they operate, while helping to ensure prudent risk management for our firm.

»

We will not hesitate to forgo any assignment where such productive engagement is not feasible or where the transaction involves potentially material environmental impacts, significant social issues or unacceptable risks that directly conflict with our policies and/or business risks assessments.

»

For instance, in 2022, the firm reviewed more than 1,700 transactions for environmental and social risks. We identified and managed environmental, health and safety risks in several potential transactions and portfolio companies — and in some cases, decided to forgo participation due to the high levels of risk that could not be mitigated or that did not align with our policies or commitments.

∎

In addition to our firmwide review process, we equip teams in sensitive sectors with sector-specific due diligence guidelines and training to evaluate new business opportunities more effectively. This includes background on current environmental and social issues and sensitivities in the sector, as well as potential diligence questions to discuss with a company.

»

We currently have fourteen guidelines across key sectors, which include Oil & Gas, Transportation, Water and Power Generation, among others. These sector guidelines are available on our website as part of our Environmental Policy Framework and are periodically reviewed and updated based on emerging best practices, regulatory changes and engagement with stakeholders.

∎

We have also developed cross-sector guidelines that apply to all our businesses. These guidelines help keep our teams up-to-date on the environmental and social issues that can affect our clients and the communities in which they operate. For example, as further detailed in our Environmental Policy Framework:

»

Indigenous Peoples: We recognize that the identities and cultures of indigenous peoples are inextricably linked to the lands on which they live and the natural resources on which they depend. For transactions where the use of proceeds may have the potential to directly impact indigenous peoples, we expect our clients to demonstrate alignment with the objectives and requirements of IFC Performance Standard 7 on Indigenous Peoples, including free, prior and informed consent.

»

Stakeholder Engagement and Resettlement: For certain transactions where there could be material effects on local communities, we expect our clients to demonstrate an appropriate stakeholder engagement process. In cases where there is large-scale resettlement, we will closely evaluate the stakeholder engagement process and, if appropriate, work with the company to improve aspects such as compensation measures and/or community engagement.

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»

Critical Natural Habitats and UNESCO World Heritage Sites: We will not finance any projects or initiate loans where the specified use of proceeds would significantly convert or degrade a critical natural habitat. We also recognize the significance of cultural and natural heritage and will not knowingly finance extractive projects, commercial logging or other environmentally sensitive projects in prescribed UNESCO World Heritage sites. Furthermore, we will not finance projects that contravene any relevant international environmental agreement that has been enacted into the law of, or otherwise has the force of law in, the country in which the project is located.

∎

We have also undertaken, and will continue, a rigorous process to help ensure full analysis and vetting of information to comply beginning in 2025 with new disclosure requirements pursuant to the EU Corporate Sustainability Reporting Directive, which may ultimately incorporate aspects of the proponent’s requested assessment.

For more information on our sustainability efforts, see Spotlight on Sustainability.

Item 8. Shareholder Proposal Regarding a Report Disclosure of Clean Energy Supply Financing Ratio

The New York City Comptroller, Municipal Building, One Centre Street, 8th Floor North, New York, New York 10007, on behalf of The New York City Employees’ Retirement System, The New York City Teachers’ Retirement System, and the New York City Police Pension Fund, each a beneficial owner of at least $25,000 in market value of the company’s Common Stock for at least one year, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

Clean Energy Supply Financing Ratio

Resolved

Shareholders request that Goldman Sachs Group, Inc. (“Goldman”) disclose annually its Clean Energy Supply Financing Ratio (“Ratio”), defined as its total financing through equity and debt underwriting, and project finance, in low-carbon energy supply relative to that in fossil-fuel energy supply. The disclosure, prepared at reasonable expense and excluding confidential information, shall describe Goldman’s methodology, including what it classifies as “low carbon” or “fossil fuel.”

Supporting Statement

The Intergovernmental Panel on Climate Change (“IPCC”) has advised that greenhouse gas emissions must be halved by 2030 and reach net zero by 2050. According to the International Energy Agency (“IEA”), this requires rapid transition away from fossil fuels and a tripling in global annual clean energy investment by 2030.1

Banks aligning their activities with their own climate goals are better prepared to manage the risks, including legal, reputational and financial risks, associated with the global energy transition. Furthermore, they can capitalize on profitable opportunities in clean energy and position themselves as leaders in a rapidly changing market. Since 2022, banks have reportedly earned more in lending and underwriting fees from clean energy projects than from oil, gas, and coal companies.2

Goldman has committed to aligning its financing activities with a net zero 2050 pathway and deploying $750 billion across its financing, investment and advisory activities by 2030 to help clients accelerate the climate transition and advance inclusive growth.”3

While these commitments may appear significant, investors need more information to assess Goldman’s relative financing of fossil fuels, which totaled approximately $143 billion since 2016, ranking it one of fossil fuels’ largest financers.4

According to BloombergNEF’s recent report, Financing the Transition: Energy Supply Investment and Bank Financing Activity (“BloombergNEF Report”),5 the pace at which low-carbon energy supply is scaled up will dictate the rate

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at which fossil fuels are phased down. Synthesizing the seven most frequently referenced 1.5C – aligned pathways (IEA; Network for Greening the Financial System; IPCC), it concluded that, to achieve net zero emissions by 2050, the Ratio must reach a minimum of 4:1 by 2030, rise to 6:1 in the 2030s and 10:1 thereafter.

Clean-energy-to-fossil-fuel financing ratios have emerged as a key metric for assessing progress in financing the clean energy transition. The IEA tracks one,6 and they have been recognized by the leading bank climate alliances in which Goldman participates, including the Glasgow Financial Alliance for Net Zero and the Net Zero Banking Alliance, which advised that comparable indicators for “reporting requirements could include …a transition finance ratio.”7

At management’s discretion, we recommend Goldman:

∎	Set timebound Ratio targets aligned with its net zero commitment.

∎	Consult BloombergNEF Report when setting Ratio targets and defining “low carbon” and “fossil fuel” financing.

∎	Work to establish standardized industrywide methodologies.

∎	Include lending in its ratio if methodologically sound.

We urge shareholders to vote FOR the proposal.

[1]	https://www.iea.org/reports/net-zero-by-2050

[2]	https://www.bloomberg.com/news/artcles/2023-10-18/green-fees-overtake-fossil-fuels-for-second-straight-year

[3]	Goldman Sachs Update on Our 2030 Sustainable Finance Commitment; report.pdf (goldmansachs.com)

[4]	https://www.bankingonclimatechaos.org/#sector-panel

[5]	https://assets.bbhub.io/professional/sites/24/BNEF-Bank-Financing-Report-Summary-2023.pdf

[6]	https://www.iea.org/reports/world-energy-investment-2023/overview-and-key-findings

[7]	https://www.unepfi.org/wordpress/wp-content/uploads/2022/10/NZBA-Transition-Finance-Guide.pdf

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

We believe the greatest contribution that we as a financial institution can make on climate issues is to help our clients achieve their sustainability goals. To this end, over the past two decades we have made a number of commitments commensurate with our role in the global economy to help address the impacts of climate change and accelerate the transition to a low-carbon economy.

Clean energy financing is incorporated into our strategic $750 billion sustainable financing, investing and advisory activity target. In addition, we expect that the regulatory standards related to climate risk and the climate transition will continue to evolve across jurisdictions, particularly in the coming years, which will necessitate further consideration of these issues and a variety of new disclosures. In light of this – including that we will be publishing a “Green Asset Ratio” later this year to comply with the European Banking Authority’s new disclosure requirements – we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

We expect that the regulatory standards related to climate risk and the climate transition will continue to evolve across jurisdictions. For instance, as a regulated financial institution with significant operations in the European Union (EU), we will be disclosing a significant amount of new sustainability and climate-related data over the next year at the firmwide level.

»

Beginning this year, we are required to disclose a Green Asset Ratio, which has been established by European regulatory authorities as a key performance indicator for measuring the proportion of EU Taxonomy-aligned on-balance-sheet exposure in relation to total assets.

»

We have also undertaken, and will continue, a rigorous process to help ensure full analysis and vetting of information to comply with new disclosure requirements beginning in 2025 pursuant to the EU Corporate Sustainability Reporting Directive, which may ultimately incorporate metrics related to the proponent’s requested “clean-energy-to-fossil-fuel financing ratio”, but we cannot prudently commit to the disclosure of new climate metrics related to our financing activities in this time of significant regulatory developments.

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∎

Furthermore, we have already set financing portfolio carbon intensity targets that cover the relevant sectors (power and energy) where the achievement of said targets is in large part predicated on increasing low carbon technology financing on a relative basis in support of clients that are developing these projects and technologies.

∎

Ultimately, we believe that calculating and disclosing the proponent’s requested “clean-energy-to-fossil-fuel financing ratio” – a version of which is already available through other sources, as the proponent notes – will be of limited long-term incremental value. The proponent’s requested ratio may not align with these anticipated regulatory developments in terms of calculation methodology or otherwise, which in turn could create confusion among investors and other stakeholders and become overly burdensome and unnecessary to calculate if we are required to publish the proponent’s requested ratio alongside new regulatory disclosures.

For more information on our sustainability efforts, see Spotlight on Sustainability.

Item 9. Shareholder Proposal Regarding a GSAM Proxy Voting Review

The Presbyterian Church (U.S.A.), through the Board of Pensions of the Presbyterian Church U.S.A., 100 Witherspoon Street, Louisville, Kentucky 40202, together with a co-filer, Portico Benefit Services, each beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, are the proponents of the following shareholder proposal. The proponents have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponents’ Statement

Goldman Sachs Asset Management (GSAM) is a respected global financial services leader providing multiple investment options for clients addressing environmental, social and governance (ESG) topics.

GSAM understands the materiality of climate risk and its negative impact on companies and the economy, however our voting record on climate-related proposals has dropped dramatically putting us far behind many other investment firms. According to Share Action’s 2022 ranking of the top 68 managers1 voting record on 252 shareholder proposals, GSAM ranked 59th of 68 asset managers assessed, supporting only 35% of overall proposals, and only 56% of environmental resolutions. And in 2023 GSAM votes declined further on climate and racial justice resolutions, for example voting for only 4 climate resolutions out of 65 (according to NPX filings of S&P 500 companies provided by Diligent).

This proxy voting record seems inconsistent with GSAM’s membership in several investing initiatives:

∎

The Principles for Responsible Investment, a global investor network representing more than $120 trillion in assets urges investors to vote on ESG issues and “prioritize addressing systemic sustainability issues”[2].

∎

Climate Action 100+, an investor initiative urging the world’s largest greenhouse gas emitters to reduce emissions consistent with the Paris Agreement, flags votes for its members; Goldman lagged peers, voting for only 3 of 20 flagged proposals[3].

When voting GSAM looks primarily at near-term risk created for a specific company. Such an approach is shortsighted and fails to acknowledge a multitude of physical and transition-related risks.

In addition, proxy voting that appears to ignore the full scope of climate risks creates reputational and business risk for the company, especially with global clients committed to ESG and concerned about the broader economic impact of climate change.

Similarly, we believe diversity issues are of material importance to companies and investors. For years Goldman Sachs has affirmed its commitment to diversity. But the proxy voting record on diversity and inclusion issues did not reflect GSAM’s stated positions on diversity, another concerning misalignment.

We further believe it is GSAM’s fiduciary responsibility to consider the impacts of climate and diversity risks on both portfolio companies and portfolios as a whole and vote accordingly. Thus, we request this special review.

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Resolved: Shareowners request that the Board of Directors initiate a review of both Goldman Sachs Asset Management’s 2023 proxy voting record and proxy voting policies related to diversity and climate change, prepared at reasonable cost, omitting proprietary information.

Supporting statement: Proponents suggest the review include the following among other topics:

∎	Any misalignment of the company’s policy and voting record with the goals of the Paris Agreement, industry initiatives of which Goldman Sachs is part and its own stated policies.

∎	A comparison with the voting record of other major investment firms and mutual funds

∎	Recommendations for strengthening voting guidelines on climate-related issues.

[1]	https://shareaction.org/reports/voting-matters-2022.

[2]	https://www.unpri.org/download?ac=13269

[3]	https://www.climateaction100.org/approach/proxy-season/

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Goldman Sachs is committed to sustainability, including climate transition and inclusive growth, as well as advancing diversity, equity and inclusion, and we have a myriad of policies, practices and disclosures on an enterprise-wide basis in support of these commitments. However, it is important to note that this proposal attempts to link the responsibilities of our Board to the separate voting practices that Goldman Sachs Asset Management (GSAM) exercises on behalf of its clients. As further discussed below, GSAM owes fiduciary duties to its clients that are separate and distinct from the fiduciary duties our Board owes to our shareholders. We believe that this proposal conflates the Board’s oversight responsibilities with GSAM’s fiduciary obligations to its clients.

GSAM is a registered investment adviser that owes fiduciary duties to its clients, which requires that GSAM act in the best interests of its clients. As a fiduciary, GSAM, within its public markets investment business, is committed to promoting and exercising effective stewardship among the companies represented in the portfolios GSAM manages on behalf of its clients. GSAM exercises its shareholder rights via proxy voting, engages with company management and participates in various conferences and industry forums with a focus on promoting long-term shareholder value for its clients. GSAM provides public reporting and disclosures on its website (www.gsam.com) regarding its stewardship approach, including through an annual Stewardship Report, which contains information on the development of GSAM’s proxy voting policy and voting outcomes.

As a result, we believe that the adoption of this proposal impedes GSAM’s fiduciary responsibilities, is unnecessary and is not in the best interests of our firm or our shareholders.

∎

Exercising client shareholder rights via proxy voting is an important element of the public equity portfolio management service GSAM provides to its advisory clients that have authorized GSAM to address such matters on their behalf.

»

GSAM has fiduciary responsibilities under applicable law and is ultimately responsible for voting shares in portfolio companies in the best interests of its advisory clients, which may or may not have the same interests as our shareholders.

»

To assist GSAM in exercising this critical responsibility for public equities, GSAM has developed a customized Global Proxy Voting Policy (the GSAM Voting Policy, available on GSAM’s website at (www.gsam.com)). The GSAM Voting Policy includes customized voting guidelines developed by GSAM’s public portfolio management teams and Global Stewardship Team that embody the positions and factors GSAM generally considers important in casting proxy votes.

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»

GSAM also established the Asset Management Public Markets Business Proxy Voting Council (the Council) to oversee
GSAM’s proxy voting responsibilities. The Council is comprised of stakeholders from the Global Stewardship Team, public equity investment teams, divisional management, Legal and Compliance and is responsible for bringing key stakeholders together annually to review and recommend potential changes to the GSAM Voting Policy and, on an ad hoc basis, discuss any potential changes to the voting process and convene on voting topics that may arise during the year.

∎

GSAM recognizes the effect environmental, social and governance factors can have on investment performance, and it provides public disclosure, both on its website and through its filings with the SEC, regarding its stewardship approach, including the development of its voting policy and voting outcomes.

»	With respect to company proxies voted in accordance with the GSAM Voting Policy, GSAM discloses voting results on its website on a quarterly basis.

»	With respect to GSAM-managed U.S. registered mutual funds, GSAM also discloses voting results in a filing with the SEC and on its website on an annual basis.

»

GSAM publishes an annual Stewardship Report on its website that outlines the efforts of the Global Stewardship Team, which focuses on proxy voting and proactive, outcomes-based engagement initiatives to promote best practices and drive positive change.

»

GSAM can provide clients with portfolio-specific proxy voting and engagement reporting on a quarterly, semi-annual or annual basis, upon request. GSAM has the ability to automate and customize these reports and welcomes the opportunity to discuss the content and frequency of these reports with its clients subject to their needs.

»	In certain cases, clients also have the ability to conduct their own voting or develop customized voting policies specific to their investment needs or goals.

∎

As a result of the fiduciary duties GSAM owes to its clients, we believe that GSAM is best suited to determine the manner in which it votes proxies and that continued adherence to its disclosed voting and investment policies best serves the interests of its advisory clients and, therefore, our shareholders.

Item 10. Shareholder Proposal Regarding a Report on Financial Statement Assumptions Regarding Climate Change

The National Center for Public Policy Research, 2005 Massachusetts Ave. NW, Suite 700, Washington, D.C. 20036, beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

FINANCIAL STATEMENT ASSUMPTIONS AND CLIMATE CHANGE

WHEREAS: Many policymakers, investors and companies have converged on goals including the need to limit global temperature increase to 1.5° C and to reach net zero global greenhouse gas (GHG) emissions by 2050.

The International Energy Agency’s (IEA) Net Zero 2050 Roadmap (NZE) offers a normative, not scientific, energy sector path for net zero GHG emissions. The IEA urges no investment in new fossil supply projects to achieve net zero: “As a share of total energy supply, [fossil fuels] fall from 80% in 2020 to just over 20% in 2050.”1

In line with such assumptions, the Company has a goal to achieve net zero carbon emissions in its operations and supply chain by 2030,2 and has announced that it would “target $750 billion in financing, investing, and advisory activity to nine areas focused on these two priorities….”3 As of March 2021, the Company had already reached “$156 billion of [its] total, including $93 billion dedicated to climate transition.”4 The Company has also made clear its commitment to the Paris Agreement and has “align[ed] [its] financing activities with a net zero by 2050 pathway.”

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ITEMS 4-12. SHAREHOLDER PROPOSALS

These investment decisions presume the normative IEA NZE is possible and is based on true assumptions, but it is unclear what, if any, analysis Goldman Sachs has done to protect company assets should NZE prove unsound.

A 2023 study by the Energy Policy Research Foundation (EPRF) found that net zero advocates have misconstrued the IEA’s position on new oil and gas investment, and that the IEA has made questionable assumptions and milestones for NZE about government policies, energy and carbon prices, behavioral changes, economic growth, and technology maturity.5

The EPRF study found, “Oil and gas play irreplaceable roles in modern civilization that are not reproducible with low- carbon alternatives. The attempt to substitute them with inferior, less efficient, energy sources will have enormous micro- and macroeconomic consequences and profound geopolitical implications.”6

NZE advocates speak in terms of fossil fuels as stranded assets, but no consideration has been given to whether the true stranded assets might be the assets spent on expensive renewable energy options based on faulty assumptions. Should the EPRF’s study prove true, our Company stands to lose its renewable energy investments, plus the costs of reverting back to reliable energy sources. Additionally, it appears that most countries are not really going to outlaw reliable and affordable energy, further making current net-zero stranded-asset theory non-sensical.7

RESOLVED: Shareholders request that the Company’s Board seek an audited report assessing how applying the findings of the Energy Policy Research Foundation and similar studies would affect the assumptions, costs, estimates, and valuations underlying its financial statements, including those related to long-term commodity and carbon prices, remaining asset lives, future asset retirement obligations, capital expenditures and impairments.

The Board should obtain and ensure publication of the report by February 2025, at reasonable cost and omitting proprietary information.

[1]	https://iea.blob.core.windows.net/assets/deebef5d-0c34-4539-9d0c-10b13d840027/NetZeroby2050-ARoadmapfortheGlobalEnergySector_CORR/pdf

[2]	https://www.goldmansachs.com/our-commitments/sustainability/sustainable-finance/our-operational-impact/

[3]	https://www.goldmansachs.com/media-relations/press-releases/2021/announcement-04-mar-2021.html

[4]	https://www.goldmansachs.com/media-relations/press-releases/2021/announcement-04-mar-2021.html

[5]	https://assets.realclear.com/files/2023/06/2205_a_critical_assessment_of_the_ieas_net_zero_scenario_esg_and_the_cessation_of_investment_in_new_ oil_and_gas_fields.pdf

[6]	https://assets.realclear.com/files/2023/06/2205_a_critical_assessment_of_the_ieas_net_zero_scenario_esg_and_the_cessation_of_investment_in_new_ oil_and_gas_fields.pdf

[7]	https://www.reuters.com/sustainability/resistance-green-policies-around-europe-2023-08-10/; https://edition.cnn.com/2023/07/19/china/china-xi-carbon-climate-kerry-intl-hnk/index.html
https://energy.economictimes.indiatimes.com/news/renewable/indias-ambitious-2070-zero-emission-target-needs-10-trillion-investment/96512902;

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

We are committed to supporting our clients with their climate transition strategies. We have long recognized the scale and complexity of the global climate transition, and we have been transparent about the challenges – for example, with respect to data – that have impacted our climate-related reporting. To this end, we have also developed a strategic framework for addressing the risks posed by climate change on our businesses and operations, which is further discussed below and in our 2023 TCFD report.

As a result, in light of our current disclosures and client-centric approach to managing climate-related risk and opportunities, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

Climate-related risk and considerations are part of our broad risk-oversight and governance structure, including across our Board, senior management, and other business and functional groups. We are focused on managing a broad spectrum of financial and nonfinancial risk across our business, including climate-related risks.

∎

We have developed a strategic framework for addressing the risks posed by climate change on our businesses and operations. These risks are incorporated into our firmwide risk taxonomy, which recognizes that climate-related risks may materialize through other risk categories (e.g., Credit and Market Risk, Liquidity and Funding Risk and Operational Risk).

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ITEMS 4-12. SHAREHOLDER PROPOSALS

»

We categorize climate risk into physical risk and transition risk. Physical risk is the risk that asset values may change as a result of changes in the climate, while transition risk is the risk that asset values may change because of changes in climate policies or changes in the underlying economy as it decarbonizes. We have developed methodologies to assess risks, which serve as fundamental elements for quantifying and integrating climate risk into relevant risk management processes across the firm.

»	In addition, we study a variety of climate-change related scenarios to further inform our risk management processes and support our clients’ climate-related objectives.

∎

While our firm is focused on managing climate-related risk, we also aim to capture climate-related opportunities. Our approach to these opportunities, which are subject to similar business selection, due diligence and risk-return analysis as other commercial opportunities, is aligned with the foundational levers of our Sustainable Finance Strategy, including our work with clients and how we manage our firm.

»

Working with Clients: Our sustainability strategy is centered on how we can help our clients achieve their sustainability objectives. We have developed and continue to refine our firmwide One Goldman Sachs commercial model that leverages the full depth and breadth of our franchise, with the goal of bringing the best of Goldman Sachs and our sustainable finance capabilities to our clients.

»

Managing Our Firm: We promote an inclusive workforce, providing our people with the tools, resources and support they need to serve our clients. Our people actively protect the value of our firm, taking care to manage our own global footprint. By extending our commitments and tending to our supply chain, we strive to lead through action to advance sustainable business outcomes over the long term.

For more information on our sustainability efforts, see Spotlight on Sustainability.

Item 11. Shareholder Proposal Regarding Pay Equity Reporting

Mercy Rome, care of Newground Social Investment, 111 Queen Anne Ave. N, #500, Seattle, Washington 98109, together with co-filers Eric and Emily Johnson and the Robert H. and Elizabeth Fergus Foundation, each a beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, are the proponents of the following shareholder proposal. The proponents have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

RESOLVED: Shareholders request that the Goldman Sachs Group, Inc. (“Company”, “Goldman Sachs”, or “Goldman”) report annually on unadjusted median and adjusted pay gaps across race and gender globally, and include associated policy, reputational, competitive, and operational risks – including risks associated with recruiting and retaining diverse key talent. The report should be prepared at reasonable cost, and omit proprietary information, litigation strategy, and legal compliance information.

Ideally, annual reporting would integrate base, bonus, and equity compensation broken out by country, where appropriate, and further differentiate between gender and racial/minority/ethnicity groupings.

Racial/gender pay gaps are the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings.

SUPPORTING STATEMENT

Goldman Sachs has faced substantial scrutiny in recent years for gender pay discrimination, which culminated in a $215 million class-action settlement in May 2023.1 Ongoing pay inequities – which persist across both race and gender at Goldman – pose substantial risks to the Company. For instance, Black workers’ median annual earnings represent just 77% of white wages, while the median income for women working full-time is only 84% that of men. Considering race, Black women earn 76% and Latina women just 63%.2

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ITEMS 4-12. SHAREHOLDER PROPOSALS

At the current trajectory, White women will not reach pay equity until 2059 – three decades from now; Black women not until 2130 – a century from now; and Latina women not until 2224 – two full centuries from now.3

Citigroup estimates that had minority and gender wage gaps been closed 20 years ago, it would have contributed $12 trillion additional dollars to national income.

Studies link diversity in leadership and managing pay equity to superior stock performance as well as higher return on equity.4

Women and minorities clearly face structural bias regarding job opportunity and pay. At Goldman, underrepresented minorities represent 47.0% of the workforce but only 26.7% of executives. Women represent 42.9% of the workforce but only 25.1% of executives.

Best practice pay equity reporting consists of two parts:

1.	Statistically adjusted gaps – which assess whether minorities and non-minorities (both men and women) are paid equally for similar roles.

2.	Unadjusted median pay gaps – which assess equal opportunity for high paying roles.

Currently, Goldman reports neither adjusted nor unadjusted quantitative pay gaps. In contrast, roughly 50% of the nation’s top 100 companies report adjusted gaps, and an increasing number also disclose unadjusted gaps.5

Racial and gender unadjusted median pay gaps are accepted as the valid way to measure pay inequity by the United States Census Bureau, Department of Labor, OECD, and the International Labor Organization. The United Kingdom and Ireland legally mandate disclosure of median gender pay gaps.6

THEREFORE: Because gender and equity pay gaps are inherently unfair, because they have been shown to harm company performance, and because disparity continues to be a serious issue that plagues Goldman Sachs, please vote FOR this commonsense reporting proposal.

~ ~ ~

[1]	https://www.nytimes.com/2023/05/09/business/dealbook/goldman-sachs-discrimination-lawsuit.html

[2]	https://www.census.gov/data/tables/time-series/demo/income-poverty/cps-pinc/pinc-05.html—par_textimage_24

[3]	https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/Racial+Gender+Pay+Scoreca rd+2022+-+Arjuna+Capital.pdf

[4]	Ibid.

[5]	https://diversiq.com/which-sp-500-companies-disclose-gender-pay-equity-data/

[6]	https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/Racial+Gender+Pay+Scoreca rd+2022+-+Arjuna+Capital.pdf

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

We share the proponents’ focus on pay equity. We recognize there is a desire among certain stakeholders for publication of more data regarding pay — and we have already committed to providing additional information. We believe the fundamental underlying issue for our firm and many corporations is the representation of women and diverse professionals both in magnitude and levels of seniority. We remain committed to compensating our employees fairly and equitably and to fostering gender and racial/ethnic diversity and inclusion in our leadership ranks and broader workforce. To this end, we have policies and procedures in place with respect to our hiring, promotion and compensation practices to support these commitments. This includes ensuring compensation decisions are subject to multiple levels of review.

We are also highly focused on providing transparency and accountability to our investors and other stakeholders. For example, we continue to regularly report on the firm’s progress towards our aspirational diversity goals, as well as our annual EEO-1 demographic data. Furthermore, in connection with our 2023 annual meeting commitment, we have published information regarding our gender and race pay gaps on our website at www.gs.com/corpgov.

After taking into account our existing policies and procedures, as well as the publication of a pay equity statement, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

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ITEMS 4-12. SHAREHOLDER PROPOSALS

∎

Our compensation policies and procedures are designed to compensate employees without regard to gender, race, ethnicity or other protected categories. It is the firm’s practice to annually review employee compensation prior to its finalization. More specifically, our Legal and Human Resource functions conduct a robust compensation analysis, the purpose of which is to help ensure the firm continues to pay employees comparable compensation for similar work.

∎

We believe that reporting median pay gaps on an unadjusted basis, as requested in the proposal, does not provide information that is accurate or useful, as it does not take into account factors such as an employee’s role, tenure, location or impact. These factors, among others, are necessary to consider when evaluating whether employees are comparably compensated for similar work.

∎	As part of our continued commitment to enhanced transparency and accountability, we have published additional information regarding our gender and race pay gaps on our website at www.gs.com/corpgov.

∎	This pay equity statement is the next step on the firm’s journey of enhanced transparency and accountability regarding our workforce.

»

Since 2021, we have published our People Strategy Report annually (available at www.gs.com), which provides tangible indicators of our progress on our people-related goals, including expanded EEO-1 disclosure and progress on our aspirational diversity goals. We will continue to publish information regarding our gender and race pay gaps in our People Strategy Report or comparable publication on an annual basis going forward.

For more information on our compensation philosophy generally, see Compensation Matters. For more information on our racial and gender equity initiatives, see www.gs.com/racialequity and www.gs.com/whenwomenlead.

Item 12. Shareholder Proposal Regarding Director Election Resignation Bylaw

The New York City Carpenters Pension Fund, 395 Hudson Street, 9th Floor, New York, New York 10014, beneficial owner of at least $25,000 in market value of the company’s Common Stock for at least one year, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

Director Election Resignation Bylaw Proposal:

Resolved: That the shareholders of Goldman Sachs Group Inc. (“Company”) hereby request that the board of directors take the necessary action to adopt a director election resignation bylaw that requires each director nominee to submit an irrevocable conditional resignation to the Company to be effective upon the director’s failure to receive the required shareholder majority vote support in an uncontested election. The proposed resignation bylaw shall require the Board to accept a tendered resignation absent the finding of a compelling reason or reasons to not accept the resignation. Further, if the Board does not accept a tendered resignation and the director remains as a “holdover” director, the resignation bylaw shall stipulate that should a “holdover” director fail to be re-elected at the next annual election of directors, that director’s new tendered resignation will be automatically effective 30 days after the certification of the election vote. The Board shall report the reasons for its actions to accept or reject a tendered resignation in a Form 8-K filing with the U.S. Securities and Exchange Commission.

Supporting Statement: The Proposal requests that the Board establish a director resignation bylaw to enhance director accountability. The Company has established in its bylaws a majority vote standard for use in an uncontested director election, an election in which the number of nominees equal the number of open board seats. Under applicable state corporate law, a director’s term extends until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Therefore, an incumbent director who fails to receive the required vote for election under a majority vote standard continues to serve as a “holdover” director until the next meeting of shareholders. A Company governance policy currently addresses the continued status of an incumbent director who fails to be re-elected by requiring such director to tender his or her resignation for Board consideration.

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ITEMS 4-12. SHAREHOLDER PROPOSALS

The new director resignation bylaw will set a more demanding standard of review for addressing director resignations then that contained in the Company’s resignation governance policy. The resignation bylaw will require the reviewing directors to articulate a compelling reason or reasons for not accepting a tendered resignation and allowing an un-elected director to continue to serve as a “holdover” director. Importantly, if a director’s resignation is not accepted and he or she continues as a “holdover” director but again fails to be elected at the next annual meeting of shareholders, that director’s new tendered resignation will be automatically effective 30 days following the election vote certification. While providing the Board latitude to accept or not accept the initial resignation of an incumbent director that fails to receive majority vote support, the amended bylaw will establish the shareholder vote as the final word when a continuing “holdover” director is not re-elected. The Proposal’s enhancement of the director resignation process will establish shareholder voting in director elections as a more consequential governance right.

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our directors take very seriously their fiduciary obligation to act in the best interests of our firm and our shareholders. Director accountability is a critical element of this. Importantly, we already have in our By-Laws a majority voting standard for uncontested elections that includes a director resignation policy.

As a result, taking into account our current By-Laws, our robust director nomination process and corporate governance best practices, as well as the fact that our shareholders have not expressed any significant concerns regarding our director resignation policy to date, we believe the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

Pursuant to our existing By-Laws, a director that does not receive majority support must immediately tender his or her resignation to the Board. The Board, excluding the impacted director, will promptly determine, through a process managed by our Governance Committee, which is comprised of independent directors, whether to accept the resignation. Our By-Laws provide that the Board must accept the resignation unless a significant reason exists for the director to remain on the Board. Furthermore, in the event the Board determines to reject a director’s tendered resignation, this determination and the Board’s rationale must be disclosed in a Form 8-K filed with the SEC.

∎

Our governance structure establishes strong protections of shareholder rights and promotes director accountability. For example, in addition to our majority voting bylaw, we have annual election of all directors, no poison pill, a shareholder right to call special meetings, a shareholder right of proxy access, no supermajority vote requirements in our governing documents, a commitment to independent board leadership, individual director evaluations and a robust re-nomination process.

∎	As such, we do not believe amending our By-Laws in the unnecessarily prescriptive manner set forth in the proposal will provide any additional value to our shareholders.

For more information about our Board, including our director nomination processes, see Corporate Governance.

96	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place various policies that provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of a director or executive officer, or known 5% shareholders).

Under this policy, transactions that exceed $120,000 in which a related person has, may have or may be deemed to have a direct or indirect material interest are submitted to the Designated Reviewers (the Chairs of the Governance, Audit and Risk Committees) or our full Governance Committee for review and approval, as applicable. Certain transactions, including employment relationships, ordinary course banking, brokerage, investment, lending and other services, payment of certain regulatory filing fees and certain other ordinary course non-preferential transactions, have been determined by the Governance Committee to be preapproved transactions, and thus do not require specific review and approval under the policy (although these transactions must be reported to our Governance Committee and may still be submitted for review and approval if deemed appropriate).

In reviewing and determining whether to approve a related person transaction, the following factors, among others, are considered:

∎	Whether the transaction is in the interests of us and our shareholders;

∎	Whether the transaction would impair the independence of an independent director;

∎

Whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of the transaction and any other relevant factors;

∎	Whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

∎	The business reasons for the transaction;

∎	Any reputational issues; and

∎	Whether the transaction is material, taking into account the significance of the transaction to our investors.

All of the transactions and relationships reported under —Certain Relationships and Transactions were determined, under the mechanisms of the Related Person Transactions Policy, to be in the best interests of our firm and our shareholders.

In addition to our policies on director independence and related person transactions, we also maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director with a financial firm, our Board will consider, among other things, the legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Transactions

Brokerage and Banking Services

Some of our directors and executive officers (and persons or entities affiliated with them) have brokerage and/or discretionary accounts at our broker-dealer affiliates and may utilize other ordinary course banking or lending products (such as credit cards) offered by GS Bank. Certain family office entities affiliated with directors may from time to time invest in certificates or other derivative or structured products issued by Goldman Sachs and its affiliates on substantially the same terms and conditions as other similarly-situated clients. Extensions of credit by GS Bank that do not involve more than the normal risk of collectability and do not present other unfavorable features have been and may be made to certain of our directors and executive officers (and persons or entities affiliated with them) in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to our firm, and in each case in compliance with relevant laws and regulations.

Firm-Managed Funds and Other Investments

We have established private investment funds (Employee Funds) to permit our employees (and in certain cases, retired employees) to participate in our private equity, hedge fund and other similar activities by investing in or alongside funds and investments that we manage or sponsor for independent investors and/or for our firm. We believe the opportunity to make such investments helps to promote teamwork and collaboration across the firm and provides alignment with the firm’s strategy to grow the alternatives business. Investment decisions for the Employee Funds are made by the investment teams or committees that are fiduciaries for such funds, and no executive officers are members of such investment teams or committees.

The Employee Funds generally maintain diversified investment portfolios, and these investment opportunities do not affect the incentives of our executive officers under our compensation program. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers, or limited the amount of participation, and in some cases participation may be limited to individuals eligible to invest pursuant to applicable law.

Certain of the Employee Funds provide applicable investors with an interest in the overrides we receive for managing the funds for independent investors (Overrides); the level of Override for which applicable investors may be eligible may vary based on certain criteria. Employee Funds generally do not require our current or retired PMDs and other current or retired employees to pay management fees and do not deduct Overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs, retired PMDs and/or other current employees on a fee-free or reduced fee basis.

Distributions and redemptions exceeding $120,000 from Employee Funds made to our 2023 executive officers (or persons or entities affiliated with them) during 2023, consisting of profits and other income and return of amounts initially invested (excluding Overrides, which are discussed below), were approximately, in the aggregate, as follows: Mr. Solomon – $6.5 million; Mr. Waldron – $1.7 million; Mr. Coleman – $1.9 million; Ms. Ruemmler – $300,000; Mr. Berlinski – $351,000; John F.W. Rogers (Executive Vice President) – $2.3 million; and Brian Lee (Chief Risk Officer) - $600,000.

Overrides distributed to our 2023 executive officers (or persons or entities affiliated with them) during 2023 were approximately, in the aggregate, as follows: Mr. Solomon – $332,000; Mr. Waldron – $209,000; Mr. Coleman – $42,000; Ms. Ruemmler – $60,000; Mr. Berlinski – $30,000; Mr. Rogers – $175,000; Ericka Leslie (Chief Administrative Officer during 2023) – $50,000; Mr. Lee – $86,000; and Sheara Fredman (Chief Accounting Officer) – $31,000.

Subject to applicable laws, in addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investments who are neither directors nor employees. In certain of these

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

funds, including certain Employee Funds, our directors and executive officers may own in the aggregate more than 10% of the interests in these funds.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

Transactions with Director- and Executive Officer-Affiliated Entities

We take very seriously any actual or perceived conflicts of interest, and we critically evaluate all potential transactions and relationships that may involve directors or executive officers or entities affiliated with them.

Mr. Mittal is the Executive Chairman and former CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 40% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading (such as acting as a derivative counterparty from time to time) and other financial services to ArcelorMittal and its affiliates, including as described below.

Goldman Sachs participates in a $5.5 billion five-year revolving credit facility for ArcelorMittal. Under this $5.5 billion facility, Goldman Sachs has agreed to lend to ArcelorMittal up to $170 million at an interest rate of SOFR + 720 basis points (which rate may vary depending on ArcelorMittal’s credit ratings). Goldman Sachs currently has no loan outstanding under this facility.

Goldman Sachs also participates in a $212.5 million credit facility for an entity in which ArcelorMittal is an approximately 25% shareholder. Under the facility, Goldman Sachs has agreed to lend up to approximately $22.5 million at an interest rate of SOFR + 450 basis points (which rate may vary based on a credit spread adjustment). This credit facility is currently partially drawn, resulting in an approximately $19.4 million loan from Goldman Sachs outstanding under this facility. In addition, from March 2023 to February 2024, Goldman Sachs acted as riskless principal in connection with approximately $290 million of on-exchange divestments by ArcelorMittal of its shareholding in an entity in which it was a minority shareholder.

Each of these transactions was conducted, and all of these services were provided, on an arm’s-length basis.

Mr. Ogunlesi is the Chairman and Chief Executive Officer of Global Infrastructure Partners LLC (together with its affiliates, GIP). In connection with his role at GIP, Mr. Ogunlesi is entitled to less than 5% of the total profit of the funds that participated in the following transactions, and he also has a direct or indirect interest in such funds amounting to less than 0.02% of each such fund.

In May 2023, Goldman Sachs acted as an underwriter in an approximately $300 million public common stock offering for a company in which a fund managed by GIP was a selling shareholder. Such fund received approximately $145 million of the proceeds of the offering. In addition, in August 2023, Goldman Sachs purchased for resale in an SEC-registered trade approximately $288 million of stock in such company from the fund managed by GIP as selling shareholder. Goldman Sachs’ relationship with this company pre-dates GIP’s investment therein. In March 2024, Goldman Sachs also acted as an underwriter in an approximately $3 billion public debt offering for BlackRock Inc., the proceeds of which are intended to fund a portion of BlackRock’s acquisition of GIP.

Each of these transactions was conducted, and all of these services were provided, on an arm’s-length basis.

During 2023, Goldman Sachs continued its consulting relationship with the company for which the spouse of Mr. Rogers serves as CEO and managing partner; the service agreement provides for annual fees of approximately $1 million for the provision of advice and insights in support of the firm’s business strategy in China. This consulting relationship was entered into on an arm’s-length basis.

5% Shareholders

For information on transactions involving Goldman Sachs, on the one hand, and BlackRock, Inc., State Street Corporation or The Vanguard Group, on the other, see footnotes (a), (b) and (c) under Beneficial Ownership—Beneficial Owners of More than Five Percent.

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BENEFICIAL OWNERSHIP

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of February 26, 2024 regarding beneficial ownership of Common Stock by each director, nominee and NEO, as well as by all directors, nominees, NEOs and other executive officers as a group as of such date. The table below contains information regarding ownership not only of our Common Stock, but also of vested RSUs where applicable. It does not include PSUs, unvested RSUs or SVC Awards.

Name	Number of Shares of Common Stock Beneficially Owned(a)(b)

David Solomon(c)	141,752

John Waldron(c)	94,927

Denis Coleman(c)	47,754

Kathryn Ruemmler(c)	6,501

Philip Berlinski(c)	27,884

Michele Burns	26,397

Mark Flaherty	17,361

Kimberley Harris	2,600

Kevin Johnson	1,590

Ellen Kullman	13,057

Lakshmi Mittal	52,922

Thomas Montag(c)	207,179

Adebayo Ogunlesi	29,883

Peter Oppenheimer	25,114

Jan Tighe	7,161

Jessica Uhl	2,738

David Viniar(c)	974,109

All directors, nominees, NEOs and other executive officers as a group (20 persons)(d)	1,855,956

(a)

For purposes of this table and the Beneficial Owners of More than Five Percent table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs, we have also included in this table shares of Common Stock underlying vested RSUs. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

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BENEFICIAL OWNERSHIP

The shares of Common Stock underlying vested RSUs included in the table above are as follows:

Name	RSUs

David Solomon(c)	0

John Waldron(c)	0

Denis Coleman(c)	14,069

Kathryn Ruemmler(c)	0

Philip Berlinski(c)	2,481

Michele Burns	26,397

Mark Flaherty	16,346

Kimberley Harris	2,600

Kevin Johnson	1,590

Ellen Kullman	13,057

Lakshmi Mittal	37,922

Thomas Montag(c)	463

Adebayo Ogunlesi	27,883

Peter Oppenheimer	23,114

Jan Tighe	7,161

Jessica Uhl	2,738

David Viniar(c)	21,705

All directors, nominees, NEOs and other executive officers as a group (20 persons)(d)	197,526

(b)

Except as discussed in footnotes (c) and (d) below, all of our directors, nominees, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, nominee, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of February 26, 2024. The group consisting of all directors, nominees, NEOs and other executive officers as of February 26, 2024 beneficially owned approximately 0.57% of the outstanding shares of Common Stock (0.51% not including vested RSUs as of such date).

(c)

Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of February 26, 2024, each of Messrs. Solomon and Waldron was a party to our Shareholders’ Agreement and a member of our Shareholders’ Committee; however, each disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement other than those specified above for each NEO individually. For a discussion of our Shareholders’ Agreement, see Frequently Asked Questions—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs for which voting power and dispositive power is shared, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Solomon – 17,242 shares, Mr. Coleman – 4,118 shares and Mr. Berlinski – 6,995 shares; similarly, with respect to Mr. Viniar – 323,979 shares and Mr. Montag – 55,466 shares. Each NEO or Messrs. Viniar and Montag, as applicable, shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(d)

Includes an aggregate of 123,186 shares of Common Stock beneficially owned by these individuals indirectly through certain estate planning vehicles for which voting power and dispositive power is shared, an aggregate of 210,062 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of these individuals and an aggregate of 142,300 shares of Common Stock beneficially owned by the private charitable foundations of which certain of these individuals are trustees. Each of these individuals shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

Each current executive officer is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

See Compensation Matters—Compensation Discussion and Analysis—Other Compensation Policies and Practices for a discussion of our executive stock ownership guidelines and retention requirements.

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BENEFICIAL OWNERSHIP

Beneficial Owners of More than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of February 26, 2024 the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (#)	Percent of Class (%)

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	23,010,145(a)	7.09

State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, Massachusetts 02114	19,616,360(b)	6.04

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	28,546,582(c)	8.80

(a)

This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013, Amendment No. 1 to such filing filed with the SEC on February 4, 2014, Amendment No. 2 to such filing filed with the SEC on February 9, 2015, Amendment No. 3 to such filing filed with the SEC on February 10, 2016, Amendment No. 4 to such filing filed with the SEC on January 24, 2017, Amendment No. 5 to such filing filed with the SEC on January 25, 2018, Amendment No. 6 to such filing filed with the SEC on February 4, 2019, Amendment No. 7 to such filing filed with the SEC on February 5, 2020, Amendment No. 8 to such filing filed with the SEC on January 29, 2021, Amendment No. 9 to such filing filed with the SEC on February 1, 2022, Amendment No. 10 to such filing filed with the SEC on February 7, 2023 and Amendment No. 11 to such filing filed with the SEC on January 26, 2024 by BlackRock, Inc. and certain subsidiaries. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. Affiliates of BlackRock, Inc. are investment managers for certain investment options under our 401(k) Plan and certain GS Pension Plan assets. BlackRock’s affiliates’ engagement is unrelated to BlackRock’s Common Stock ownership. In addition, their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(b)

This information has been derived from the Schedule 13G filed with the SEC on February 12, 2021, Amendment No. 1 to such filing filed with the SEC on February 14, 2022, Amendment No. 2 to such filing filed with the SEC on February 6, 2023 and Amendment No. 3 to such filing filed with the SEC on January 30, 2024 by State Street Corporation and certain subsidiaries. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to, and engage in ordinary course trading, brokerage, asset management (including, but not limited to, State Street’s role as fund administrator, custodian or lender for certain of our funds) or other transactions or arrangements with State Street Corporation and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. State Street Global Advisors is an investment manager for certain investment options under our 401(k) Plan. State Street Global Advisors’ engagements are unrelated to State Street’s Common Stock ownership. Their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(c)

This information has been derived from the Schedule 13G filed with the SEC on February 10, 2016, Amendment No. 1 to such filing filed with the SEC on February 13, 2017, Amendment No. 2 to such filing filed with the SEC on February 9, 2018, Amendment No. 3 to such filing filed with the SEC on February 11, 2019, Amendment No. 4 to such filing filed with the SEC on February 12, 2020, Amendment No. 5 to such filing filed with the SEC on February 10, 2021, Amendment No. 6 to such filing filed with the SEC on February 9, 2022, Amendment No. 7 to such filing filed with the SEC on February 9, 2023 and Amendment No. 8 to such filing filed with the SEC on February 13, 2024 by The Vanguard Group and certain subsidiaries. We and our affiliates engage in ordinary course trading, asset management, arrangements relating to the placement of the firm’s investment funds or other transactions or arrangements with, and may from time to time provide other ordinary course lending or other financial services to, The Vanguard Group and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. The Vanguard Group is an investment manager to mutual funds that are investment options in our 401(k) Plan and certain tax qualified plans for employees of certain of our affiliates, including The 401(k) Savings Plan and the GreenSky Trade Credit LLC 401(k) Plan. The selection of the Vanguard mutual funds as investment options for each plan is unrelated to Vanguard’s Common Stock ownership. In the case of The 401(k) Savings Plan and the GreenSky Trade Credit LLC 401(k) Plan, a third-party investment manager who is not affiliated with GS is responsible for fund selection and selected the Vanguard mutual funds. We believe that the fees paid to The Vanguard Group through the Vanguard mutual funds are the same as the fees that are paid by the other holders of the same share classes of those funds.

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ADDITIONAL INFORMATION

Additional Information

How to Contact Us

Across our shareholder base there is a wide variety of viewpoints about matters affecting our firm. We meet and speak with our shareholders and other stakeholders throughout the year. Board-level engagement is led by our Lead Director and may include other directors as appropriate. Any interested party may contact us through the following channels:

OUR DIRECTORS	INVESTOR RELATIONS	BUSINESS INTEGRITY PROGRAM

Communicate with our directors,
including our Lead Director, Committee
Chairs or Independent Directors
as a group

Mail correspondence to:

John F. W. Rogers

Secretary to the Board of Directors

The Goldman Sachs Group, Inc.

200 West Street

New York, NY 10282

Reach out to our Investor Relations team at any time Email: gs-investor-relations@gs.com Phone: (+1) 212-902-0300

You may contact us, or any member
of our Board upon request, in each case
in a confidential or anonymous manner,
through the firm’s reporting hotline
under our Policy on Reporting of Concerns
Regarding Accounting and Other Matters

Phone:

(+1) 866-520-4056

Policy is available on our website at www.gs.com/business-integrity-program

Corporate Governance and Other Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

∎	Restated Certificate of Incorporation

∎	Amended and Restated By-Laws

∎	Corporate Governance Guidelines

∎	Code of Business Conduct and Ethics

∎	Policy Regarding Director Independence Determinations

∎	Charters of our Audit, Compensation, Governance, Public Responsibilities and Risk Committees

∎	Compensation Principles

∎	Statement on Policy Engagement and Political Participation and access to our disclosures of Federal Lobbying Costs

∎	Information about our Business Integrity Program, including our Policy on Reporting of Concerns Regarding Accounting and Other Matters

∎	Sustainability Reporting (including Sustainability, People Strategy, pay equity information, SASB and TCFD reporting) and Environmental Policy Framework

∎	Audit Report: Goldman Sachs’ Efforts To Advance Equity and Opportunity for Underserved Communities

∎	Report on Review of Arbitration Program

∎	Statement on Human Rights and Statement on Modern Slavery and Human Trafficking

∎	Business Principles and Core Values

References to our website or other links to our publications or other information are provided for the convenience of our shareholders. None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.

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ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of Goldman Sachs. No member of our Compensation Committee or our Board is, or was in 2023, an executive officer of another entity at which one of our executive officers serves, or served in 2023, on either the board of directors or the compensation committee. For information about related person transactions involving members of our Compensation Committee, see Certain Relationships and Related Transactions.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports if not filed by the firm on their behalf. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of these reports, and on written representations from our reporting persons, we believe that all such reports that were required to be filed under Section 16(a) during 2023 were timely filed.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2023 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance— Item 1. Election of Directors—Our Directors; Corporate Governance—Item 1. Election of Directors—Independence of Directors; Corporate Governance—Structure of our Board and Governance Practices—Our Board Committees— Audit; Compensation Matters—Compensation Discussion and Analysis; Compensation Matters—Executive Compensation; Compensation Matters—Compensation Committee Report; Compensation Matters—Pay Ratio Disclosure; Compensation Matters—Director Compensation Program; Audit Matters—Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2024; Certain Relationships and Related Transactions; Beneficial Ownership; Additional Information—Compensation Committee Interlocks and Insider Participation; Additional Information—Section 16(a) Reports; Frequently Asked Questions—How do I obtain more information about Goldman Sachs? and Frequently Asked Questions—How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

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FREQUENTLY ASKED QUESTIONS

Frequently Asked Questions

What are some common terms and acronyms used in this Proxy Statement?

Annual Meeting	Goldman Sachs Annual Meeting of Shareholders to be held on April 24, 2024

Assessment Framework	Compensation Committee Assessment Framework used to provide greater definition to and transparency regarding the key factors considered by the Committee to assess firm performance in the context of compensation decisions for our NEOs and Management Committee

BVPS	Book Value Per Common Share

By-Laws	Amended and Restated By-Laws

CD&A	Compensation Discussion and Analysis

CET1	Common equity tier one capital

CLO	Chief Legal Officer

Common Stock	Common shares of The Goldman Sachs Group, Inc.

CRO	Chief Risk Officer

EPS	Diluted Earnings Per Common Share

ESG	Environmental, social and governance

Exchange Act	U.S. Securities Exchange Act of 1934, as amended

Executive Leadership Team	Our Chief Executive Officer (CEO), our Chief Operating Officer (COO) and our Chief Financial Officer (CFO)

Goldman Sachs, our firm, we, us, GS and our	The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries

Governance Committee	Corporate Governance and Nominating Committee

GS Gives	Goldman Sachs Gives

HCM	Human Capital Management

IR	Investor Relations

NEO	Named Executive Officer. For 2023, our NEOs are: David Solomon, John Waldron, Denis Coleman, Kathryn Ruemmler and Philip Berlinski

NYSE	New York Stock Exchange

Peers	Our Peers consist of our U.S. Peers (Bank of America Corporation (BAC), Citigroup Inc. (C), JPMorgan Chase & Co. (JPM), Morgan Stanley (MS), The Bank of New York Mellon Corporation (BK) and Wells Fargo & Company (WFC)) and our European Peers (Barclays PLC (BARC), Deutsche Bank AG (DB) and UBS Group AG (UBS))

PMD	Participating Managing Director

Proxy Statement	Goldman Sachs Proxy Statement filed with the SEC in connection with the 2024 Annual Meeting

PSU	Performance-based RSU

PwC	PricewaterhouseCoopers LLP

ROE	Return on Average Common Shareholders’ Equity

ROTE	Return on Average Tangible Common Shareholders’ Equity

RSU	Restricted stock unit

Say on Pay Vote	Our annual advisory vote to approve NEO compensation

SEC	U.S. Securities and Exchange Commission

Shares at Risk	Shares (generally after applicable tax withholding) that are subject to transfer restrictions, which generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions)

SVC Awards	Shareholder Value Creation Awards

TSR	Total Shareholder Return, including dividends reinvested without payment of any commission

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FREQUENTLY ASKED QUESTIONS

When and where is our Annual Meeting?

We will be holding our Annual Meeting on Wednesday, April 24, 2024, at 8:30 a.m., Salt Lake City time, at our office at 222 South Main Street, 14th Floor, Salt Lake City, Utah 84101. Upon arrival, please follow signage for security and entry into the meeting.

How can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person by following the procedures in our Proxy Statement. Our Annual Meeting is held in an accessible facility; assisted listening devices will be available upon request.

Will our Annual Meeting be webcast?

Our Annual Meeting will be available through an audio-only webcast, which will be accessible to the public at www.gs.com/proxymaterials. Anyone can listen to the Annual Meeting through the webcast, but you will not be able to participate in the meeting.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

∎	Our Notice of 2024 Annual Meeting of Shareholders;

∎	Our Proxy Statement; and

∎	Our 2023 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By March 15, 2024, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-

time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2023 Annual Report to Shareholders, which will be sent on or about March 19, 2024.

How do I ask a question at our Annual Meeting?

Shareholders as of our record date who attend the Annual Meeting in person will be able to ask questions during the designated portion of our Annual Meeting, in accordance with our Rules of Conduct. Shareholders may be limited to three questions each to allow us the opportunity to answer other questions at the meeting.

How will proposals be presented at the Annual Meeting?

Our Chairman and CEO will chair our Annual Meeting and will present the Election of Directors and other management proposals as described herein. Each of the proponents of the shareholder proposals described herein (or their designated representative) will be provided with the opportunity to present their proposal in person at the meeting.

What do I need to bring to attend the Annual Meeting?

Photo Identification. Anyone wishing to gain admission to our Annual Meeting must provide a form of government-issued photo identification, such as a driver’s license or passport.

Proof of Ownership

∎	Shareholders of Record: No additional document regarding proof of ownership is required.

∎	Beneficial Owner of Shares Held in Street Name: You or your representative must bring an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on February 26, 2024.

Additional Documentation for an Authorized Representative. Any shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing their authority with respect to the shares.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

Failure to follow any of these procedures may delay your entry into or prevent you from being admitted to our Annual Meeting. Please contact us via shareholderproposals@gs.com at least five business days in advance of our Annual Meeting if you would like

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FREQUENTLY ASKED QUESTIONS

to confirm you have proper documentation or if you have other questions about attending our Annual Meeting.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on February 26, 2024, the record date for our Annual Meeting.

As of February 26, 2024, there were 324,527,112 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:

Computershare

P.O. Box 43078

Providence, RI 02940-3078

U.S. and Canada: 1-800-419-2595

International: 1-201-680-6541

www.computershare.com

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

How do I vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.

	If You are a Shareholder of Record	If You are a Beneficial Owner of Shares Held in Street Name

By Internet(a) (24 hours a day)	www.proxyvote.com	www.proxyvote.com

By Telephone(a) (24 hours a day)	1-800-690-6903	1-800-454-8683

By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

At our Annual Meeting	Instructions on attending our Annual Meeting in person can be found above	To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

(a)

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

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FREQUENTLY ASKED QUESTIONS

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

∎	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

∎	By signing and returning a new proxy card with a later date;

∎	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

∎	By attending and voting at our Annual Meeting.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, which must be received no later than 5:00 p.m., Eastern Time, on April 23, 2024. If you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to shareholderproposals@gs.com. Please ensure to confirm receipt of your revocation.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

Can I confirm that my vote was cast in accordance with my instructions?

Shareholder of Record. Our shareholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance practices and a key means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on April 9, 2024, with the final vote tabulation available through June 24, 2024. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the control number we have provided to you and receive confirmation on how your vote was cast.

Beneficial Owner of Shares Held in Street Name.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, the ability to confirm your vote may be affected by the rules and procedures of your bank, brokerage firm, broker-dealer or other similar organization and the confirmation will not confirm whether your bank, broker or other entity allocated the correct number of shares to you.

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com.

If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions?

Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name. If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.

∎

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of our independent registered public accounting firm, NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs) that have not received voting instructions

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FREQUENTLY ASKED QUESTIONS

from their customers ten days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of our independent registered public accounting firm. This is known as broker-discretionary voting.

»	If your broker is Goldman Sachs & Co. LLC or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

»	For shares of Common Stock held in retail accounts at Goldman Sachs & Co. LLC for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman Sachs & Co. LLC.

∎	All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of February 26, 2024, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in the PCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote and to vote on any other matters that may come before our Annual Meeting as the proxy holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of February 26, 2024, 7,971,568 shares of Common Stock were beneficially owned by the parties to the Shareholders’ Agreement. Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to the agreement that are owned by any other party. As of February 26, 2024, 7,322,017 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement (representing approximately 2.26% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about April 12, 2024.

Other than this Shareholders’ Agreement (which covers our Chairman and CEO, who is also a director), there are no voting agreements by or among any of our directors.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	109

FREQUENTLY ASKED QUESTIONS

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

What vote is required for adoption or approval of each matter to be voted on?

Proposal	Vote Required	Directors’ Recommendation

Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees

Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy and entitled to vote on the matter	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution

Ratification of PwC as Our Independent Registered Public Accounting Firm for 2024	Majority of the shares present in person or represented by proxy and entitled to vote on the matter	FOR the ratification of the appointment of PwC Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment

Shareholder Proposals	Majority of the shares present in person or represented by proxy (for each shareholder proposal) and entitled to vote on the matter	AGAINST each shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST each shareholder proposal

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes

Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect

Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Ratification of PwC as Our Independent Registered Public Accounting Firm for 2024	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Shareholder Proposals	FOR, AGAINST or ABSTAIN (for each shareholder proposal)	Treated as a vote AGAINST the proposal	No	No effect

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of February 26, 2024 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from April 15, 2024 to April 23, 2024.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of our independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

110	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

FREQUENTLY ASKED QUESTIONS

If I abstain, what happens to my vote?

If you choose to abstain from voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST. If you choose to abstain from voting on any other matter at our Annual Meeting, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

When will Goldman Sachs next hold an advisory vote on the frequency of Say on Pay votes?

The next advisory vote on the frequency of Say on Pay votes will be held no later than our 2029 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2023 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2023 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance, Public Responsibilities and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; email: gs-investor- relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www. gs.com/shareholders.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2023 Annual Report to Shareholders are available on our website at: www. gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. You may do so when you vote through www.proxyvote. com or at www.investordelivery.com and by following the instructions.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit proxies telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman Sachs & Co. LLC and other similar institutions, for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2023 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2023 Annual Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor- relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences through the Broadridge Householding Election system at 1-866-540-7095 using the control number we have provided to you.

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	111

FREQUENTLY ASKED QUESTIONS

How can I recommend a director candidate to our Governance Committee?

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates.

Shareholders who wish to recommend director candidates for consideration by our Governance Committee may do so by submitting in writing such candidates’ names to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

How can I submit a Rule 14a-8 shareholder proposal at the 2025 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2025 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Friday, November 15, 2024. Please ensure that receipt of your proposal is confirmed. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

Shareholders who wish to submit a “proxy access” nomination for inclusion in our proxy statement in connection with our 2025 Annual Meeting of Shareholders may do so by submitting in writing a Nomination Notice, in compliance with the procedures and along with the other information required by our By-Laws, to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, no earlier than October 16, 2024 and no later than November 15, 2024. Please ensure that receipt of your submission is confirmed.

In accordance with our By-Laws, for other matters (including director nominees not proposed pursuant to proxy access) not included in our proxy materials to be properly brought before the 2025 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors,

in compliance with the procedures and along with the other information required by our By-Laws, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2024 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-Laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 25, 2024 and no later than January 24, 2025. Please ensure that receipt of your submission is confirmed.

Shareholders providing notice to the company under the SEC’s Rule 14a-19 who intend to solicit proxies in support of nominees submitted under our advance notice By-Laws for the 2025 Annual Meeting must comply with this deadline, the requirements of our By-Laws and the additional requirements of Rule 14a-19(b).

112	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

ANNEX A: CALCULATION OF NON-GAAP MEASURES AND OTHER INFORMATION

Annex A: Calculation of Non-GAAP Measures and Other Information

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

ROE is calculated by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. ROTE is calculated by dividing net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

Unaudited ($ in Millions)	Average for the Year Ended December 31, 2023

Total shareholders’ equity	116,699

Preferred stock	(10,895)

Common shareholders’ equity	105,804

Goodwill	(6,147)

Identifiable intangible assets	(1,736)

Tangible common shareholders’ equity	97,921

Impact of Selected Items and FDIC Special Assessment Fee

$ in Millions, Except Per Share Amounts	For the Year Ended December 31, 2023

Pre-tax earnings:

AWM historical principal investments	$(2,076)

GreenSky	(1,227)

Marcus loans portfolio	233

Personal Financial Management (PFM)	276

General Motors (GM) Card	(65)

FDIC special assessment fee	(529)

Total impact to pre-tax earnings	$(3,388)

Impact to net earnings	$(2,781)

Impact to EPS	$(8.04)

Impact to ROE	(2.6)pp

Includes selected items that the firm has sold or is selling related to the firm’s narrowing of its ambitions in consumer-related activities and related to Asset & Wealth Management, including its transition to a less capital intensive business. Pre-tax earnings for 2023 for each selected item include the operating results of the item and additionally, (i) for the Marcus loans portfolio, a net mark-down of $367 million in net revenues and a reserve reduction of $442 million in provision for credit losses related to the sale of substantially all of the portfolio, (ii) for GreenSky, a mark-

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	A-1

ANNEX A: CALCULATION OF NON-GAAP MEASURES AND OTHER INFORMATION

down of $200 million in net revenues and a reserve reduction of $637 million in provision for credit losses (both related to the pending sale of the GreenSky point-of-sale loan portfolio), a write-down of intangibles of $506 million and an impairment of goodwill of $504 million related to Consumer platforms, (iii) for PFM, a gain of $349 million related to the sale of the business, and (iv) for GM Card, a reserve reduction of $160 million in provision for credit losses related to the transfer of the GM Card portfolio to held for sale. Historical principal investments include consolidated investment entities and other legacy investments the firm intends to exit over the medium term (medium term refers to a three to five year time horizon from year-end 2022).

In 4Q23, the firm recognized a pre-tax expense of $529 million for the expected aggregate special assessments to be collected by the FDIC to recover the losses to the deposit insurance fund resulting from the receiverships of Silicon Valley Bank and Signature Bank.

Net earnings reflects the effective income tax rate for the respective segment of each selected item and the allocation of the FDIC special assessment fee, adjusted for a write-off of deferred tax assets related to GreenSky.

A-2	Goldman Sachs | Proxy Statement for the 2024 Annual Meeting of Shareholders

ANNEX B: ADDITIONAL DETAILS ON DIRECTOR INDEPENDENCE

Annex B: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

Category (Revenues, payments or donations by our firm must not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues (CGR))	Position During 2023	Director	Percent of 2023 CGR

Ordinary Course Business Transactions (last 3 years) Between Goldman Sachs and an entity with which a director or their immediate family member is or was affiliated as specified	Executive Officer (for-profit entity)	∎ Harris ∎ Mittal and his family member(s) ∎ Montag ∎ Ogunlesi	Aggregate 2023 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.20% of such other entity’s 2023 consolidated gross revenues

	Employee (for profit entity)	None	N/A

	Officer/Employee (not-for-profit entity)	None	N/A

Charitable Donations (during 2023) Made in the ordinary course by Goldman Sachs (including our matching gift program), The Goldman Sachs Foundation or the donor advised funds under GS Gives program	Officer/ Employee/ Trustee/ Board Member (not-for-profit entity)	Generally all independent directors and certain of their family members	Aggregate 2023 donations by us to such organization, if any, in each case did not exceed $425,000 or did not exceed 0.70% of such other organization’s 2023 consolidated gross revenues

Client Relationships (last 3 years)

Director or his or her immediate family

member is a client on substantially

the same terms as other similarly situated clients (for example, brokerage accounts and investment in funds managed or sponsored by us in those accounts)

N/A

∎  Burns and her family member(s)

∎  Harris and her family member(s)

∎  Kullman and her family member(s)

∎  Mittal and his family member(s)

∎  Montag and his family member(s)

∎  Ogunlesi and his family member(s)

∎  Oppenheimer and his family member(s)

∎  Tighe and her family member(s)

∎  Viniar and his family member(s)

Aggregate 2023 revenues to us from each of these accounts did not exceed 0.01% of our 2023 consolidated gross revenues

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	B-1

DIRECTIONS TO OUR 2024 ANNUAL MEETING OF SHAREHOLDERS

Directions to our 2024 Annual Meeting of Shareholders

Located at our office at:

222 South Main Street

14th Floor

Salt Lake City, Utah 84101

Please follow signage for the Annual Meeting in the building lobby for security and entry.

Public Transport

∎	TRAX stop located at: Gallivan Plaza, Main Street at 275 South, Salt Lake City

Driving Directions

From SLC International Airport

∎	Head west on North Terminal Drive

∎	Continue straight and make slight right onto Terminal Drive

∎	Continue straight on Terminal Drive

∎	Take I-80 East ramp on the left to City Center/Ogden/Provo

∎	Keep left at fork, follow signs for I-80 East and merge onto I-80 East

∎	Take exit 121 for 600 South

∎	Merge onto 600 South

∎	Turn left onto West Temple

∎	Turn right onto 200 South

Parking is available at the ABM Parking Garage (on 200 South between West Temple and Main Street near Hotel Monaco)

Proxy Statement for the 2024 Annual Meeting of Shareholders | Goldman Sachs	C-1

Mix paper from responsible sources FSC www.fsc.org FSC C132107

This proxy is printed using vegetable-based inks on elemental chlorine-free paper.

   THE GOLDMAN SACHS GROUP, INC.

   200 WEST STREET

   NEW YORK, NEW YORK 10282

THE GOLDMAN SACHS GROUP, INC.

ANNUAL MEETING FOR HOLDERS

AS OF 2/26/24 TO BE HELD ON 4/24/24

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 21, 2024 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on April 23, 2024. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 21, 2024 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on April 23, 2024. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by April 16, 2024 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V30019-Z87020-Z87019-P06294    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 THE GOLDMAN SACHS GROUP, INC.

Matters to be voted on:
The Board of Directors recommends you vote FOR proposal 1:			For	Against	Abstain
1.	Election of Directors

	1a.	Michele Burns	☐	☐	☐

	1b.	Mark Flaherty	☐	☐	☐

	1c.	Kimberley Harris	☐	☐	☐

	1d.	Kevin Johnson	☐	☐	☐

	1e.	Ellen Kullman	☐	☐	☐

	1f.	Lakshmi Mittal	☐	☐	☐

	1g.	Thomas Montag	☐	☐	☐

	1h.	Peter Oppenheimer	☐	☐	☐

	1i.	David Solomon	☐	☐	☐

	1j.	Jan Tighe	☐	☐	☐

	1k.	David Viniar	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain
2.	Advisory Vote to Approve Executive Compensation (Say on Pay)		☐	☐	☐

		For	Against	Abstain
3.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2024	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposals 4-12:		For	Against	Abstain
4.	Shareholder Proposal Regarding a Policy for an Independent Chair	☐	☐	☐
5.	Shareholder Proposal Regarding a Transparency In Lobbying Report	☐	☐	☐

6.	Shareholder Proposal Regarding Outcome Report on Efforts Regarding Protected Classes of Employees	☐	☐	☐

7.	Shareholder Proposal Regarding Environmental Justice Impact Assessment	☐	☐	☐

8.	Shareholder Proposal Regarding Disclosure of Clean Energy Supply Financing Ratio	☐	☐	☐

9.	Shareholder Proposal Regarding a GSAM Proxy Voting Review	☐	☐	☐

10.	Shareholder Proposal Regarding a Report on Financial Statement Assumptions Regarding Climate Change	☐	☐	☐

11.	Shareholder Proposal Regarding Pay Equity Reporting	☐	☐	☐

12.	Shareholder Proposal Regarding Director Election Resignation Bylaw	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice and Proxy Statement and the 2023 Annual Report to Shareholders are available at: www.proxyvote.com

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V30020-Z87020-Z87019-P06294

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: APRIL 24, 2024

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David Solomon and David Viniar, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2024 Annual Meeting of Shareholders to be held on April 24, 2024 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2024 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2023 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return (or submit electronically) this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2) and (3), “AGAINST” Proposals (4), (5), (6), (7), (8), (9), (10), (11) and (12) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern Time on April 23, 2024.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by The Bank of New York Mellon Corporation, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan, and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the February 26, 2024 record date. You must indicate how the shares allocated to the account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern Time on April 21, 2024. If you (i) sign and return (or submit electronically) this form but do not give any direction or (ii) fail to sign and return (or submit electronically) this form or vote by Internet or telephone, the shares allocated to the account will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote should you decide to attend and vote at the Annual Meeting.